As filed with the Securities and Exchange Commission on June 25, 2004

Registration Statement No. 333-9564

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

POST-EFFECTIVE AMENDMENT NO. 2

TO

REGISTRATION STATEMENT

UNDER

SCHEDULE B

OF

THE SECURITIES ACT OF 1933

THE EXPORT-IMPORT BANK OF KOREA

(Name of Registrant)

THE REPUBLIC OF KOREA

(Co-Signatory)

Names and Addresses of Authorized Representatives:

Pyung-Ku Lee Or Soon-Sik Ryoo Duly Authorized Representatives in the United States of the Export-Import Bank of Korea 460 Park Avenue, 8th Floor New York, New York 10022	Hi-Su Lee Duly Authorized Representative In the United States of The Republic of Korea 335 East 45th Street New York, New York 10017

Copies to:

Jinduk Han, Esq.

Cleary, Gottlieb, Steen & Hamilton

39th Floor, Bank of China Tower

One Garden Road

Hong Kong

The securities registered hereby will be offered on a delayed or continuous basis pursuant to the procedures set forth in Securities Act Release Nos. 33-6240 and 33-6424.

EXPLANATORY NOTE

This registration statement relates to US$3,000,000,000 aggregate amount of debt securities (with or without warrants) of The Export-Import Bank of Korea to be offered from time to time as separate issues on terms and in the manner to be specified in a prospectus supplement to be delivered in connection with each such offering. The prospectus constituting a part of this registration statement relates to the debt securities (with or without warrants) registered hereunder and US$740,000,000 aggregate principal amount of debt securities (with or without warrants) registered under Registration Statement No. 333-5954 (including an aggregate principal amount of US$640,000,000 of debt securities that may be sold by us from time to time in a continuous offering designated Medium-Term Notes, Series A, Due Not Less Than Nine Months From Date of Issue (the “MTNs”)).

This registration statement contains a form of prospectus supplement filed as Exhibit K to this registration statement to be used in connection with the sale by us of the MTNs in a continuous offering.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 25, 2004

PROSPECTUS

The Export-Import Bank of Korea

$3,000,000,000

Debt Securities

Warrants to Purchase Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2004

CERTAIN DEFINED TERMS AND CONVENTIONS

All references to “Korea” or the “Republic” contained in this prospectus mean The Republic of Korea. All references to the “Government” mean the government of Korea. All references to the “Bank” mean The Export-Import Bank of Korea.

Unless otherwise indicated, all references to “won”, “Won” or “(Won)” contained in this prospectus are to the currency of Korea, and references to “U.S. dollars”, “Dollars”, “$” or “US$” are to the currency of the United States of America.

In this prospectus, where information has been prepared in thousands, millions or billions of units, amounts may have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. All discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for our general operations.

THE EXPORT-IMPORT BANK OF KOREA

Overview

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended (the “KEXIM Act”). Since our establishment, we have been promoting the export and competitiveness of Korean goods and services in international markets. To this end, we have introduced financing facilities and implemented lending policies that are responsive to the needs of Korean exporters.

Our primary purpose, as stated in the KEXIM Act, is to “promote the sound development of the national economy and economic cooperation with foreign countries by extending the financial aid required for export and import transactions, overseas investment and the development of natural resources abroad.” Over the years, we have developed financing facilities and lending policies that are consistent with the Government’s overall economic planning. In the latter part of the 1980s, as a result of changing trade conditions and the increased internationalization of the Korean economy, overseas investment credits and import credits were promoted and began to constitute a significant portion of our business.

As of December 31, 2003, we had (Won)8,520 billion of outstanding loans, including (Won)6,141 billion of outstanding export credit loans, (Won)1,228 billion of outstanding overseas investment credit loans and (Won)688 billion of outstanding import credit loans, as compared to (Won)7,651 billion of outstanding loans, including (Won)6,283 billion of outstanding export credit loans, (Won)739 billion of outstanding overseas investment credit loans and (Won)358 billion of outstanding import credit loans as of December 31, 2002.

Our operations are subject to the close supervision of the Government. The Government’s determination each fiscal year regarding the amount of financial support to extend to us, in the form of loans, contributions to capital or transfers of our income to reserves, plays an important role in determining our lending capacity. The Government has the power to appoint or dismiss our President, Deputy President, Executive Directors and Auditor. Moreover, the Minister of Finance and Economy of the Republic has, on behalf of the Republic, signed the registration statement of which this Prospectus forms a part.

The Government supports our operations pursuant to Article 37 of the KEXIM Act. Article 37 of the KEXIM Act provides that “the annual net losses of the Export-Import Bank of Korea shall be offset each year by the reserve, and if the reserve be insufficient, the Government shall provide funds to cover the deficit.” As a result of the KEXIM Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserves, consisting of our surplus and capital surplus items, are insufficient to cover any of our annual net losses. In light of the above, if we have insufficient funds to make any payment under any of our obligations, including the debt securities covered by this prospectus, the Government would take appropriate steps, such as by making a capital contribution, by allocating funds or by taking other action, to enable us to make such payment when due. The provisions of Article 37 do not, however, constitute a direct guarantee by the Government of our obligations, and the provisions of the KEXIM Act, including Article 37, may be amended at any time by action of the National Assembly.

Capitalization

As of December 31, 2003, our authorized capital was (Won)4,000 billion and capitalization was as follows:

	December 31, 2003(1)
	(billions of Won)
Long-Term Debt(2)(3)(4) :
Borrowings in Korean Won	(Won)	110.0
Borrowings in Foreign Currencies		1,831.5
Export-Import Financing Debentures		4,279.6

Total Long-term Debt		6,221.1

Capital and Reserves:
Paid-in Capital(5)		2,765.8
Legal Reserve(6)		107.4
Voluntary Reserve(6)		235.1
Unappropriated Retained Earnings		44.1
Capital Adjustments		26.1

Total Capital and Reserve	(Won)	3,178.5

Total Capitalisation(6)	(Won)	9,399.6

(1)	Except as described in this prospectus, since December 31, 2003, there has been no material adverse change in our capitalization.
(2)	We have translated borrowings in foreign currencies into Won at the rate of (Won)1,197.8 to US$1.00, which was the market average exchange rate, as announced by the Seoul Monetary Brokerage Services Ltd., on December 31, 2003.
(3)	As of December 31, 2003, we had contingent liabilities totaling (Won)17,528 billion under outstanding guarantees issued on behalf of our clients. For further information relating to our contingent liabilities under outstanding guarantees as of December 31, 2003, see “Notes to Non-Consolidated Financial Statements of December 31, 2002 and 2003—Note 13”. See also “Notes to Non-Consolidated Financial Statements of December 31, 2002 and 2003—Notes 15” for a description of our contingencies and commitments as of December 31, 2003.
(4)	See “Sources of Funding” for an explanation of these sources of funds. All the borrowings of the Bank, whether domestic or international, are unsecured and unguaranteed.
(5)	Authorized ordinary share capital is (Won)4,000 billion and issued fully-paid ordinary share capital is (Won)2,765.8 billion. See “Government Support and Supervision—Government Support”.
(6)	See “Government Support and Supervision” for a description of the manner in which annual net income is transferred to the legal reserve and may be transferred to the voluntary reserve.

Business

Purpose and Authority

We were established in 1976 as a special governmental financial institution pursuant to the KEXIM Act. The KEXIM Act, the Enforcement Decree of the KEXIM Act (the “KEXIM Decree”) and our Articles of Incorporation (the “By-laws”) define and regulate our powers and authority. We are treated as a special juridical entity under Korean law and are not subject to certain of the laws regulating activities of commercial banks.

We were established, as stated in the KEXIM Act, to “promote the sound development of the national economy and economic cooperation with foreign countries by extending the financial aid required for export and import transactions, overseas investment and the development of natural resources abroad.” As an instrument in serving the Government’s public policy objectives, we do not seek to maximize our profits. We do, however, strive to maintain a level of profitability to strengthen our equity base in order to support the growth in the volume of our business.

Our primary purpose has been the provision of loans to facilitate Korean exports of capital goods and technical services. Most of our activities have been carried out pursuant to this authority and we characterize such loans as export credits. In September 1998, the Government amended the KEXIM Act and KEXIM Decree to expand the types of goods eligible for export credits that we may extend to include non-capital goods and to permit us to provide certain trade financing for transactions that require less than six months for completion.

We have the authority to undertake a range of other financial activities. These fall into three principal categories:

•	overseas investment credits;

•	import credits; and

•	guarantee facilities.

Overseas investment credits consist of loans to finance Korean overseas investments and projects. Import credits include the extension of loans to finance Korean imports of essential materials and natural resources. Guarantee facilities are made available to support the obligations of Korean exporters and importers.

We also have the authority to administer, on behalf of the Government, the Government’s Economic Development Cooperation Fund and the Inter-Korea Cooperation Fund, formerly known as South and North Korea Co-operation Fund.

We may also undertake other business activities incidental to the foregoing, including currency and interest rate swap transactions. We have engaged in such swap transactions for hedging purposes only

Government Support and Supervision

The Government’s determination each fiscal year, regarding the amount of financial support to extend to us, plays an important role in determining our lending capacity. Such support has included loans, contributions to capital and transfers of our income to reserves.

In 1986, the National Assembly amended the KEXIM Act, increasing our authorized capital from (Won)500 billion to (Won)1,000 billion. In December 1997, as a result of an amendment of the KEXIM Act by the National Assembly, our authorized capital was further increased to (Won)2,000 billion. The Government increased our authorized capital further to (Won)4,000 billion in September 1998. In June 2003, the Government contributed (Won)20 billion in cash to our capital. In December 2003, the Government contributed (Won)20 billion in cash to our capital. Taking into account these capital contributions, as of December 31, 2003, our total paid-in capital was (Won)2,765.8 billion, compared to

(Won)2,725.8 billion as of December 31, 2002. Pursuant to the KEXIM Act, only the Government, The Bank of Korea, the Korea Development Bank, certain designated domestic banking institutions, exporters’ associations and international financial organizations may contribute to our paid-in capital. As of December 31, 2003, the Government directly owned 52.3% of our paid-in capital and indirectly owned, through The Bank of Korea and the Korea Development Bank, 42.1% and 5.6%, respectively, of our paid-in capital. See “The Export-Import Bank of Korea—Financial Statements and the Auditors—Notes to Non-Consolidated Financial Statements of December 31, 2003 and 2002—Note 16”.

In addition to contributions to our capital, the Government provides funding for our financing activities. The Government, directly and through The Bank of Korea and the Korea Development Bank, has made loans available to us for our lending activities.

The Government also supports our operation pursuant to Articles 36 and 37 of the KEXIM Act. Article 36 of the KEXIM Act and our Articles provide that we shall apply our net income earned during each fiscal year, after deduction of depreciation expense for such fiscal year, in the following manner and in order of priority:

•	first, 20% of such net income is transferred to our legal reserve until the total amount of our legal reserve equals the total amount of our paid-in capital;

•	second, if the Minister of Finance and Economy approves such distribution, the balance of any such net income, after such transfer to the legal reserve, is distributed to the institutions, other than the Government, that have contributed to our capital (up to a maximum 15% annual dividend rate); and

•	third, the remaining balance of any such net income is distributed in whatever manner our Operations Committee determines and the Minister of Finance and Economy approves, such as additions to our voluntary reserve. As of December 31, 2003, we had a legal reserve of (Won)107 billion and a voluntary reserve of (Won)235 billion.

Article 37 of the KEXIM Act provides that “the annual net losses of the Export-Import Bank of Korea shall be offset each year by the reserve, and if the reserve be insufficient, the Government shall provide funds to cover the deficit.” As a result of the KEXIM Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserves are insufficient to cover any of our annual net losses. In light of this provision, if we have insufficient funds to make any payment under any of our obligations, the Government would take appropriate steps by making a capital contribution, by allocating funds or by taking other action to enable us to make such payment when due. The provisions of Article 37 do not, however, constitute a direct guarantee by the Government of our obligations, and the provisions of the KEXIM Act, including Article 37, may be amended at any time by action of the National Assembly

The Government closely supervises our operations including in the following ways:

•	the President of the Republic appoints our President upon the recommendation of the Minister of Finance and Economy;

•	the Minister of Finance and Economy appoints our Deputy President and Executive Directors upon the recommendation of our President;

•	one month prior to the beginning of each fiscal year, we must submit our proposed program of operations and budget for the fiscal year to the Minister of Finance and Economy for his approval;

•	the Minister of Finance and Economy must approve our operating manual, which sets out guidelines for all principal operating matters, including the range of permitted financings;

•	the Board of Audit and Inspection, a Government department, examines our settlement of accounts annually;

•	the Minister of Finance and Economy and the Financial Supervisory Commission together have broad authority to require reports from us on any matter and to examine our books, records and other documents. On the basis of the reports and examinations, the Minister of Finance and Economy may issue any orders it deems necessary to enforce the KEXIM Act or delegate examinations to the Financial Supervisory Commission;

•	the Financial Supervisory Commission may supervise our operations to ensure managerial soundness based upon the KEXIM Decree and the Bank Supervisory Regulations of the Financial Supervisory Commission and may issue orders deemed necessary for such supervision;

•	we must submit our annual report to the Ministry of Finance and Economy within two months after the end of each fiscal year and to the National Assembly within nine months after the end of each fiscal year outlining our operations and analyzing our activities during the relevant fiscal year; and

•	we may amend our By-laws and operating manual only with the approval of the Minister of Finance and Economy.

Selected Financial Statement Data

You should read the following financial statement data together with our financial statements and notes included in this prospectus:

	Year Ended December, 31
	1999		2000		2001		2002		2003
	(billions of Won)
Income Statement Data
Total Interest Income	(Won)	1,016.9	(Won)	826.6	(Won)	598.0	(Won)	447.6	(Won)	370.6
Total Interest Expense		789.9		649.0		476.3		299.1		260.0
Net Interest Income		218.0		177.6		121.7		148.5		110.6
Total Revenues		1,417.9		1,257.1		783.2		641.7		693.3
Total Expenses		1,400.7		1,243.0		773.8		570.8		631.8
Income before Income Taxes		17.2		14.1		9.4		70.9		61.5
Income Tax Benefit (expense)		(4.9)		(4.8)		0.4		(16.6)		(17.4)
Net Income		12.1		9.2		9.8		54.3		44.1

	As of December 31,
	1999		2000		2001		2002		2003
	(billions of Won)
Balance Sheet Data
Total Loans(1)	(Won)	9,249.6	(Won)	7,703.4	(Won)	8,228.4	(Won)	7,651.0	(Won)	8,519.9
Total Borrowings(2)		10,931.6		7,906.9		7,583.9		7,318.0		7,740.9
Total Assets		14,630.8		12,018.5		11,070.9		10,606.5		11,281.6
Total Liabilities		11,646.3		9,338.2		8,300.9		7,796.9		8,103.1
Total Shareholders’ Equity(3)		2,984.5		2,680.2		2,770.0		2,809.6		3,178.5

(1)	Includes bills bought, foreign exchange bought and others without present value discounts.
(2)	Includes debentures.
(3)	Includes unappropriated retained earnings.

2003

We had net income of (Won)44.1 billion in 2003 compared to net income of (Won)54.3 billion in 2002.

The principal factors for the decrease in net income in 2003 included:

•	a decrease of (Won)38 billion in net interest income; this decrease primarily reflected a decrease in interest income from loans and securities, which more than offset a decrease in interest expense from borrowings, each of which was primarily attributable to lower interest rates in 2003 compared to 2002; and

•	new reserves of (Won)91 billion in respect of guarantees; these new reserves resulted from a change in our reserve policies for guarantees; effective December 31, 2003, we established reserves for guarantees extended to companies classified as normal and precautionary at the rates of 0.5% and 2.0%, respectively; in 2002, we did not set aside reserves for guarantees extended to companies classified as normal and precautionary.

The above factors were partially offset by net gain on disposition of available-for-sale securities of (Won)50 billion and a decrease in loan loss reserves by (Won)35 billion in 2003.

As of December 31, 2003, our total assets increased by 6.4% to (Won)11,282 billion from (Won)10,607 billion as of December 31, 2002 primarily due to a 28.5% increase in loans in foreign currencies to (Won)6,194 billion in 2003 from (Won)4,820 billion in 2002. The increase in loans in foreign currencies was primarily due to increases in foreign currency loans to manufacturing companies and to wholesale and retail sectors, taken together, by 69.7% to (Won)3,066 billion in 2003 from (Won)1,806 billion in 2002, which was partially offset by a 55.2% decrease in foreign currency loans to banks to (Won)480 billion in 2003 from (Won)1,071 billion in 2002.

As of December 31, 2003, our total liabilities increased by 3.9% to (Won)8,103 billion from (Won)7,797 billion as of December 31, 2002. The increase in liabilities was primarily due to a 60.7% increase in debentures to (Won)4,280 billion in 2003 from (Won)2,664 billion in 2002, which was partially offset by a 25.6% decrease in borrowings to (Won)3,461 billion in 2003 from (Won)4,654 billion in 2002.

The increase in assets and liabilities is primarily due to an increase in the volume of loans and debt. The value of the Won against the Dollar increased in 2003 compared to 2002, which partially offset the effect of the increase in the volume of loans and debt. A majority of our assets and liabilities consists of foreign currency loans and debt.

As of December 31, 2003, our total shareholders’ equity increased by 13.1% to (Won)3,179 billion from (Won)2,810 billion as of December 31, 2002 due to an increase in paid-in capital through the Government’s (Won)40 billion injection and an increase in retained earnings by (Won)44 billion as well as an increase in gain on valuation of available-for-sale securities by (Won)285 billion.

2002

We had net income of (Won)54.3 billion in 2002 compared to net income of (Won)9.8 billion in 2001.

The principal factors for the increase in net income in 2002 included:

•	a decrease of (Won)44.7 billion in loan loss reserves primarily due to enhanced asset quality; and

•	an increase of (Won)26.8 billion in net interest income; this increase primarily reflected a decrease in interest expense due to significant debenture repayments and lower interest rates in 2002 compared to 2001, which more than offset a decrease in interest income from loans and securities resulting from lower interest rates in 2002 compared to 2001.

The above factors were partially offset by net loss on disposition of available-for-sale securities of (Won)20.9 billion in 2002.

As of December 31, 2002, our total assets decreased by 4.2% to (Won)10,607 billion from (Won)11,071 billion as of December 31, 2001 primarily due to a 12.4% decrease in loans in Korean Won and foreign currencies to (Won)6,635 billion in 2002 from (Won)7,577 billion in 2001 and a 39.8% decrease in call loans to (Won)560 billion in 2002 from (Won)931 billion in 2001, which was partially offset by a 777.8% increase in foreign currency loans to banks to (Won)1,071 billion in 2002 from (Won)122 billion in 2001.

As of December 31, 2002, our total liabilities decreased by 6.1% to (Won)7,797 billion from (Won)8,301 billion as of December 31, 2001. The decrease in liabilities was primarily due to a 15.0% decrease in debentures to (Won)2,664 billion in 2002 from (Won)3,135 billion in 2001, which was partially offset by a 4.6% increase in borrowings to (Won)4,654 billion in 2002 from (Won)4,449 billion in 2001.

The decrease in assets and liabilities is primarily due to a decrease in the volume of loans and debt as well as an increase in the value of the Won against the Dollar in 2002 compared to 2001. A majority of our assets and liabilities consists of foreign currency loans and debt.

As of December 31, 2002, our total shareholders’ equity increased by 1.4% to (Won)2,810 billion from (Won)2,770 billion as of December 31, 2001 due to an increase in paid-in capital by the Government’s (Won)50 billion injection and an increase in retained earnings through (Won)54 billion, which more than offset an increase in loss on valuation of available-for-sale securities by (Won)65 billion.

Operations

Loan Operations

Our primary objective since our establishment has been to promote the export and competitiveness of Korean goods and services in international markets. To this end, we have introduced financing facilities and implemented lending policies that are responsive to the needs of Korean exporters. Over the years, we have also developed financing facilities and lending policies that are consistent with the Government’s overall economic planning. In the latter part of the 1980s, as a result of changing trade conditions and the increased internationalization of the Korean economy, overseas investment credits and import credits were promoted and began to constitute a significant portion of our business.

Before approving a credit, we consider:

•	economic benefits to the Republic;

•	the industry’s rank in the order of priorities established by the Government’s export-import policy;

•	credit risk associated with the loans to be extended; and

•	the goal of diversifying our lending activities.

The KEXIM Act and the By-laws provide that we may extend credit only where repayment “is considered probable.” Accordingly, we carefully investigate the financial position of each prospective borrower and the technical and financial aspects of the project to be financed, and a loan is made only if we believe there is reasonable assurance of repayment. See “Credit Policies, Credit Approval and Risk Management—Credit Approval”.

We are required by the KEXIM Act and the By-laws to make loans with original maturities of not less than six months and not more than 25 years. In September 1998, the Government amended the KEXIM Act and KEXIM Decree permitting us to provide trade financing for transactions that require less than six months for completion. The overall average life of our loans is approximately 2 years.

In 2003, we provided total loans of (Won)9,290 billion, an increase of 10.9% from the previous year while our loan commitments amounted to (Won)11,894 billion, an increase of 57.7% from the previous year. The increase in loan disbursements is attributable to increases in disbursements of import credits and overseas investment credits, which increased by 89.6% and 97.8%, respectively, from the previous year. The increase in disbursements of import credits was mainly due to an increase in demand for financing of raw materials, which were used for export and domestic consumption. The increase in disbursements of overseas investment credits was due to the growth of overseas direct investment (including direct investment in China) by Korean firms in 2003.

The following table sets out the total amounts of our outstanding loans, categorized by type of credit:

	As of December 31,
	2001		2002		2003		As % of 2003 Total
	(billions of Won)
Export Credits(1)
Ships	(Won)	1,508.7	(Won)	1,600.0	(Won)	1,188.1	13.9%
Industrial Plants		2,689.9		2,326.3		1,642.3	19.3
Machinery		854.3		421.5		469.2	5.5
Foreign Exchange Bought		33.2		485.8		360.5	4.2
Trade Bill Rediscount		460.6		403.7		489.9	5.8
Others(2)		1,001.7		1,045.2		1,991.3	23.4

Sub-total		6,548.4		6,282.5		6,141.3	72.1

Overseas Investment Credits		791.3		738.7		1,228.0	14.4
Import Credits		330.1		357.7		687.9	8.1
Others		558.7		272.1		462.7	5.4

Total	(Won)	8,228.5	(Won)	7,651.0	(Won)	8,519.9	100.0%

(1)	Includes bills bought.
(2)	Includes relending facility, offshore loans, etc.

Source: Internal accounting records

The following table sets out our new loan commitments, categorized by type of credit:

New Loan Commitments by Type of Credit

	As of December 31,
	2001		2002		2003		As % of 2003 Total
	(billions of Won)
Export Credits(1)
Ships	(Won)	2,688.9	(Won)	1,888.2	(Won)	2,377.1	20.0%
Industrial Plants		1,780.5		159.9		725.0	6.1
Machinery		1,022.7		821.5		1,996.3	16.8
Foreign Exchange Bought		69.4		616.0		776.0	6.5
Trade Bill Rediscount		1,305.0		1,489.0		1,585.5	13.3
Others(2)		983.4		1,552.2		2,693.6	22.6

Sub-total		7,849.9		6,526.8		10,153.3	85.4

Overseas Investment Credits		147.8		529.1		806.4	6.8
Import Credits		182.3		484.9		934.8	7.9

Total	(Won)	8,180.0	(Won)	7,540.8	(Won)	11,894.5	100.0%

(1)	Includes bills bought.
(2)	Includes relending facility, offshore loans, etc.

Source: Internal accounting records

Export Credits

We offer export credits to either domestic suppliers or foreign buyers to finance export transactions. Such financing programs for domestic suppliers include export loans, technical service credits, small business export credits, rediscount on trade bills, relending facilities and project finance. Export credits to foreign buyers include direct loans and project finance. As of December 31, 2003, export credits in the amount of (Won)6,141 billion represented 72.1% of our total outstanding loans.

Our new commitments for export credits in 2003 amounted to (Won)10,153 billion, an increase of 55.6% from (Won)6,527 billion in 2002. This increase in new commitments for export credits was due to an increase in demand for loan financing from export companies.

We offer export credits to Korean manufacturers and exporters in order to provide them with the funds required for the construction and export of Korean capital goods and technical services designated in our operating manual. Capital goods eligible for export credit financings currently include ships, industrial plants, industrial machinery and overseas construction projects. With respect to eligible items supported by our export credits, ships have traditionally had the largest share of our export credit operations. In September 1998, the Government amended the KEXIM Act to expand the types of goods eligible for our export credits to include non-capital goods.

We offer export loans and technical service credits to domestic suppliers at fixed (no less than the Commercial Interest Reference Rate) or floating rates of interest with maturities of up to twelve years for ships and maturities of varying terms, from two to fifteen years, for financings of other eligible items. We typically require a minimum down payment of 20% of the contract amount for ship export financings and a minimum down payment of 15% for financings of other eligible items. When the credit rating of a prospective borrower does not meet our internal rating criteria, these export credits are secured by promissory notes issued in connection with the relevant transaction, or letters of guarantees or letters of credit issued or confirmed by a creditworthy international bank or the importer’s government or central bank. Other terms and conditions under such export credit facilities must be in accordance with the Arrangement on Guidelines for Officially Supported Export Credits by the Organization for Economic Cooperation and Development. We offer direct loans to foreign buyers under similar terms and conditions as export credit financings to domestic suppliers. We offer relending facilities to overseas banks to facilitate the import by foreign importers of Korean manufactured goods. We offer relending facilities at fixed rates of interest with maturities of up to ten years.

Overseas Investment Credits

We extend overseas investment credits to either Korean companies or foreign companies in which a Korean company has an equity share, to finance investments in eligible overseas businesses and projects. Such financing programs include:

•	overseas operation credits to foreign companies in which a Korean company has an equity share in the form of funds for purchasing equipment or working capital;

•	overseas investment credits to Korean companies that invest overseas in the form of equity participation or long-term loans;

•	overseas project credits to Korean companies engaged in overseas business to procure materials required for installing, expanding or operating equipment or facilities; and

•	major resources development credits to Korean companies that explore natural resources and acquire overseas mining rights.

As of December 31, 2003, overseas investment credits amounted to (Won)1,228 billion, representing 14.4% of our total outstanding loans.

Our disbursements and commitments of overseas investment credits in 2003 increased by 97.8% to (Won)788 billion and by 52.4% to (Won)806 billion, respectively, over the previous year. Most of the overseas investment credits were loans to foreign companies in which a Korean company has an equity share.

Proposals for overseas investment credits to finance the acquisition of important materials or the development of natural resources for the Korean economy, as determined by the Government, are given priority, together with projects that promote the export of Korean goods and services. As a result, projects financed by our overseas investment credit program have been mainly in the fields of manufacturing or development of natural resources.

We offer overseas investment credits financed in Won at either fixed or floating rates of interest. If such financing is in a foreign currency, we offer fixed or floating rates of interest with maturities up to ten years (with a three-year grace period on repayment). Such facilities may require security in the form of a bank guarantee, pledge or mortgage on the borrower’s local assets. Depending upon the size of the borrower, we will provide up to 90% of the financing required for the overseas investment project.

Import Credits

We offer import credits to Korean companies that directly import essential materials and natural resources whose stable and timely supply is required for the national economy, or to Korean companies that import such items after developing them overseas. Import credits are extended for importation of eligible items, including nuclear fuels, mineral ores, crude oil, lumber, wood pulp, grains, cotton, sugar, and equipment and machinery for research and development, and for use in advanced technological industries.

As of December 31, 2003, import credits in the amount of (Won)688 billion represented 8.1% of our total outstanding loans. New commitments and disbursements of import credits amounted to (Won)935 billion and (Won)956 billion, respectively, in 2003, an increase of 92.8% and 89.6%, respectively, over the previous year mainly due to the increased demand in financing for raw materials used for export and domestic consumption. Our efforts to improve the import credit program also contributed to the increase in new commitments and disbursements of import credits, as we expanded the eligible items for import credits and launched a revolving line of credit program.

We offer import credits at either fixed or floating rates of interest with maturities up to ten years for equipment and machinery and shorter maturities of up to two years for other items, which may require security in the form of a bank guarantee, pledge or mortgage on the borrower’s local assets. Depending upon the size of the borrower, we will provide up to 90% of the import contract amount.

Guarantee Operations

We provide guarantees in favor of Korean commercial banks and foreign banks or foreign importers in respect of the obligations of Korean exporters in order to facilitate export and import financings. Such guarantee programs for Korean exporters and importers include (1) financial guarantees to co-financing banks that provide loans for transactions that satisfy our eligibility requirements and (2) project-related guarantees to foreign importers for the performance of Korean exporters on eligible projects in the form of bid bonds, advance payment bonds, performance bonds and retention bonds. Guarantee commitments we made in 2003 amounted to (Won)16,218 billion, an increase of 79.2% over the previous year. Guarantees we confirmed in 2003 totaled (Won)13,208 billion, an increase of 93.8% over the previous year.

We mainly issue project-related guarantees, which include:

•	advanced payment guarantees that are issued to overseas importers of Korean goods and services to support obligations to refund down payments made to Korean exporters in the event of a failure to deliver the goods to be exported; and

•	performance guarantees that are issued to foreign importers to support the performance by Korean exporters of their contractual obligations.

In 2003, we issued project related confirmed guarantees in the amount of (Won)12,431 billion, an increase of 87.4% over the previous year, mainly due to an increasing need for advance payment guarantees arising from the increasingly active shipbuilding sector.

We also issue letters of credit to foreign exporters to assist in the financing of projects approved in connection with import credit loans, and to Korean exporters to assist in the financing of projects approved in connection with export credit loans.

For further information regarding our guarantee and letter of credit operations, see “Notes to Non-Consolidated Financial Statements of December 31, 2002 and 2003—Note 13”.

Government Account Operations

Economic Development Co-operation Fund

In 1987, the Government established the Economic Development Co-operation Fund (the “EDCF”) to provide loans, at concessional interest rates, to governments or agencies of developing countries for projects that contribute to industrial development or economic stabilization of such countries. We administer the EDCF on behalf of the Government and are responsible for project appraisal, documentation and administrative work relating to the EDCF Loans. The EDCF business accounts are maintained separately from our own account on behalf of the Government, and we derive no separate income or expenditures from our operation of the EDCF business. Government contributions constitute the primary funding source of the EDCF. Loan disbursements by the EDCF in 2003 amounted to (Won)137 billion for 30 projects in 17 countries, a decrease of 33.2% from the previous year. As of December 31, 2003, the total outstanding loans extended by the EDCF was (Won)1,040 billion, an increase of 12.7% from the previous year.

Inter-Korea Co-operation Fund

In 1991, the Government established the Inter-Korea Cooperation Fund (the “IKCF”), formerly known as South and North Korea Co-operation Fund, to promote mutual exchanges and co-operation between the Republic and North Korea by engaging in funding and financing activities to support exchange of home visits, cultural activities, sports, academic co-operation, trade and economic co-operation between the two countries. We administer the IKCF under the initiative and policy direction of the Ministry of Unification. The IKCF business accounts are maintained separately from our own account. Government contributions constitute the primary funding source of the IKCF. The IKCF disbursements during 2003 amounted to (Won)771 billion for 91 projects, and cumulative total disbursements as of December 31, 2003 was (Won)2,841 billion, an increase of 37.2% from (Won)2,071 billion as of December 31, 2002.

Other Operations

We engage in various other activities related to our financing activities, which are subject to prior consent by the Government.

Activities in which we currently engage include:

•	country information services performed by the Overseas Economic Research Institute, which conducts country studies and country risk evaluation to assist in the efficient utilization of our financial resources;

•	export credit advisory services, which are aimed at bringing about a larger share of overseas bidding by giving Korean exporters a wide range of knowledge on the country, industry, market and financial situation of the importing country in the early stage of the tendering process or contract negotiations;

•	consulting services by in-house lawyers who consult on international transactions; and

•	management of Korea’s foreign direct investment database.

Description of Assets and Liabilities

Except where expressly indicated otherwise, loans in Won and loans in foreign currencies are collectively referred to as the “Loans”. Bills bought, foreign exchange bought and advances for customers are collectively referred to as the “Other Loans”. Loans and Other Loans are collectively referred to as the “Loan Credits”. Loan Credits and guarantees are collectively referred to as the “Credit Exposure”.

Total Credit Exposure

We extend credits to support export and import transactions, overseas investment projects and other relevant products in various forms including loans and guarantees.

The following table sets out our Credit Exposure as of December 31, 2001, 2002 and 2003, categorized by type of exposure extended:

	As of December, 31
	2001			2002			2003
	(billions of Won, except for percentages)
A Loans in Won	(Won)	2,146	12.75%	(Won)	1,814	10.0%	(Won)	1,475	5.7%
B Loans in Foreign Currencies		5,431	32.3		4,820	26.6		6,194	23.8
C Loans (A+B)		7,577	45.0		6,634	36.6		7,669	29.5
D Other Loans		651	3.9		1,016	5.6		851	3.3
E Loan Credits (C+D)		8,228	48.9		7,651	42.2		8,520	32.8
F Present Value Discount (PVD)		(11)	(0.1)		(24.0)	(0.1)		(21)	(0.1)
G Loan Credits including PVD (E–F)		8,217	48.8		7,627	42.1		8,499	32.7
H Guarantees		8,608	51.1		10,484	57.8		17,528	67.4
I Credit Exposure (G+H)		16,836	100.0		18,111	100.0		26,027	100.0

Loan Credits by Geographic Area

The following table sets out the total amount of our outstanding Loan Credits as of December 31, 2001, 2002 and 2003, categorized by geographic area(1):

	As of December 31,
	2001		2002		2003		As % of 2003 Total
	(billions of Won)
Asia	(Won)	3,145	(Won)	3,101	(Won)	3,272	38.4%
Europe		2,403		1,703		1,317	15.5
Middle East		973		1,205		952	11.2
Central and South America		735		690		1,102	12.9
North America		616		486		1,555	18.3
Africa		168		333		209	2.5
Others		190		132		113	1.2

Total	(Won)	8,228	(Won)	7,651	(Won)	8,520	100.0%

(1)	For purposes of this table, export credits have been allocated to the geographic areas in which the foreign buyers of Korean exports are located; overseas investment credits have been allocated to the geographic areas in which the overseas investments being financed are located; and import credits have been allocated to the geographic areas in which the sellers of the imported goods are located.

Source: Internal accounting records.

Individual Exposure

The KEXIM Decree imposes limits on our aggregate credits extended to a single person or business group. As of the date hereof, we are in compliance with such requirements.

As of December 31, 2003, our largest Credit Exposure was to the Hyundai Heavy Industries Group of companies in the amount of (Won)7,864 billion.

As of December 31, 2003, our second largest and third largest Credit Exposures were to the Samsung Group companies in the amount of (Won)4,551 billion and to Daewoo Shipbuilding & Marine Engineering in the amount of (Won)2,070 billion.

The following table sets out our five largest Credit Exposures as of December 31, 2003(1):

Rank	Name of Borrower	Loans		Guarantees		Total
		(billions of Won)
1	Hyundai Heavy Industries	(Won)	306	(Won)	7,558	(Won)	7,864
2	Samsung		493		4,058		4,551
3	Daewoo Shipbuilding & Marine Engineering		—		2,070		2,070
4	Hanjin		342		1,250		1,592
5	SK		858		361		1,219

(1)	Includes loans and guarantees extended to affiliates.

Source: Internal accounting records.

In October 2003, SK Networks and its principal creditors agreed to a restructuring plan which, among other things, will allow foreign creditors to cash out their debts at a buyout rate of 43% of the face value of the outstanding debt owed to them. In accordance with the decision of the creditor financial institution committee of SK Networks, (Won)201 billion of our loans to SK Networks was exchanged for equity of SK Networks, consisting of (Won)80.2 billion in common shares, (Won)85.0 billion in callable preferred shares and (Won)35.8 billion in convertible bonds. For further information relating to the SK Networks restructuring, see “The Republic of Korea—The Economy—Economic Developments since 1997—Financial Condition of Korean Companies”.

As of December 31, 2003, our Credit Exposure to SK Networks and its subsidiaries amounted to (Won)406 billion, of which our export credits to SK Networks amounting to (Won)7.6 billion is secured by collateral consisting of 130,000 shares of POSCO (formerly Pohang Iron & Steel Co., Ltd.) with a value of approximately US$18 million as of December 31, 2003. Our other Credit Exposure to SK Networks and its subsidiaries consisted of loans classified as substandard, downgraded from precautionary as of March 31, 2003. Provisioning for such Credit Exposure has increased from 40% as of March 31, 2003 to 49% as of December 31, 2003.

The following table sets out our exposure to SK Networks as of December 31, 2003(1):

	Outstanding Loans									Guarantees		Total
Classification	Outstanding loans			Securities		Others		Total
(billions of Won)
Normal	(Won)	7.6	(2)	(Won)	—	(Won)	—	(Won)	7.6	(Won)	—	(Won)	7.6
Precautionary		—			—		—		—		—		—
Substandard		292.7			105.3		—		397.9		—		397.9
					—		—		—		—
Doubtful		—			—		—		—		—		—
Estimated Loss		—			—		—		—		—		—

Total	(Won)	300.3		(Won)	105.3	(Won)	—	(Won)	405.6	(Won)	—	(Won)	405.6
					—		—				—

(1)	Includes exposures to SK Networks’ overseas subsidiaries.
(2)	Secured by collateral consisting of 130,000 shares of POSCO (approximately US$18 million).

In the early 1990’s, at the direction of the Government, we extended a commodity loan in the aggregate amount of US$466 million to Vnesheconombank, the Bank for Foreign Economic Affairs of the former Soviet Union, which was guaranteed by the government of the former Soviet Union, as part of the Government’s policy to enhance economic cooperation between the two countries. Since the dissolution of the Soviet Union, the Government has been negotiating repayment terms with the government of the Russian Federation, which has agreed to assume the guarantee of the former Soviet Union in respect of the obligations of Vnesheconombank under such loan. In 1995, the two governments came to an agreement on a repayment schedule in respect of approximately half of the loan. Since the agreement was made, US$229 million of the principal has been repaid.

In June 2003, the two governments reached an agreement as to the rescheduling of the remaining portion of the loan. As a result, we reclassified the outstanding (Won)212 billion of our exposure to Vnesheconombank as doubtful from estimated loss in terms of asset quality and established a 70% provisioning for that credit exposure.

Asset Quality

The Financial Supervisory Commission requires banks, including us, to analyze and classify their credits into one of five categories by taking into account a number of factors including the financial position, profitability, transaction history of the relevant borrower and the value of any collateral or guarantee taken as security for the extension of credit.

Financial Supervisory Commission guidelines classify loans into five categories; provisions are made in accordance with ratios applicable to each category. Effective December 31, 1999, the Financial Supervisory Commission adopted more stringent definitions for the relevant loan categories which more closely follow international standards. Under the revised definitions, loans are categorized as follows:

Normal

Credits extended to customers which, in consideration of their business and operations, financial conditions and future cash flows, do not raise concerns regarding their ability to repay the credits. 0.5% or more reserves required.

Precautionary

Credits extended to customers (1) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have potential risks with respect to their ability to repay the credits in the future, although there have not occurred any immediate risks of default in repayment; or (2) which are in arrears for one month or more but less than three months. 2.0% or more reserves required.

Substandard

(1) Credits extended to customers, which in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred considerable risks for default in repayment as the customers’ ability to repay has deteriorated; or (2) that portion which is expected to be collected of total credits (a) extended to customers which have been in arrears for three months or more, (b) extended to customers which are judged to have incurred serious risks due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses or (c) of “Doubtful Customers” or “Estimated-loss Customers” (each as defined below). 20% or more reserves required.

Doubtful

That portion of credits in excess of the amount expected to be collected of total credits extended to (1) customers (“Doubtful Customers”) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred serious risks of default in repayment due to noticeable deterioration in their ability to repay; or (2) customers which have been in arrears for three months or more but less than twelve months. 50% or more reserves required.

Estimated Loss

That portion of credits in excess of the amount expected to be collected of total credits extended to (1) customers (“Estimated-loss Customers”), which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have to be accounted as a loss as the inability to repay became certain due to serious deterioration in their ability to repay; (2) customers which have been in arrears for twelve months or more; or (3) customers which are judged to have incurred serious risks of default in repayment due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses. 100% reserves required.

Asset Classifications

The following table provides information on our loan loss provisions:

	As of December 31, 2002(1)					As of December 31, 2003(1)
	Loan Amount		Minimum Provisioning Ratio	Loan Loss Provisions		Loan Amount		Minimum Provisioning Ratio	Loan Loss Provisions
	(in billions of Won, except percentage)
Normal(2)	(Won)	17,275.9	0.5%	(Won)	52.5	(Won)	24,886.0	0.5%	(Won)	151.6
Precautionary(2)		443.8	2.0%		36.9		534.9	2.0%		42.1
Sub-standard		23.0	20.0%		9.4		340.8	20.0%		165.6
Doubtful		134.7	50.0%		123.0		265.6	50.0%		198.6
Estimated Loss		233.9	100.0%		233.9		0.1	100.0%		0.1

Total	(Won)	18,111.1		(Won)	455.8	(Won)	26,027.4		(Won)	558.0

(1)	These figures include loans, confirmed acceptances and guarantees, domestic usance, bills bought, foreign exchange bought, advances for customers and others with present value discount.
(2)	Effective December 31, 2003, we established reserves for guarantees extended to companies classified as normal and precautionary at the rates of 0.5% and 2.0%, respectively.

Provisions for Credit Losses

As of December 31, 2003, our largest non-performing Credit Exposure was to Vnesheconombank, the Bank for Foreign Economic Affairs of the former Soviet Union, in the amount of (Won)212 billion. See “Description of Assets and Liabilities—Individual Exposure”.

The following table sets out the 20 largest non-performing assets as of December 31, 2003:

Borrower	Loans		Guarantees	Total
	(billions of Won)
Precautionary:
Daewoo Corporation	(Won)	88.3	—	(Won)	88.3
Daewoo Electronics De Mexico S.A.DE CV		3.9	—		3.9
Daewoo Electro-Components Mexico SA		0.8	—		0.8

Precautionary Total	(Won)	92.7	—	(Won)	92.7

Substandard:
Hyundai Corporation		11.5	—		11.5
Daewoo-FSO Motor Corp.		9.4	—		9.4
Jinro Co., Ltd.		3.3	—		3.3
Hanmi Capital Co., Ltd.		1.3	—		1.3

Substandard Total	(Won)	25.4	—	(Won)	25.4

Doubtful:
Vnesheconombank	(Won)	212.3	—	(Won)	212.3
Jilin Shuangling Textile Co., Ltd.		20.4	—		20.4
Orion Electric Co., Ltd.		4.3	—		4.3
Pioneer (Cayman) Co., Ltd.		3.6	—		3.6
Choongnam Textile Co., Ltd.		4.4	—		4.4
Orion Electric Co., Ltd.		1.7	—		1.7
Jinro Co., Ltd.		1.4	—		1.4
Signetics Corp.		1.1	—		1.1
Goldvalve Co., Ltd.		0.7	—		0.7
Choongnam Textile Co., Ltd.		0.5	—		0.5
Fine Korea Co., Ltd.		0.7	—		0.7
Daewoo Telecom Ltd.		0.2	—		0.2
Deung Rim Co., Ltd.		0.1	—		0.1
Keeba Electronics Co., Ltd.		0.05	—		0.05

Doubtful Total	(Won)	251.5	—	(Won)	251.5

Total	(Won)	369.6	—	(Won)	369.6

In connection with our Credit Exposure of (Won)88.3 billion to Daewoo Corporation, we filed three lawsuits against several Korean banks relating to their obligations to honor guarantees that they issued with respect to debt owed to us by Daewoo Corporation. In 2003, the Seoul District Court ruled in our favor in all three lawsuits. The banks appealed these rulings to the appellate level. Currently, one of the three lawsuits is pending at the appellate level. The appellate court ruled in our favor with respect to the first and second lawsuits, and the banks appealed these rulings to the Seoul High Court. We expect to prevail in all three lawsuits and, accordingly, we reclassified our outstanding Credit Exposure to Daewoo Corporation from doubtful to precautionary in terms of asset quality and reversed (Won)70.6 billion of our provisions with respect to such exposure. We plan to wait until we receive final rulings with respect to these lawsuits prior to agreeing to any repayment plan in connection with the debt of Daewoo Corporation.

We cannot provide any assurance that our current level of exposure to non-performing assets will continue in the future or that any of its borrowers (including its largest borrowers as described above) is not currently facing, or in the future will not face, material financial difficulties.

As of December 31, 2003, the amount of non-performing assets was (Won)369 billion, a decrease of 6.1% from (Won)393 billion as of December 31, 2002 mainly due to enhanced asset quality of our assets.

The following table sets forth our provisions for possible credit losses as of December 31, 2002 and 2003:

	As of 31 December
	2002		2003
	(billions of Won, except for percentages)
Reserve (A)	(Won)	455.8	(Won)	466.7
NPA (B)(1)		392.7		369.3
Total Equity (C)		2,809.6		3,178.5
Reserve to NPA (A/B)		116.1%		126.4%
Equity at Risk [(B-A)/C]		—		—

(1)	Non-performing assets, which are defined as (1) assets classified as doubtful and estimated loss, (2) assets in delinquency of repayments of principles or interests more than 3 months or (3) assets exempted from interest payments due to restructuring or rescheduling.

Source: Internal accounting records.

The following table sets forth our actual loan loss provisioning ratios under the Financial Supervisory Commission guidelines as of December 31, 2002 and 2003:

Classification of Loans	Financial Supervisory Commission Guidelines	Actual Reserve Coverage (as of December 31, 2002)	Actual Reserve Coverage (as of December 31, 2003)
Normal	More than 0.5%	0.75%	0.86%
Precautionary	More than 2.0%	15.87%	13.16%
Substandard	More than 20%	40.98%	48.59%
Doubtful	More than 50%	91.27%	74.76%
Estimated Loss	100%	100.00%	100.00%

Investments

Under the KEXIM Decree, we are not allowed to hold stocks or securities of more than three years’ maturity in excess of 60% of our equity capital. However, investment in the following securities are not subject to this restriction:

•	Government bonds;

•	BOK currency stabilization bonds;

•	securities acquired via Government investment; and

•	securities acquired through investment approved by the Government, for research related to our operations or our financing.

As of December 31, 2003, our total investment in securities amounted to (Won)1,641 billion, representing 14.5% of our total assets. Our securities portfolio consists primarily of available-for-sale securities. Available-for-sale securities mainly comprise equity securities in Korea Exchange Bank and Industrial Bank of Korea which were recapitalized by the Government through us and equity securities in Korea Highway Corporation which were in-kind contributions made by the Government to us. In October 2003, we sold 30,865,792 preferred shares, which represented 38.6% of our holding of preferred stock in Korea Exchange Bank, to Lone Star Funds for (Won)166.7 billion.

The following table sets out the composition of our securities as of December 31, 2003:

Type of Investment Securities	Amount		%
	(billions of Won)
Available-for-sale Securities	(Won)	1,557	94.8%
Securities held-to-maturity		24	1.5%
Investments in Associates		61	3.7%

Total	(Won)	1,641	100.0%

For further information relating to the classification guidelines and methods of valuation for unrealized gains and losses on our securities, see “Notes to Non-Consolidated Financial Statements of December 31, 2002 and 2003—Note 2”.

Guarantees and Acceptances and Contingent Liabilities

We have credit risk concentrations that are not reflected on the balance sheet, which include risks associated with guarantees and acceptances. Guarantees and acceptances do not appear on the balance sheet, but rather are recorded as an off-balance sheet item in the notes to the financial statements. Guarantees and acceptances include financial guarantees, project related guarantees, such as bid bond, advance payment bond, performance bond or retention bond, and acceptances and advances relating to trade financings such as letters of credit or import freight. Contingent liabilities, for which the guaranteed amounts were not finalized, appear as unconfirmed guarantees and acceptance items in the notes to the financial statements as off-balance sheet items.

As of December 31, 2003, we issued a total amount of (Won)17,528 billion in confirmed guarantees and acceptances, of which (Won)17,275 billion, representing 98.6% of the total amount, were classified as normal and (Won)253 billion, representing 1.4% of the total amount, were classified as precautionary.

We are in litigation as the defendant in a lawsuit commenced by Daewoo Motor Company on November 14, 2002. The claim is against the disposal of collateral stock by us in November 2000. The amount of the lawsuit is approximately (Won)28 billion. On July 31, 2003, a district judge decided in favor of Daewoo Motor Company. We appealed to a higher court on August 25, 2003. The appeal is currently pending. We have established reserves for that amount.

Derivatives

The objective in our strategy and policies on derivatives is to actively manage and minimize our foreign exchange and interest rate risks. We do not take proprietary derivative positions. It is our policy to hedge all currency and interest rate risks wherever possible (taking into consideration the cost of hedging). We use various hedging instruments, including foreign exchange forwards and options, interest rate swaps, and cross currency swaps.

Under our internal trading rules that have been submitted to the Financial Supervisory Service, our policy is to engage in derivative transactions mainly for hedging our own position. As part of our total exposure management system, we monitor our exposure to derivatives and may make real-time inquiries, which enables our Risk Management Department to check our exposure on a regular basis. Under the guidelines set by the Financial Supervisory Service, we are required to submit reports on our derivatives exposure to the Financial Supervisory Service on a quarterly basis. As a measure to reduce the risk of intentional manipulation or error, we have separated responsibility for different functions such as initiation, authorization, approval, recording, monitoring and reporting to the Financial

Supervisory Service. The Risk Management Department conducts regular reviews of derivative transactions to monitor any breach of compliance with the relevant regulatory requirements.

As of December 31, 2003, our outstanding loans made at floating rates of interest totaled approximately (Won)5,851 billion, whereas our outstanding borrowings made at floating rates of interest totaled approximately (Won)5,508 billion, including those raised in Japanese yen, Singapore dollars, Hong Kong dollars, euros and Australian dollars and swapped into US dollar floating rate borrowings. As a result, we are exposed to possible interest rate risks to the extent that the amount of our loans made at floating rates of interest exceeds the amount of our borrowings made at floating rates of interest. Foreign exchange risk arises because a majority of our assets and liabilities is denominated in non-Won currencies. In order to match our currency and interest rate structure, we generally enter into swap transactions. As of December 31, 2003, we had entered into nineteen currency related derivative contracts with a notional amount of (Won)719 billion and valuation for BIS capital ratio purposes of (Won)38 billion and had entered into fourteen interest rate related derivative contracts with a notional amount of (Won)1,907 billion and valuation for BIS capital ratio purposes of (Won)9 billion. See “Notes to Non-Consolidated Financial Statements of December 31, 2002 and 2003—Note 14”.

Sources of Funding

We obtain funds primarily through borrowings from the Government or governmental agencies, the issuance of bonds in both domestic and international capital markets, borrowings from domestic and foreign financial institutions, capital contributions and internally generated funds. Internally generated funds result from various activities we carried on and include principal and interest payments on our loans, fees from guarantee operations and other services, and income from marketable securities we hold.

We raised a net total of (Won)9,812 billion (new borrowings plus loan repayments by our clients less repayment of our existing debt) during 2003, a 1.8% increase compared with the previous year’s (Won)9,639 billion. Most funds raised during 2003 were generated from repayments of our outstanding loans. The total loan repayments, including prepayments by our clients during 2003, amounted to (Won)8,962 billion, a decrease of 1.6% from (Won)9,104 billion during 2002.

Since our establishment, borrowings from the Government have provided a substantial portion of our financial resources. As of December 31, 2003, the outstanding amount of our borrowings from the Government was (Won)1,188 billion, which consisted of (Won)110 billion in (Won)on and (Won)1,078 billion in foreign currencies.

We have diversified our funding sources by borrowing from various overseas sources and issuing long-term floating-rate notes and fixed-rate debentures in the international capital markets. These issues were in foreign currencies, including Dollars and Japanese Yen, and have original maturities ranging from one to ten years. During 2003, we issued eurobonds in the aggregate principal amount of US$1,588 million in various types of currencies under our existing Euro medium term notes program (“EMTN Program”), a 120.6% increase compared with the previous year’s US$720 million. These bond issues consisted of offerings of US$1,247 million, HK$1,317 million, ¥1,000 million, Singapore $250 million and Australian $30 million. In addition, we issued global bonds during 2003 in the aggregate amount of US$900 million under the EMTN Program. As of December 31, 2003, the outstanding amounts of such notes and debentures were US$3,149 million, ¥11 billion, Singapore $250 million, Australian $30 million and HK$1,317 million. In February and April 2004, we issued global bonds in the aggregate principal amount of US$1 billion and US$350 million, respectively, pursuant to EMTN Program.

We also borrow from foreign financial institutions in the form of loans that are principally made by syndicates of commercial banks at floating or fixed interest rates and in foreign currencies, with original maturities ranging from one to ten years. During 2003, we raised a $780 million through syndicated loans and bilateral loans generated from the international financial market. As of December 31, 2003, the outstanding amount of such borrowings from foreign financial institutions was (Won)2,267 billion.

Our paid-in capital has increased from time to time since its establishment. From April 1997 to December 2003, the Government contributed (Won)2,195 billion to our capital. As of December 31, 2003, our total paid-in capital amounted to (Won)2,766 billion, and the Government, The Bank of Korea and the Korea Development Bank owned a 52.3%, 42.1% and 5.6%, respectively, of our paid-in capital.

In connection with our fund raising activities, we have from time to time sold third parties promissory notes, including related guarantees, acquired as collateral in connection with export credit financings.

The KEXIM Act provides that the aggregate outstanding principal amount of all of our borrowings, including the total outstanding export-import financing debentures we issued in accordance with the KEXIM Decree, may not exceed an amount equal to thirty times the sum of our paid-in capital plus our reserves. As of December 31, 2003, the aggregate outstanding principal amount of our borrowings (including export-import financing debentures), (Won)7,741 billion, was equal to 8.1% of the authorized amount of (Won)95,356 billion.

We are not permitted to accept demand or time deposits.

Each year we must submit to the Government for its approval an operating plan which includes our target levels for different types of funding. The following table is the part of the operating plan dealing with fund-raising for 2004:

Sources of Fund	(billions of Won)
Capital Contribution	(Won)	20
Borrowings		3,520
Collection of Loans		7,900
Repayment of Debts		(2,180)

Net Collection of Loans		5,720
Others		740

Total	(Won)	10,000

Debt

Debt Repayment Schedule

The following table sets out our principal repayment schedule:

Debt Principal Repayment Schedule

	Maturing on or before December 31,
Currency(1)	2004	2005	2006	2007	Thereafter
	(billions of won)
Won	110	—	—	—	—
Foreign	2,983	704	1,230	2,116	599

Total Won Equivalent	3,093	704	1,230	2,116	599

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on December 31, 2003, as announced by the Seoul Money Brokerage Services Ltd.

Normally we determine the level of our foreign currency reserves based upon an estimate, at any given time, of aggregate loan disbursements to be made over the next two to three months. Our average foreign currency reserves in 2002 and 2003 were approximately US$666 million and US$824 million, respectively. Although we currently believe that such reserves, together with additional borrowings available under our uncommitted short-term backup credit facilities, will be sufficient to repay our outstanding debt as it becomes due, there can be no assurance that we will continue to be able to borrow under such credit facilities, or that the devaluation of the Won will not adversely affect our ability to access funds sufficient to repay our foreign currency denominated indebtedness in the future. In addition to maintaining sufficient foreign currency reserves, we monitor the maturity profile of our foreign currency assets and liabilities to ensure that there are sufficient maturing assets to meet our liabilities as they become due. As of December 31, 2003, our foreign currency assets maturing within three months and six months exceeded our foreign currency liabilities coming due within such periods by US$169 million and US$148 million, respectively, while our foreign currency liabilities coming due within one year exceeded our foreign currency assets maturing within such period by US$135 million. As of December 31, 2003, our total foreign currency assets exceeded our total foreign currency liabilities by US$136 million.

Debt Record

We have never defaulted in the payment of principal of, or interest on, any of our obligations.

Credit Policies, Credit Approval and Risk Management

Credit Policies

The Credit Policy Department functions as our centralized policy-making and planning division with respect to our lending activities. The Credit Policy Department formulates and revises our internal regulations on loan programs, sets basic lending guidelines on a country basis and gathers data from our various operating groups and produces various internal and external reports.

Credit Approval

We have multiple levels of loan approval authority, depending on the loan amount and other factors such as the nature of the credit, the conditions of the transaction, and whether the loan is secured. Our Executive Board of Directors can approve loans of any amount. The Credit Committee, Loan Officer Committee, General Directors and Directors (Team Heads) each have authority to approve loans up to a specified amount. The amount differs depending on the type of loan and certain other factors, for example, whether a loan is collateralized or guaranteed.

At each level of authority, loan applications are reviewed on the basis of the feasibility of the project from a technical, financial and economic point of view in addition to evaluating the probability of recovery. In conducting such a review, the following factors are considered:

•	eligibility of the transaction under our financing criteria;

•	country risk of the country of the borrower and the country in which the related project is located;

•	credit risk of the borrower;

•	a supplier’s ability to perform under the related supply contract;

•	legal disputes over the related project and supply contract; and

•	availability of collateral.

When the credit rating of a prospective borrower does not meet our internal rating criteria, our policy is to ensure that the loans are either guaranteed by leading international banks or governments or made on a fully secured basis. Guarantees are required if the credit rating of a prospective borrower does not meet our internal rating criteria. As of December 31, 2003, approximately 28% of our total outstanding loans were guaranteed by banks or governments and made on a fully secured basis.

Risk Management

Our overall risk management policy is set by the Risk Management Committee, which meets on a quarterly basis and from time to time to establish tolerance limits for various exposures, whereas the overall risk management is overseen by the Risk Management Department, which is responsible for monitoring risk exposure.

The Risk Management Department reports our loan portfolio to the Financial Supervisory Service on a quarterly basis. The Risk Management Department also monitors our operating groups’ compliance with internal guidelines and procedures. To manage liquidity risk, we review the strategy for the sources and uses of funds, with each division submitting projected sources and uses to the Treasury Department. The Risk Management Department and the Treasury Department continually monitor our overall liquidity and the Treasury Department prepares both weekly and monthly cashflow forecasts. Our policy is to maintain a liquidity level, which can cover loan disbursements for a period of 1 1/2 to two months going forward. We protect ourselves from potential liquidity squeezes by maintaining sufficient amount of liquid assets with additional back-up of short-term credit lines.

Our core lending activities expose us to market risk, mostly in the form of interest rate and foreign currency risks. The Risk Management Department reports six-month projections of our interest rate and foreign exchange gap positions to the Risk Management Committee on a quarterly basis. We also monitor changes in, and matches of, foreign currency assets and liabilities in order to reduce exposure to currency fluctuations.

One of the key components of our risk management policy, which also affects our fund-raising efforts, is to monitor matches of asset maturities and liability maturities. Our average maturity as of December 31, 2003 for Won- and foreign currency-denominated loans were 6 months and 29 months, respectively, and for Won- and foreign currency-denominated liabilities were 12 months and 25 months, respectively.

We follow an overall risk management process where we:

•	determine the risk management objectives;

•	identify key exposures;

•	measure key risks; and

•	monitor risk management results.

Our risk management system is a continuous system that is frequently evaluated and updated on an ongoing basis.

Capital Adequacy

Under the Financial Supervisory Service’s guidelines on risk-adjusted capital which were introduced in consideration of the standards we set for International Settlement, all banks in Korea, including us, are required to maintain a capital adequacy ratio (Tier I and Tier II) of at least 8% on a consolidated basis. To the extent that we fail to maintain this ratio, the Korean regulatory authorities may require corrective measures ranging from management improvement recommendations to emergency measures such as disposal of assets. As of December 31, 2003, our capital adequacy ratio was 14.41%, a decrease from 14.95% as of December 31, 2002, primarily as a result of an increase in guarantees.

The following table sets forth our capital base and capital adequacy ratios reported as of December 31, 2001, 2002 and 2003:

	2001		2002		2003
	(millions of Won, except for percentages)
Tier I	(Won)	2,734,335	(Won)	2,753,877	(Won)	3,066,186
Paid-in Capital		2,675,755		2,725,755		2,765,755
Retained Earnings		327,942		345,074		392,579
Deductions from Tier I Capital		269,362		316,952		92,148
Capital Adjustments		(194,045)		(258,643)		—
Deferred Tax Asset		(75,317)		(53,727)		(86,080)
Others		(—)		(4,582)		(6,068)
Tier II (General Loan Loss Reserves)		77,838		91,547		206,294
Deductions from all capital		557,024		553,598		—
Total Capital		2,255,149		2,291,826		3,272,480
Risk Adjusted Assets		14,918,273		15,333,125		22,707,326

Capital Adequacy Ratios
Tier I		18.33%		17.96%		13.50%
Tier I and Tier II		15.12%		14.95%		14.41%

Source: Internal accounting records.

Overseas Operations

We maintain an international presence through eight overseas representative offices, which are located in New York, Tokyo, Beijing, Sâo Paolo, Frankfurt, Hong Kong, Moscow and Mexico City.

We also had two wholly-owned subsidiaries, KEXIM Bank (UK) Ltd., London and KEXIM Vietnam Leasing Co., Ltd., Ho Chi Minh City. These subsidiaries were engaged in the merchant banking and lease financing businesses, and assist us in raising overseas financing. We also own 78.8% of P.T. Koexim Mandiri Finance, a subsidiary in Jakarta, which is primarily engaged in the business of lease financing.

The table below sets forth brief details of our subsidiaries as of December 31, 2003:

	Principal Place of Business	Type of Business	Book Value		Bank’s Holding
			(billions of Won)		(%)
Kexim Bank (UK) Limited	United Kingdom	Commercial Banking	(Won)	44.8	100.0%
P.T. Koexim Mandiri France	Indonesia	Leasing and Factoring		8.8	78.8
Kexim Vietnam Leasing Co., Ltd.	Vietnam	Leasing and Guarantees		7.1	100.0

Property

Our head office is located at 16-1 Yoido-Dong, Youngdungpo-Gu, Seoul 150-996, Korea, a 34,820 square meter building completed in 1985 on a site of 9,110 square meters and owned by us. In addition to the head office, we own a staff training center located near Seoul on a site of 47,881 square meters. We also maintain seven branches in Seoul, Pusan, Kwangju, Taegu, Changwon, Daejeon, Suwon and Inchon. Our domestic branch offices and overseas representative offices are located in facilities held under long-term leases.

Management and Employees

Management

Our governance and management is the responsibility of our Board of Executive Directors, which has authority to decide important matters relating to our business. All of the members of the Board of Executive Directors are full-time executives of KEXIM. The Board of Executive Directors is chaired by our President and is comprised of seven Executive Directors consisting of the President, the Deputy President and five other Executive Directors. The President of Korea appoints our President upon the recommendation of the Minister of Finance and Economy. The Minister of Finance and Economy appoints the Deputy President and all the other Executive Directors upon the recommendation of our President. All Board members serve for three years and are eligible for re-appointment for successive terms of office.

The members of the Board of Executive Directors are as follows:

Name	Age	Executive Director Since	Position
Dong-Kyu Shin	52	September 4, 2003	Chairman and President
Gyu Lee	58	May 20, 2002	Deputy President
Jin-Ho Kim	56	April 9, 2002	Executive Director
Tae-Hee Kim	57	May 20, 2002	Executive Director
Sang-Kyun Jo	56	May 20, 2002	Executive Director
Dong-Kwan Kim	56	May 20, 2002	Executive Director
Joong-Ouk Shin	56	December 22, 2003	Executive Director

Our basic policy guidelines for activities are established by the Operations Committee. According to the By-laws, the Operations Committee is composed of officials nominated as follows:

•	President of KEXIM;

•	official of the Ministry of Finance and Economy, nominated by the Minister of Finance and Economy;

•	official of the Ministry of Foreign Affairs and Trade, nominated by the Minister of Foreign Affairs and Trade;

•	official of the Ministry of Commerce, Industry and Energy, nominated by the Minister of Commerce, Industry and Energy;

•	official of the Financial Supervisory Commission, nominated by the Chairman of the Financial Supervisory Commission;

•	executive director of The Bank of Korea, nominated by the Governor of The Bank of Korea;

•	executive director of the Korea Exchange Bank, nominated by the President and Chief Executive Officer of Korea Exchange Bank;

•	representative of an exporters’ association (Korea International Trade Association), nominated by the Minister of Finance and Economy after consultation with the Minister of Commerce, Industry and Energy; and

•	executive director of the Korea Export Insurance Corporation established under the Export Insurance Act, nominated by the Chairman and President of the Korea Export Insurance Corporation.

The members of the Operations Committee are as follows:

Name	Age	Member Since	Position
Dong-Kyu Shin	52	September 4, 2003	Chairman and President of KEXIM
Tae-Shin Kwon	57	April 7, 2003	Deputy Minister, Ministry of Finance and Economy
Hyun-Chong Kim	44	May 8, 2003	Deputy Minister, Ministry of Foreign Affairs and Trade
Bong-Kyu Park	50	March 20, 2003	Deputy Minister, Minister of Commerce, Industy and Energy
Chun-Sik Yang	53	May 10, 2003	Standing Commissioner, Financial Supervisory Commission
Sang-Hun Lee	56	October 30, 2003	Assistant Governor, The Bank of Korea
Yong-Joon Jeon	47	November 21, 2003	Managing Director, Korea Exchange Bank
Suk-Young Lee	55	February 26, 2002	Executive Vice Chairman, Korea International Trade Association
Song-Woong Kim	61	May 2, 2001	Deputy President, Korea Export Insurance Corporation

Employees

As of December 31, 2003, we had 553 employees. As of December 31, 2003, 339 employees were members of our labor union. We have never experienced a work stoppage of a serious nature. Every year during the fourth quarter, the management and union negotiate and enter into a collective bargaining agreement that has a one-year duration. The most recent collective bargaining agreement was entered into in December 2003.

Financial Statements and the Auditors

The Minister of Finance and Economy appoints our Auditor who is responsible for examining our financial operations and auditing our financial statements and records. The present Auditor is Il-Sung Shin, who was appointed for a three-year term on March 26, 2003.

We prepare our financial statements annually for submission to the Minister of Finance and Economy, accompanied by an opinion of the Auditor. Although we are not legally required to have financial statements audited by external auditors, an independent public accounting firm has audited our non-consolidated financial statements commencing with such non-consolidated financial statements as of and for the year ended December 31, 1983 and consolidated financial statements commencing with such financial statements as of and for the year ended December 31, 1998. As of the date of this prospectus, our external auditor is Samil PricewaterhouseCoopers, located at Kukje Center Building, 191, Hankang-ro, 2-ka, Yongsan-gu, Seoul, Korea, who has audited our financial statements as of and for the year ended December 31, 2003 included in this prospectus. Our financial statements as of and for the year ended December 31, 2002 included in this prospectus have been audited by Young Wha Corporation (a member firm of Ernst & Young).

Our financial statements appearing in this prospectus were prepared in conformity with Korean law and in accordance with generally accepted accounting principles in the Republic, summarized in “The Export-Import Bank of Korea—Financial Statements and the Auditors—Notes to Non-Consolidated Financial Statements of December 31, 2002 and 2003—Note 2”. These principles and procedures differ in certain material respects from generally accepted accounting principles in the United States.

We recognize interest income on loans and debt securities on an accrual basis. However, interest income on delinquent and dishonored loans and debt securities, other than those collateralized with security deposits or guaranteed by financial institutions, is recognized on a cash basis. Interest expense is recorded on an accrual basis.

We classify securities that are actively and frequently bought and sold as trading securities. We classify debt securities with fixed or determinable payments and fixed maturities, and which we intend to hold to maturity, as held-to-maturity securities. We classify investments that are categorized as neither trading securities nor held-to-maturity securities as available-for-sale securities. We record our trading and available-for-sale securities, except for non-marketable equity securities classified as available-for-sale securities, at market value. We record our non-marketable equity securities classified as available-for-sale securities at the cost of acquisition. We record held-to-maturity securities at amortized cost. We recognize impairment losses on securities in current operations when the recoverable amounts are less than the acquisition cost of equity securities or amortized cost of debt securities.

We record debenture issuance costs as discounts on debentures and amortize them over the maturity period of the debentures using the effective interest method.

We record our equity investments in companies in which we exercise significant control or influence by using the equity method, pursuant to which we account for adjustments in the value of our investments resulting from changes to the investee’s net asset value.

We record the value of our premises and equipment on our balance sheet on the basis of a revaluation conducted as of July 1, 1998. The Minister of Finance and Economy approved the revaluation in accordance with applicable Korean law. We value additions to premises and equipment since such date at cost.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

The Export-Import Bank of Korea

We have audited the accompanying balance sheets of The Export-Import Bank of Korea (“the Bank”) as of December 31, 2002 and 2001, and the related statements of income, appropriations of unappropriated retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Export-Import Bank of Korea as of December 31, 2002 and 2001, and the results of its operations, appropriations of unappropriated retained earnings, and cash flows for the years then ended in conformity with accounting principles generally accepted in the Republic of Korea.

As disclosed in Note 6 of the financial statements, Daewoo Corporation and several companies which had been members of the Daewoo Group, are under a workout process that includes the rescheduling of interest and principal and conversion of loan to equity securities. The Bank’s outstanding loans, net of present value discount (including confirmed acceptances and guarantees), to those companies under workout as of December 31, 2002 amount to (Won)3,065,927 million. These loans are classified as normal of (Won)2,768,903 million, precautionary of (Won)206,432 million, substandard of (Won)9,289 million, doubtful of (Won)81,094 million and estimated loss of (Won)209 million, for which an allowance for possible loan losses of (Won)104,516 million was provided. Collectibility of these loans may be affected by the restructuring of companies under workout programs.

As disclosed in Note 6 of the financial statements, the Bank’s outstanding loans, net of present value discount (including confirmed acceptances and guarantees), to companies (excluding the companies mentioned above) under court receivership, composition, and workout as of December 31, 2002 amount to (Won)87,326 million. These loans are classified as normal of (Won)9,869 million, precautionary of (Won)22,253 million, substandard of (Won)8,183 million, and doubtful of (Won)47,021 million for which an allowance for possible loan losses of (Won)50,836 million was provided. Collectibility of these loans may be affected by such restructuring of companies.

As more fully discussed in Note 6 of the financial statements, the Bank extended loans of US$465,504 thousand to the Bank for Foreign Affairs of the USSR in 1991 and 1992 with a guarantee of the Russian Government, which were scheduled to be repaid in 1993 and 1994. However, repayment of those loans and interest has been delayed due to the Russian economic crisis. As of December 31, 2002, US$191,314 thousand of those loans had not been repaid and were outstanding.

As of December 31, 2002, the Bank classified the above outstanding loans as estimated loss and provided a full allowance for possible loan losses. Collectibility of these loans may be affected by the repayment negotiation in process.

As disclosed in Note 6 of the financial statements, the Bank’s outstanding loans (including confirmed acceptances and guarantees) to SK Global and its overseas subsidiaries, which are being investigated by the Korean regulator, amount to (Won)517,749 million as of December 31, 2002. The Bank’s allowance for possible loan losses for the loans may be different from actual future losses. The accompanying financial statements do not reflect any adjustments due to this uncertainty.

As mentioned in Notes 2 and 15, certain new accounting standards were issued by the Korean Accounting Standards Board (KASB) in 2002, to meet international practices. The new standards will apply to Korean companies for the first fiscal year starting after December 31, 2002 or earlier. The Bank, as allowed by the KASB, elected to adopt in 2002 one of the new accounting standards for the revenue recognition. As required, the 2001 financial statements were restated to reflect the impact of adoption of the revised accounting standard. Net income in 2001 decreased by (Won)8,650 million, shareholders’ equity decreased by (Won)37,806 million, and total liabilities increased by (Won)54,632 million as of December 31, 2001, as a result of the restatement. Also, net income in 2002 increased by (Won)7,433 million and shareholder’s equity as of December 31, 2002 decreased by (Won)30,373 million under the new accounting standard.

The amounts expressed in U. S. dollars, provided solely for the convenience of the reader, have been translated on the basis set forth in Note 2 to the accompanying financial statements.

Accounting principles and auditing standards and their application in practice vary among countries. The accompanying financial statements are not intended to present the financial position, results of operations and cash flows in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the procedures and practices utilized in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying financial statements are for use by those who are knowledgeable about Korean accounting principles and auditing standards and their application in practice.

January 24, 2003

Young Wha Corporation

This audit report is effective as of January 24, 2003, the auditors’ report date. Accordingly, certain material subsequent events or circumstances may have occurred during the period from the auditors’ report date to the time this audit report is used. Such events and circumstances could significantly affect the accompanying financial statements and may result in modifications to this report.

INDEPENDENT AUDITORS REPORT

To the Board of Directors of

The Export-Import Bank of Korea

We have audited the accompanying non-consolidated balance sheet of the Export-Import Bank of Korea (“the Bank”) as of December 31, 2003, and the related non-consolidated statements of operations, appropriations of retained earnings and cash flows for the year then ended, expressed in Korean Won. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Bank as of and for the year ended December 31, 2002, presented herein for comparative purposes, were audited by Young Wha Corporation, whose report dated January 24, 2003, expressed and unqualified audit opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the non-consolidated financial statements as of and for the year ended December 31, 2003 referred to above present fairly, in all material respects, the financial position of the Export-Import Bank of Korea as of December 31, 2003, and the results of its operations, the changes in its retained earnings, and its cash flows for the year then ended in conformity with accounting principles generally accepted in the Republic of Korea.

Without qualifying our opinion, we draw your attention to Note 2 of the financial statements, which states that the Bank modified the rates for determining the allowances for losses from guarantees and acceptances in anticipation of the increasing risk.

Loan Classification	Allowance rates before modification	Allowance rates after modification
Normal	0%	0.5%
Precautionary	0%	2.0%
Substandard	20.0%	20.0%
Doubtful	50.0%	50.0%
Estimated loss	100.0%	100.0%

This accounting change was accounted for prospectively, and as a result of the additional allowances for losses from guarantees and acceptances, decreased 2003 net income by (Won)91,430 million.

Accounting principles and auditing standards and their application in practice vary among countries. The accompanying non-consolidated financial statements are not intended to present the financial position, results of operations and cash flows in conformity with accounting principles and practices generally accepted in countries and jurisdictions other than the Republic of Korea. In addition, the procedures and practices used in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying non-consolidated financial statements are for use by those who are knowledgeable about Korean accounting principles or auditing standards and their application in practice.

Seoul, Korea

January 24, 2004

Samil PricewaterhouseCoopers

This report is effective as of January 24, 2004, the audit report date. Certain subsequent events or circumstances, which may occur between the audit report date and the time of reading this report, could have a material impact on the accompanying financial statements and notes thereto. Accordingly, the readers of the audit report should understand that there is a possibility that the above audit report may have to be revised to reflect the impact of such subsequent events or circumstances, if any.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003		2002
	(In millions of Won)
ASSETS
Cash and due from banks (Note 3, 21, 23, 24)	(Won)	108,328	(Won)	44,579
Trading securities (Note 4, 21, 23, 24)		—		13,191
Available-for-sale securities (Note 4, 21, 23, 24)		1,556,521		1,394,798
Held-to-maturity securities (Note 4, 21, 23, 24)		23,985		37,299
Investments in associates (Note 4, 21, 23, 24)		60,731		55,141
Loans (Note 5, 21, 22, 23, 24)		8,519,910		7,651,024
(Allowance for possible loan losses) (Note 6)		(466,708)		(455,772)
(Present value discounts)		(20,551)		(24,017)
Call Loans (Note 21, 22)		779,730		559,882
Foreign currency loans to banks (Note 21, 22)		480,229		1,070,757
Fixed assets (Note 7)		44,215		33,916
Other assets (Note 8, 14, 20, 22)		195,246		225,735

Total assets	(Won)	11,281,636	(Won)	10,606,533

LIABILITIES AND SHAREHOLDERS’ EQUITY
Borrowings (Note 9, 21, 23, 24)	(Won)	3,461,340	(Won)	4,654,203
Call money (Note 21)		—		237,721
Debentures (Note 10, 21, 23, 24)		4,279,590		2,663,815
Other liabilities (Note 11, 12, 13, 14, 15, 21, 22)		362,172		241,155

Total liabilities		8,103,102		7,796,894

Commitments and contingencies (Note 15)

SHAREHOLDERS’ EQUITY
Capital (Note 16)		2,765,755		2,725,755
Retained earnings (Note 17)		386,610		342,527
Capital adjustments (Note 18)		26,169		(258,643)

Total shareholders’ equity		3,178,534		2,809,639

Total liabilities and shareholders’ equity	(Won)	11,281,636	(Won)	10,606,533

The accompanying notes are an integral part of these financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF INCOME

December 31, 2003 and 2002

	2003		2002
	(In millions of Won)
Interest income (Note 24)
Interest due from banks	(Won)	1,648	(Won)	1,919
Interest on available-for-sale securities		1,618		2,596
Interest on held-to-maturity securities		2,049		2,876
Interest on loans		365,321		440,236

		370,636		447,627

Interest expenses (Note 24)
Interest on borrowings		83,426		158,309
Interest on debentures		176,584		140,784

		260,010		299,093

Net interest income		110,626		148,534
Provision for loan losses (Note 6)		53,629		88,243

Net interest income after provision for loan losses		56,997		60,291

Non-interest income
Fee & commission income		102,710		71,550
Realized gain on trading securities		772		2,602
Unrealized gain on trading securities		2,382		214
Dividends on trading securities		570		869
Dividends on available-for-sale securities		10,549		21,432
Gain on foreign currency transactions		35,948		27,440
Gain on derivative transactions		57,812		22,201
Gain on valuation of derivative (Note 14)		26,549		33,741
Gain on fair value hedged items (Note 14)		30,720		—
Others		329		24

		268,341		180,073

Non-interest expenses
Fee & commission expenses		2,364		2,029
Provisions for guarantees and acceptances losses (Note 13)		91,430		—
Realized loss on trading securities		1,930		2,483
Unrealized loss on trading securities		249		3,109
General and administrative expenses		72,142		58,630
Loss on foreign currency transactions		16,993		2,579
Loss on derivatives transactions		29,125		20,661
Loss on valuation of derivative (Note 14)		43,519		45,428
Gain on fair value hedged items (Note 14)		21,284		18,155
Others		64		23

		279,100		153,097

Operating income		46,238		87,267
Non-operating income (expenses), net		15,243		(16,395)

Net income before income tax expense		61,481		70,872

Income tax expense (Note 20)		17,398		16,586

Net income	(Won)	44,083	(Won)	54,286

The accompanying notes are an integral part of these financial statements.

EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF APPROPRIATIONS OF RETAINED EARNINGS

December 31, 2003 and 2002

	2003		2002
	(In millions of Won)
Retained earnings before appropriations (accumulated deficit before disposition)
Unappropriated retained earnings (accumulated deficit) carried over from prior year	(Won)	—	(Won)	(37,806)
Net income		44,083		54,286

		44,083		16,480

Appropriations (Note 17)
Legal reserves		8,817		3,296
Voluntary reserves		35,266		13,184

		44,083		16,480

Unappropriated retained earnings (undisposed accumulated deficit) carried over to the subsequent year	(Won)	—	(Won)	—

The accompanying notes are an integral part of these financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF CASH FLOWS

December 31, 2003 and 2002

	2003		2002
	(In millions of Won)
Cash flows from operating activities
Net income	(Won)	44,083	(Won)	54,286
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Realized gain on trading securities, net		1,158		(119)
Unrealized gain on trading securities, net		(2,133)		2,895
Provisions for loan losses		53,629		88,243
Provisions for guarantees and acceptances losses		91,430		—
Loss(gain) on valuation of derivatives, net		16,970		11,686
Gain on fair value hedged items		(9,436)		18,155
Severance benefits		6,718		3,545
Depreciation and amortization		4,565		2,085
Loss on disposal of fixed assets, net		322		63
Realized loss(gain) on available-for-sale securities		(50,369)		10,437
Impairment on available-for-sale securities		5,721		4,248
Impairment on held-to-maturity securities		—		1,479
Unrealized gain on investment in associates, net		(1,086)		(792)
Others, net		24,917		11,196
Changes in operating assets and liabilities, net
Loan		(1,073,254)		299,090
Other assets		29,113		39,741
Accrued severance benefits		(1,311)		(1,246)
Other liabilities		(1,162)		(95,371)

Net cash provided by (used in) operating activities	(Won)	(860,125)	(Won)	449,621

Cash flows from investing activities
Decrease in trading securities	(Won)	16,200	(Won)	28,283
Decrease in available-for-sale securities		323,441		516,260
Decrease in held-to-maturities securities		13,216		11,913
Dividends from investment in associates		143		—
Decrease(increase) in call loans		(219,848)		371,457
Decrease(increase) in interbank loans		590,527		(948,756)
Disposal of tangible assets		72		9
Acquisition of tangible assets		(11,889)		(16,557)
Acquisition of intangible assets		(3,229)		—

Net cash provided by (used in) investing activities	(Won)	708,633	(Won)	(37,391)

Cash flows from financing activities
Decrease(increase) in borrowings, net	(Won)	(1,201,044)	(Won)	212,775
Decrease in call money		(237,721)		(42,279)
Issuance of debentures		2,646,607		953,443
Repayment of debentures		(1,014,645)		(1,424,443)
Decrease(increase) in derivative assets, net		27,786		(11,536)
Decrease in derivative liabilities		(45,742)		(139,803)
Increase in capital		40,000		50,000

Net cash provided by (used in) financing activities		215,241		(401,843)

Net increase in cash and due from banks		63,749		10,387
Cash and due from banks at the beginning of the year (Note 25)		44,579		34,192

Cash and due from banks at the end of the year (Note 25)	(Won)	108,328	(Won)	44,579

The accompanying notes are an integral part of these financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

1.    The Bank

The Export-Import Bank of Korea (the “Bank”) was established in 1976 as a special financial institution under the Export-Import Bank of Korea Act (the “EXIM Bank Act”) to facilitate export and import transactions, overseas investments and overseas resources development through the extension of loans and other financial facilities. The Bank has seven domestic branches, eight overseas offices and three overseas subsidiaries as of December 31, 2003. As of December 31, 2003, the Bank has KRW 4,000,000 million of authorized capital, of which KRW 2,765,755 million has been paid-in. The Bank is 52.3%, 42.1% and 5.6% owned by the Government of the Republic of Korea (the “Government”), the Bank of Korea (“BOK”) and Korea Development Bank, respectively, as of December 31, 2003. The Bank, as an agent of the Government, has managed the Economic Development Cooperation Fund and the South and North Korea Cooperation Fund (the “Funds”) since June 1987 and March 1991, respectively. The Funds are managed under separate accounts from the Bank’s own accounts and are not included in the accompanying non-consolidated financial statements. Government contributions constitute the primary source of revenues of the Funds.

2.    Summary of Significant Accounting Policies

The Bank’s non-consolidated financial statements were prepared in accordance with financial accounting standards generally accepted in the Republic of Korea and Statements of Korean Financial Accounting Standards No. 1 through No. 9 (No. 1 was in effect for the fiscal periods beginning after December 31, 2001 and No. 2 through No. 9 for the fiscal periods beginning after December 31, 2002). Significant accounting policies adopted by the Bank in preparation of financial statements are identical to the accounting policies followed by the Bank for the annual financial statements for the year ended December 31, 2002, except for the Statements of Korean Financial Accounting Standards in effect for the fiscal periods beginning after December 31, 2002.

The significant accounting policies followed by the Bank in the preparation of its financial statements are summarized below.

Recognition of Interest Income

The Bank recognizes interest income on loans and debt securities on an accrual basis. However, interest income on delinquent and dishonored loans and debt securities, other than those collateralized with security deposits or guaranteed by financial institutions, is recognized on a cash basis. Interest accrued but not recognized amounted to (Won)5,494 million as of December 31, 2003.

Translation of Foreign Currency

Assets and liabilities denominated in foreign currencies are translated into Korean Won at exchange rates announced by Seoul Money Brokerage Services, Ltd. at the balance sheet date(2003: USD 1:(Won)1,197.8, 2002: USD 1: (Won)1,200.4). The resulting translation gains or losses are reflected in other operating income or expenses.

Allowances for Loan Losses

The Bank calculates the allowance for possible loan losses based on borrowers’ future debt service capacity (“Forward Looking Criteria (FLC)”). This credit rating model considers financial and

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

non-financial factors of borrowers and classifies the borrowers’ credit risk. Provisions are determined by applying the following minimum percentages to the various credit ratings:

Credit Ratings	Loan Classifications	Minimum Provision Percentage
P1~P6	Normal	0.5% or above
SM	Precautionary	2% or above
S	Substandard	20% or above
D	Doubtful	50% or above
F	Estimated loss	100% or above

Provisions are applied to all loans except for call loans, bonds purchased under resale agreements and inter-bank loans, which are classified as “Normal”.

The Bank’s classification criteria for credit rating loans are as follows:

Classification	Description
Normal	Assets extended to customers who, in light of their management, financial position and future cash flows, are determined to pose no risk to the Bank’s ability to collect the full amount of principal and interest as they become due.

Precautionary	Assets extended to customers who, in light of their management, financial position and future cash flows, are determined to have potential weaknesses that may lead to an inability to repay the full principal and interest as they become due in the near future, and have loan delinquencies of 1 month to 3 months.

Substandard	Assets extended to customers who, in light of their management, financial position and future cash flows, are determined to pose a considerable risk to the Bank’s ability to collect the full principal and interest due to revealed weaknesses that may have diminished the customer’s capacity to repay the loans in a satisfactory manner. Also includes portion of assets in the amount expected to be collected from customers who are classified as “Doubtful” and “Expected loss”.

Doubtful	Portion of assets in excess of the amount expected to be collected from customers who, in light of their management, financial position and future cash flows, are determined to pose a significant risk to the Bank’s ability to collect principal and interest due to a considerably weakened capacity to repay the loans in a satisfactory manner, and have loan delinquencies of 3 to 12 months.

Estimated Loss	Portion of assets in excess of the amount expected to be collected from customers whose credit must be accounted for as a loss, because, in light of their management, financial position and future cash flows, the Bank’s collection of principal and interest is not probable in the foreseeable future due to a serious weakening of such customers’ ability to repay the loan in a satisfactory manner, and have loan delinquencies of 12 months or longer.

Present Value Discounts

Troubled debt restructuring loans, which are modified as to outstanding principal, interest rate, and/or maturity under programs such as workout, court receivership, court mediation, or debt restructuring agreements of parties concerned, are carried at present value if the difference between the

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

book value and the present value of the restructured loan is significant. When estimating the present value of the loans, the Bank applies the interest rate as of the inception of the loans, except for the interest rate of variable rate loans and extended maturity loans, which are adjusted to reflect the interest rate as of the restructuring date. The present value discounts are recorded by reclassifying allowances for loan losses and if additional allowances need to be provided for, the additional allowances are provided and recognized as provision for loan losses of the current period. These present value discounts are amortized using the effective interest method and are recognized as other interest income. Allowances for loan losses on the restructured loans are provided for based on the loan balances, net of present value discounts.

Securities

Securities that are bought and held principally for the purpose of generating profits on short-term differences in price, and which are actively and frequently bought and sold, are classified as trading securities. Debt securities with fixed or determinable payments and fixed maturity, and which the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities. Investments classified as neither trading securities nor held-to-maturity securities are classified as available-for-sale securities.

The Bank included additional costs for acquisition of securities to the amounts paid and used them for each item or moving average to each group to calculate the acquisition cost of securities.

Trading and available-for-sale securities are carried at fair value, except for non-marketable equity securities classified as available-for-sale securities, which are carried at cost.

Unrealized holding gains or losses on trading securities are charged to current operations and those resulting from available-for-sale securities are recorded as capital adjustments, the accumulated amount of which shall be charged to operations when the related securities are sold or when an impairment loss on the securities is recognized.

Held-to-maturity securities are generally carried at amortized cost. Premiums and discounts on debt securities are amortized over the maturity period using the effective interest method.

Impairment losses are recognized in current operations when the recoverable amounts are less than the acquisition cost of equity securities or amortized cost of debt securities.

Investments in Associates

Investments in associates, over which the Bank exercises significant control or influence, are accounted for under the equity method. Under the equity method, the Bank records changes in its proportionate ownership of the associate in current operations, as capital adjustments or as adjustments to retained earnings, depending on the nature of the underlying change in the book value of the investment in associate.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

The Bank discontinues the equity method of accounting for investments in associates when the Bank’s share of accumulated losses equals the costs of the investments and until the subsequent cumulative changes in its proportionate net income of the associate equal its cumulative proportionate net losses not recognized during the periods when the equity method was suspended.

Differences between the initial purchase price and the Bank’s initial proportionate ownership of the net book value of the associate are amortized or accreted using an appropriate method and the resulting amortization is charged to current operations.

Gains and losses recorded by the Bank from inter-company transactions with associates are fully eliminated. Gains and losses recorded by the associates from these transactions are proportionately eliminated, based on the Bank’s percentage of ownership.

Fixed Assets and Related Depreciation

Tangible assets are recorded at cost, except for upward revaluation of certain assets in accordance with the Korean Asset Revaluation Law. Depreciation is computed using the declining-balance method over the estimated useful lives of the assets except for buildings acquired after January 1, 1995, which are depreciated using the straight-line method, and is presented as accumulated depreciation, which is a contra account of tangible assets in the financial statements.

The estimated useful lives and depreciation methods of the tangible assets are as follows:

Tangible Assets	Depreciation Method	Estimated Useful Lives
Buildings	Straight-line method	10~60 years
Vehicles	Declining-balance method	4 years
Furniture and fixtures	Declining-balance method	4~20 years

Expenditures that enhance the value or extend the useful life of the assets involved are capitalized as additions to tangible assets. Routine maintenance and repairs are recognized as expenses when incurred.

Intangible assets consist of manufacturing or purchasing costs and acquisition costs, which are amortized based on a straight- line method with estimated useful lives of 5 years and are presented in the financial statements, net of accumulated amortization.

The Bank adjusts the book value of a fixed asset to its recoverable amount and recognizes the difference as an impairment loss when the recoverable amount is significantly below the book value due to obsolescence or decline in market value. The subsequent increase in recoverable amount in excess of the book value is recognized, to the extent of the original book value before impairment, as reversal of fixed asset impairment losses.

Debenture Issuance Costs

Debenture issuance costs are recorded as discounts on debentures and amortized over the maturity period of the debentures using the effective interest method.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

Accrued Severance Benefits

Employees and directors with more than one year of service as of December 31, 2003 are entitled to receive a lump-sum payment upon termination of their employment with the Bank, based on their length of service and rate of pay at the time of termination. Additionally, the Bank records the contributions to pension funds, which grant the payment rights to its employees, and contributions to the National Pension Fund, as contra accounts of accrued severance benefits.

Outstanding Guarantees and Acceptances and Allowances for Losses on Guarantees and Acceptances

Up to September 30, 2003, the Bank applied the credit risk classification used for loans to outstanding guarantees and acceptances, and provided allowances for losses of 20%, 50% and 100% on outstanding guarantees and acceptances classified as sub-standard, doubtful, and estimated loss, respectively. As of October 1, 2003, the Bank additionally provided allowances for losses of 0.5% and 2% on outstanding guarantees and acceptances classified as normal and precautionary, respectively.

Deferred Income Taxes

The Bank records the future tax effects of temporary differences between the financial and tax bases of assets and liabilities as deferred tax assets or liabilities. The tax effects of temporary differences arising from the cumulative effects of accounting changes are adjusted in retained earnings.

Derivative Instruments

Derivative instruments for trading or hedging purpose are recorded at fair value and resulting unrealized gains and losses are recognized in current operations, except for the effective portion of derivative transactions entered into for the purpose of cash-flow hedges, which is recorded as an adjustment to shareholders’ equity.

Fair value hedge accounting is applied to a derivative instrument with the purpose of hedging the exposure to changes in the fair value of an asset or a liability or a firm commitment that is attributable to a particular risk. The gain or loss, both on the hedging derivative instrument and on the hedged item attributable to the hedged risk, is reflected in current operations.

Cash flow hedge accounting is applied to a derivative instrument with the purpose of hedging the exposure to variability in expected future cash flows of an asset or a liability or a forecasted transaction that is attributable to a particular risk. The effective portion of the gain or loss on a derivative instrument designated as a cash flow hedge is recorded as a capital adjustment and the ineffective portion is recognized in current operations. The effective portion of the gain or loss recorded as a capital adjustment is reclassified to current operations in the same period during which the hedged forecasted transaction affects earnings. If the hedged transaction results in the acquisition of an asset or the incurrence of a liability, the gain or loss recognized as a capital adjustment is added to or deducted from the asset or the liability.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

Statement of Cash Flows

In the preparation of the statement of cash flows, the Bank has presented net amounts of cash inflows and cash outflows for items where the turnover is quick and the amounts are large.

Earnings Per Share

Earnings per share is not computed because the capital of the Bank does not stem from stock issuance.

Adjustments of Prior Year Financial Statements

In accordance with the Statements of Korean Financial Accounting Standards No. 6,“Subsequent Events”, the Bank’s retained earnings as of December 31, 2002 has been restated to amounts before appropriations. In accordance with the Statements of Korean Financial Accounting Standards No.1, “Changes in Accounting Principles and Error Correction”, the balance sheet as of December 31, 2002 has been adjusted accordingly.

The financial statements of prior periods, presented for comparative purposes, were reclassified in accordance with Korean Financial Accounting Standards applicable to the Bank as of December 31, 2003. Such reclassification does not affect either prior year net income or net assets.

3.    Due from Banks

Due from banks as of December 31, 2003 and 2002 are summarized as follows:

		2003		2002
		(In millions of Won)
Due from banks in Won
Current deposits	Koram Bank and others	(Won)	1,230	(Won)	1,483
Certificates of Deposits	Hana Bank		59,403		—
Other deposits	National Federation of Fisheries Cooperatives		6,257		31,000

			66,890		32,483

Due from banks in foreign currencies
Current deposits	Korea Exchange Bank		31,881		9,644
Demand deposits	Commerzbank and others		9,247		1,763
Off-shore due from banks on demand	CMB, New York and others		310		689

			41,438		12,096

Total		(Won)	108,328	(Won)	44,579

The maturities of due from banks as of December 31, 2003 are less than 3 months.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

4.    Securities

Trading securities as of December 31, 2003 and 2002 comprise the following:

			Fair value
		Number of Shares	2003		2002
			(in millions of Won)
Trading
Equity securities	Korea Electric Power Corp.	—	(Won)	—	(Won)	13,000
	Shinwon, Inc.	—		—		191

			(Won)	—	(Won)	13,191

Available-for-sale securities as of December 31, 2003 and 2002 comprise the following:

	Amortized Cost		Unrealized		Unrealized		Fair value
							2003		2002
	(In millions of Won)
Available-for-sale
Equity securities	(Won)	1,505,049	(Won)	123,149	(Won)	(99,346)	(Won)	1,528,852	(Won)	1,366,557
Corporate debt securities(*)		25,303		2,366		—		27,669		28,241

	(Won)	1,530,352	(Won)	125,515	(Won)	(99,346)	(Won)	1,556,521	(Won)	1,394,798

(*)	Of the corporate debt securities, 20,380 million Won is pledged to borrowings and therefore are restricted.

Corporate debt securities are recorded at fair value using the quoted price provided by the foreign private bond pricing companies.

As of December 31, 2003, available-for-sale equity securities are as follows:

	Companies	Number of Shares	Ownership(%)	Book value
				(In millions of Won)
Marketable	Korea Exchange Bank	89,448,595	14.00	(Won)	565,315
	Industrial Bank of Korea	40,501,153	10.00		267,307
	ShinDongBang Corp.	268,303	4.21		732
	Hyundai Corporation	798,200	3.48		2,410
	Daewoo Engineering & Construction Co., Ltd	2,475,000	0.74		13,786
	Daewoo International Corporation	10,996,400	11.63		80,274
	SK Networks Co., Ltd	16,032,400	4.75		54,783
	SK Networks Co., Ltd(Preferred Stock)	1,699,196	—		50,478
	Daewoo Precision Industries Co., Ltd	23,100	0.24		358
	Hanchang	95,949	3.22		264
	Others	91,303	—		260

				(Won)	1,035,967

Non-marketable	Industrial Bank of Korea (Preferred Stock)	6,210,000	—	(Won)	40,986
	Koryo	3,312	0.05		—
	Orion Electric Co., Ltd	435,410	5.95		—
	Daewoo Electronics Corp.	224,580	0.21		791
	Korea Highway Corporation	45,000,000	2.89		450,000
	National Information & Credit Evaluation INC.	80,000	1.69		400
	Korea Asset Management Corporation	120,000	0.43		600
	Others	46,157	—		108

					492,885

				(Won)	1,528,852

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

Available-for-sale securities risk concentrations as of December 31, 2003 are as follows:

	Amounts in Won		Ratio(%)	Amounts in foreign currencies		Ratio(%)	Total
	(In millions of Won)
By Country
Korea	(Won)	1,528,852	100.00	(Won)	11,246	40.64	(Won)	1,540,098
India		—	—		6,562	23.72		6,562
Philippines		—	—		6,049	21.86		6,049
Hong Kong		—	—		3,812	13.78		3,812

	(Won)	1,528,852	100.00	(Won)	27,669	100.00	(Won)	1,556,521

By Type
Equity Securities	(Won)	1,528,852	100.00	(Won)	—	—	(Won)	1,528,852
Fixed Rate Bonds		—	—		26,429	95.52		26,429
Convertible Bonds		—	—		1,240	4.48		1,240

	(Won)	1,528,852	100.00	(Won)	27,669	100.00	(Won)	1,556,521

By Industry
Financial institutions	(Won)	873,609	57.14	(Won)	9,035	32.65	(Won)	882,644
Government and municipalities		450,656	29.48		—	—		450,656
Wholesaling and retailing industries		188,045	12.30		—	—		188,045
Manufacturing industries		2,343	0.15		14,822	53.57		17,165
Constructing industries		13,786	0.90		—	—		13,786
Servicing industries		413	0.03		3,812	13.78		4,225

	(Won)	1,528,852	100.00	(Won)	27,669	100.00	(Won)	1,556,521

As of December 31, 2003, held-to-maturity securities are as follows:

	Issuer	Interest Rate(%)	Book Value
			2003		2002
			(In millions of Won)
Corporate debt securities(*)	Woori Bank and others	1.16~7.60	(Won)	23,985	(Won)	37,299

(*)	Of the corporate debt securities, 19,105 million won is pledged to borrowings and therefore are restricted.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

Held-to-maturity securities risk concentrations as of December 31, 2003 are as follows:

	Amounts in foreign currencies		Ratio(%)
	(In millions of Won)
By Country
Korea	(Won)	16,709	69.66
Malaysia		5,989	24.97
Cayman Islands		1,287	5.37

	(Won)	23,985	100.00

By Type
Fixed Rate Bonds	(Won)	9,582	39.95
Floating Rate Bonds		14,403	60.05

	(Won)	23,985	100.00

By Industry
Financial institutions	(Won)	17,996	75.03
Manufacturing industries		5,989	24.97

	(Won)	23,985	100.00

As of December 31, 2003, investments in associates are as follows:

Issuer	Owner- ship(%)	Acquisition Cost		Beginning Balance1*		Unrealized Gains(Losses)2*						Book Value
						NI		R/E		C/A		2003		2002
						(In millions of Won)
KEXIM Bank UK Limited	100.00	(Won)	42,585	(Won)	44,176	(Won)	622	(Won)	—	(Won)	—	(Won)	44,798	(Won)	39,938
KEXIM Vietnam Leasing Co., Ltd.	100.00		11,978		7,007		86		—		—		7,093		7,022
PT. KOEXIM Mandiri Finance	78.83		3,987		8,462		378		—		—		8,840		8,181

		(Won)	58,550	(Won)	59,645	(Won)	1,086	(Won)	—	(Won)	—	(Won)	60,731	(Won)	55,141

1*	The beginning balance is the prior year’s book value adjusted by dividends and changes in foreign exchange rates.
2*	The book value as of December 31, 2003 is based on the unaudited financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

As of December 31, 2003, impairment losses on securities are as follows:

Issuer	Acquisition Cost		Impairment Loss		Book Value
	(In millions of Won)
Equity securities
Koryo	(Won)	500	(Won)	500	(Won)	—
Orion Electric CRV		2,177		2,177		—
ShinDongBang Corp.		3,326		2,594		732
Daewoo Electronics Corp.		1,123		332		791
KDS(preferred convertible stock)		66		63		3
KDS(preferred callable stock)		66		55		11

	(Won)	7,258	(Won)	5,721	(Won)	1,537

The maturities of available-for-sale and held-to-maturity investments, excluding stocks and equity investments, as of December 31, 2003, are as follows:

	Available-for-sale				Held-to-maturity
Maturities	Amortized cost		Fair value		Amortized cost		Fair value
	(In millions of Won)
Due in 1 year or less	(Won)	11,927	(Won)	12,213	(Won)	1,287	(Won)	1,287
Due after 1 year to 5 years		13,618		15,456		22,698		22,698

	(Won)	25,545	(Won)	27,669	(Won)	23,985	(Won)	23,985

Interest income from investments for the year ended December 31, 2003 amounts to 3,667 million Won.

5.    Loans

Loans as of December 31, 2003 and 2002 are summarized as follows:

		2003		2002
		(In millions of Won)
Loans in Won	Loans for exporting funds	(Won)	828,000	(Won)	1,640,346
	Loans for overseas investments		10,061		406
	Loans for importing funds		340,288		132,403
	Others		239,674		5,097
	Private placement corporate bonds		7,770		33,134
	Loans for debt-equity swap		49,611		3,064

		(Won)	1,475,404	(Won)	1,814,450

Loans in foreign currencies	Loans for exporting funds	(Won)	3,330,688	(Won)	3,051,265
	Loans with trade bill rediscounts		489,898		403,703
	Loans for overseas investments		1,248,638		775,260
	Loans for importing funds		347,641		225,256
	Private placement corporate bonds		9,582		127,176
	Domestic import usance bills		81,955		—
	Off-shore loans in foreign currency		658,262		187,399
	Others		27,734		50,439

		(Won)	6,194,398	(Won)	4,820,498

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

Loan risk concentrations by industry as of December 31, 2003 are summarized as follows:

	Loans in Won		Loans in foreign currencies		Total		Ratio(%)
	(In millions of Won)
Corporate
Manufacturing	(Won)	1,161,284	(Won)	2,435,289	(Won)	3,596,573	46.89
Construction		2,000		196,449		198,449	2.59
Wholesale and retail		305,238		631,023		936,261	12.21
Others		6,882		2,781,410		2,788,292	36.35

		1,475,404		6,044,171		7,519,575	98.04
Public and others		—		150,227		150,227	1.96

	(Won)	1,475,404	(Won)	6,194,398	(Won)	7,669,802	100.00

Loan risk concentrations by industry as of December 31, 2002 are summarized as follows:

	Loans in Won		Loans in foreign currencies		Total		Ratio(%)
	(In millions of Won)
Corporate
Manufacturing	(Won)	1,771,573	(Won)	1,670,691	(Won)	3,442,264	51.88
Construction		7,905		60,236		68,141	1.03
Wholesale and retail		29,158		135,304		164,462	2.48
Others		5,814		1,218,062		1,223,876	18.44

		1,814,450		3,084,293		4,898,743	73.83
Public and others		—		1,736,205		1,736,205	26.17

	(Won)	1,814,450	(Won)	4,820,498	(Won)	6,634,948	100.00

Loan risk concentrations by country as of December 31, 2003 and 2002 are summarized as follows:

		2003			2002
Continents	Countries	Amount		Ratio(%)	Amount		Ratio(%)
		(In millions of Won)
Asia	Korea	(Won)	381,049	6.15	(Won)	3,276,153	67.96
	China		578,013	9.33		271,788	5.64
	Indonesia		404,689	6.53		83,719	1.74
	India		240,503	3.88		81,312	1.69
	Vietnam		296,279	4.78		1,053	0.02
	Others		725,259	11.72		308,331	6.40

			2,625,792	42.39		4,022,356	83.45

Europe	Russia		214,070	3.46		229,654	4.76
	Britain		86,253	1.39		36,012	0.75
	The Netherlands		15,046	0.24		120,173	2.49
	Others		975,065	15.74		26,049	0.54

			1,290,434	20.83		411,888	8.54

America	United States		874,826	14.12		6,002	0.12
	Mexico		647,017	10.45		264,596	5.49
	Dominica		58,686	0.95		66,574	1.38
	Others		697,643	11.26		49,082	1.02

			2,278,172	36.78		386,254	8.01

		(Won)	6,194,398	100.00	(Won)	4,820,498	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

Loans to financial institutions as of December 31, 2003 and 2002 consist the following:

	2003		2002
	(In millions of Won)
Call loans in Won	(Won)	197,000	(Won)	134,100
Call loans in foreign currencies		582,730		425,782
Interbank loans		480,229		1,070,757
Loans to financial institutions		1,478,194		1,159,772

	(Won)	2,738,153	(Won)	2,790,411

As of December 31, 2003, restructured loans due to workout plans or other similar restructuring programs are as follows:

	Discount rate(%)	Amount		Present value discount
		(In millions of Won)
Court receivership and mediation	2.63~12.00	(Won)	13,174	(Won)	1,834
Workout	2.68~13.84		52,206		2,531
Individual agreements	5.30~7.05		70,954		16,186

		(Won)	136,334	(Won)	20,551

As of December 31, 2002, restructured loans due to workout plans or other similar restructuring programs are as follows:

	Discount rate(%)	Amount		Present value discount
		(In millions of Won)
Court receivership and mediation	2.63~12.00	(Won)	24,684	(Won)	1,991
Workout	2.68~13.84		128,399		3,927
Individual agreements	5.30~7.05		68,637		18,099

		(Won)	221,720	(Won)	24,017

The maturities of loans as of December 31, 2003 are as follows:

	Loans in Won		Loans in foreign currencies(*)		Total
	(In millions of Won)
Due in 3 months or less	(Won)	336,620	(Won)	732,225	(Won)	1,068,845
Due after 3 months to 6 months		603,012		511,294		1,114,306
Due after 6 months to 1 year		166,829		736,073		902,902
Due after 1 year to 3 years		79,179		1,260,348		1,339,527
Due after 3 years		289,764		3,423,485		3,713,249

	(Won)	1,475,404	(Won)	6,663,425	(Won)	8,138,829

(*)	Loans in foreign currencies include bills bought and advances for customers net of present value discounts.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

6.    Allowances for loan losses

As of December 31, 2003, allowances for loan losses by credit risk classification are as follows:

		Normal		Precautionary		Substandard		Doughtful		Estimated Loss		Total
						(In millions of Won)
Loans in Won	Amount	(Won)	1,175,655	(Won)	5,691	(Won)	283,674	(Won)	10,309	(Won)	75	(Won)	1,475,404
	Allowance		12,414		620		138,888		9,495		75		161,492

	Ratio(%)		1.06		10.89		48.96		92.11		100.00		10.95

Loans in foreign currencies	Amount		5,686,978		209,485		38,212		255,318		—		6,189,993
	Allowance		46,581		25,123		17,450		189,092		—		278,246

	Ratio(%)		0.82		11.99		45.67		74.06		—		4.50

Bills bought in Won	Amount		405,424		52,342		—		—		—		457,766
	Allowance		3,041		8,898		—		—		—		11,939

	Ratio(%)		0.75		17.00		—		—		—		2.61

Bills bought in foreign currencies	Amount		341,677		—		18,853		—		—		360,530
	Allowance		3,262		—		9,238		—		—		12,500

	Ratio(%)		0.95		—		49.00		—		—		3.47

Advances for customers	Amount		997		14,669		—		—		—		15,666
	Allowance		7		2,494		—		—		—		2,501

	Ratio(%)		0.75		17.00		—		—		—		15.97

Suspense receivable as credit	Amount		—		—		75		—		—		75
	Allowance		—		—		30		—		—		30

	Ratio(%)		—		—		40.00		—		—		40.00

Total	Amount(*)	(Won)	7,610,731	(Won)	282,187	(Won)	340,814	(Won)	265,627	(Won)	75	(Won)	8,499,434
	Allowance		65,305		37,135		165,606		198,587		75		466,708

	Ratio(%)		0.86		13.16		48.59		74.76		100.00		5.49

(*)	The above amounts of loan balances are net of present value discounts.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

As of December 31, 2002, allowances for loan losses by credit risk classification are as follows:

		Normal		Precautionary		Substandard		Doughtful		Estimated Loss		Total
		(In millions of Won)
Loans in Won	Amount	(Won)	1,764,004	(Won)	37,565	(Won)	2,484	(Won)	10,157	(Won)	240	(Won)	1,814,450
	Allowance		13,230		5,521		994		9,141		240		29,126

	Ratio(%)		0.75		14.70		40.02		90.00		100.00		1.60

Loans in foreign currencies	Amount		4,306,297		129,908		20,462		124,580		233,335		4,814,582
	Allowance		32,297		20,311		8,411		113,836		233,335		408,190

	Ratio(%)		0.75		15.63		41.11		91.38		100.00		8.48

Bills bought in Won	Amount		445,003		50,537		—		—		356		495,896
	Allowance		3,338		8,591		—		—		356		12,285

	Ratio(%)		0.75		17.00		—		—		100.00		2.48

Bills bought in foreign currencies	Amount		485,811		—		—		—		—		485,811
	Allowance		3,644		—		—		—		—		3,644

	Ratio(%)		0.75		—		—		—		—		0.75

Advances for customers	Amount		1,598		14,670		—		—		—		16,268
	Allowance		12		2,494		—		—		—		2,506

	Ratio(%)		0.75		17.00		—		—		—		15.40

Suspense receivable as credit	Amount		9		—		53		—		—		62
	Allowance		—		—		21		—		—		21

	Ratio(%)		—		—		39.62		—		—		33.87

Total	Amount(*)	(Won)	7,002,722	(Won)	232,680	(Won)	22,999	(Won)	134,737	(Won)	233,931	(Won)	7,627,069
	Allowance		52,521		36,917		9,426		122,977		233,931		455,772

	Ratio(%)		0.75		15.87		40.98		91.27		100.00		5.98

(*)	The above amounts of loan balances are net of present value discounts.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

The change in allowances for loan losses for the years ended December 31, 2003 and 2002 are as follows:

	2003		2002
	(In millions of Won)
Beginning balance	(Won)	455,772	(Won)	463,356
Bad debt expense		53,629		88,243
Write-off		(8,632)		(47,431)
Others		(34,061)		(48,396)

Ending balance	(Won)	466,708	(Won)	455,772

As of December 31, 2003, 2002 and 2001, the ratio of allowances for loan losses to loans are as follows:

	2003		2002		2001
	(In millions of Won)
Loans(*)	(Won)	8,499,434	(Won)	7,627,069	(Won)	8,217,373
Allowances for loan losses		466,708		455,772		463,356

Ratio(%)		5.49		5.98		5.64

(*)	The above amounts of loans are net of present value discounts.

7.    Fixed Assets

The changes in tangible assets for the year ended December 31, 2003 are as follows:

	Land		Buildings		Vehicles		Equipments		Construction in-progress		Total
	(In millions of Won)
Acquisition cost
Beginning balance	(Won)	4,341	(Won)	24,983	(Won)	842	(Won)	10,700	(Won)	12,120	(Won)	52,986
Acquisition/capital expenditure		—		—		301		2,048		9,540		11,889
Transfer		—		21,588		—		945		(21,660)		873
Disposal		—		(6,632)		(155)		(3,565)		—		(10,352)

		4,341		39,939		988		10,128		—		55,396

Accumulated depreciation
Beginning balance		—		15,189		643		7,820		—		23,652
Depreciation expense		—		913		182		2,600		—		3,695
Disposal		—		(6,432)		(154)		(3,512)		—		(10,098)

		—		9,670		671		6,908		—		17,249

Book Value	(Won)	4,341	(Won)	30,269	(Won)	317	(Won)	3,220	(Won)	—	(Won)	38,147

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

Tangible assets covered by insurance policies as of December 31, 2003 and 2002 are as follows:

	Amount Insured				Insurance Company	Type of Insurance
	2003		2002
	(In millions of Won)
Buildings	(Won)	28,578	(Won)	18,497	LG Insurance Co., Ltd	Fire insurance
Equipments		2,822		2,715	LG Insurance Co., Ltd	Fire insurance/ General
						property insurance

	(Won)	31,400	(Won)	21,212

The head office and Global Human Resource Development Center are covered by gas insurance policy (60 million Won per employee and a maximum coverage of 300 million Won per accident) and automobile insurance policy.

As of December 31, 2003 and 2002, the total government-posted prices of land are as follows:

	2003				2002
	Book Value		Appraisal Value		Book Value		Appraisal Value
	(In millions of Won)
Lands	(Won)	4,341	(Won)	53,787	(Won)	4,341	(Won)	48,001

The changes in intangible assets for the years ended December 31, 2003 and 2002 are as follows:

	Beginning balance		Acquisition		Amortization and others		Ending balance
	(In millions of Won)
Development costs	(Won)	4,582	(Won)	3,229	(Won)	(1,743)	(Won)	6,068

8.    Other assets

Other assets as of December 31, 2003 and 2002 are as follows:

	2003		2002
	(In millions of Won)
Deferred gain from swap transaction	(Won)	1,078	(Won)	—
Off-shore deferred gain from swap transaction		220		327
Deferred gain from foreign exchange		2		—
Suspense receivable as credit		75		62
Other suspense receivables		466		387
Other loans		6,951		6,745
Bills purchased on a deferred payment basis(Other)		—		54,287
Other assets		2,686		2,289

	(Won)	11,478	(Won)	64,097

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

9.    Borrowings

Borrowings as of December 31, 2003 and 2002 are as follows:

	Borrowers	Annual Interest rates (%)	2003		2002
			(In millions of Won)
Borrowings in Won
Borrowings from governmental funds	Government	2.84	(Won)	110,000	(Won)	220,000
Short-term borrowings from domestic banks	Industrial Bank of Korea	—		—		200,000
	Hana Bank	—		—		100,000

			(Won)	110,000	(Won)	520,000

Borrowings in foreign currencies
Borrowings from the Government	Government	2.00	(Won)	1,078,020	(Won)	2,733,972
Borrowings from foreign banks	ABN AMRO Bank	1.23~3.16		2,267,330		1,392,604

				3,345,350		4,126,576
Adjustments				5,990		7,627

			(Won)	3,351,340	(Won)	4,134,203

The maturities for borrowings are as follows:

	Borrowings in Won		Borrowings in foreign currencies		Total
	(In millions of Won)
Due in 3 months or less	(Won)	—	(Won)	1,124,449	(Won)	1,124,449
Due after 3 months to 6 months		—		721,052		721,052
Due after 6 months to 1 year		110,000		800,180		910,180
Due after 1 year to 3 years		—		666,075		666,075
Due after 3 years		—		39,584		39,584

	(Won)	110,000	(Won)	3,351,340	(Won)	3,461,340

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

10.    Debentures

Debentures as of December 31, 2003 are as follows:

	Issuance date	Annual interest rates (%)	Expiration date	Amount
	(in millions of Won, in thousands of foreign currencies)
US dollar export-import finance debentures	1996.02.15	6.38	2006.02.15	US$	420,700
	1996.11.20	6.50	2006.11.15		311,500
	1997.03.25	7.10	2007.03.15		649,900
	2002.11.27	4.25	2007.11.27		700,000
	2003.05.16	4.25	2007.11.27		400,000
	2003.06.11	1.55	2004.03.11		15,000
	2003.07.18	1.65	2006.07.18		50,000
	2003.07.18	1.65	2006.07.18		12,000
	2003.10.10	1.50	2005.10.10		30,000
	2003.11.06	4.25	2008.11.06		350,000
	2003.12.02	1.67	2006.12.02		50,000
	2003.12.09	1.51	2005.12.09		10,000

Total				US$	2,999,100

US dollar off-shore export-import finance debentures	2003.11.06	4.25	2008.11.06	US$	150,000

Singapore dollar export-import finance debentures	2003.06.30	1.03	2004.06.30	SGD	200,000
	2003.10.08	1.22	2004.10.08		50,000

Total				SGD	250,000

Japanese Yen export-import finance debentures	1995.12.19	4.10	2005.12.19	JPY	10,000,000
	2003.06.05	0.38	2004.03.05		1,000,000

Total				JPY	11,000,000

Australian Dollar export-import finance debentures	2003.09.05	5.95	2006.09.05	AUD	30,000

Hong Kong Dollar export-import finance debentures	2003.01.17	0.59	2006.01.17	HKD	287,000
	2003.07.02	0.44	2004.07.02		150,000
	2003.07.09	0.49	2004.07.09		80,000
	2003.07.30	0.55	2004.07.29		230,000
	2003.12.02	1.25	2004.12.02		400,000
	2003.12.19	2.40	2005.12.09		170,000

Total				HKD	1,317,000

Amounts converted to Won				(Won)	4,301,029
Adjustment					(20,106)
Discount on bonds					(6,396)
Premium on bonds					5,063

Net amount				(Won)	4,279,590

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

Debentures as of December 31, 2002 are as follows:

	Issuance date	Annual interest rates(%)	Expiration date	Amount
	(in millions of Won, in thousands of foreign currencies)
US Dollar export-import finance debentures	1996.02.15	6.38	2006.02.15	US$	420,700
	1996.11.20	6.50	2003.11.15		340,000
	1997.03.25	7.10	2007.03.15		649,900
	2002.11.27	4.25	2007.11.27		700,000

Total				US$	2,110,600
Japanese Yen export-import finance debentures	1995.12.19	4.10	2005.12.19	JPN	10,000,000
Hong Kong Dollar off-short export-import finance debentures	2002.12.18	HIBOR3M+0.2	2003.12.17	HKD	156,000

Amounts converted to Won				(Won)	2,658,863
Adjustment					8,441
Discount on bonds					(3,489)

Net amount				(Won)	2,663,815

The maturities of debentures as of December 31, 2003 and 2002 are as follows:

	Amount
	(In millions of Won)
Due in 3 months or less	(Won)	28,877
Due after 3 months to 6 months		140,622
Due after 6 months to 1 year		167,833
Due after 1 year to 3 years		1,268,465
Due after 3 years		2,675,126

	(Won)	4,280,923

11.    Accrued severance benefits

The changes in accrued severance benefits for the year ended December 31, 2003 are as follows:

	Beginning Balance		Amounts Provided		Amounts Paid Out		Ending Balance
	(In millions of Won)
Accrued severance benefits	(Won)	8,418	(Won)	6,718	(Won)	1,326	(Won)	13,810
Contribution to National Pension Fund		(30)		—		(15)		(15)

	(Won)	8,388	(Won)	6,718	(Won)	1,311	(Won)	13,795

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

The changes in accrued severance benefits for the year ended December 31, 2002 are as follows:

	Beginning Balance		Amounts Provided		Amounts Paid Out		Ending Balance
	(In millions of Won)
Accrued severance benefits	(Won)	6,125	(Won)	3,545	(Won)	1,252	(Won)	8,418
Contribution to National Pension Fund		(36)		—		(6)		(30)

	(Won)	6,089	(Won)	3,545	(Won)	1,246	(Won)	8,388

12.    Other Liabilities

Other liabilities as of December 31, 2003 and 2002 are as follows:

	2003		2002
	(In millions of Won)
Suspense receivable	(Won)	4,429	(Won)	282
Off-shore suspense receivable		78		—
Withholding taxes		1,014		709

	(Won)	5,521	(Won)	991

13.    Guarantees and Acceptances

Guarantees and acceptances as of December 31, 2003 and 2002 are as follows:

	2003		2002
	(In millions of Won)
Guarantees and acceptances outstanding
Contract performance	(Won)	2,046,893	(Won)	1,919,777
Repayment of advances from customers		14,720,331		8,265,603
Acceptances		4,503		600
Import L/C acceptances		45,167		9,018
Others in foreign currencies		711,098		289,132

		17,527,992		10,484,130

Contingent guarantees and acceptances
Letters of credit		192,245		124,285
Others		8,368,442		6,279,245

		8,560,687		6,403,530

	(Won)	26,088,679	(Won)	16,887,660

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

As of December 31, 2003, the allowances for losses on guarantees and acceptances outstanding according to credit risk classifications are as follows:

Guarantees and acceptances outstanding in		Normal		Precautionary		Sub - standard		Doubtful		Estimated Loss		Total
		(In millions of Won)
Won	Balance	(Won)	34,341	(Won)	—	(Won)	—	(Won)	—	(Won)	—	(Won)	34,341
	Allowance		172		—		—		—		—		172

	Ratio (%)		0.50		—		—		—		—		0.50

Foreign currencies	Balance		17,240,975		252,676		—		—		—		17,493,651
	Allowance		86,205		5,053		—		—		—		91,258

	Ratio (%)		0.50		2.00		—		—		—		0.52

Total	Balance	(Won)	17,275,316	(Won)	252,676	(Won)	—	(Won)	—	(Won)	—	(Won)	17,527,992
	Allowance		86,377		5,053		—		—		—		91,430

	Ratio (%)		0.50		2.00		—		—		—		0.52

The guarantees and acceptances risk concentration by country as of December 31, 2003 are as follows:

		Guarantees and acceptances outstanding			Contingent guarantees and acceptances			Total
		Balance		Ratio(%)	Balance		Ratio(%)	Balance		Ratio(%)
		(In millions of Won)
Asia	India	(Won)	265,531	1.51	(Won)	43,671	0.51	(Won)	309,202	1.19
	Japan		739,858	4.22		41,615	0.49		781,473	3.00
	Iran		566,889	3.23		52,193	0.61		619,082	2.37
	U.A.E		348,575	1.99		—	—		348,575	1.34
	Others		1,503,688	8.58		5,822,333	68.01		7,326,021	28.08
Europe	France		733,639	4.19		19,067	0.22		752,706	2.89
	Germany		4,466,941	25.49		25,483	0.30		4,492,424	17.22
	Malta		—	—		83,932	0.98		83,932	0.32
	Norway		596,130	3.40		412,122	4.81		1,008,252	3.86
	England		438,432	2.50		36,865	0.43		475,297	1.82
	Others		2,528,423	14.43		553,896	6.47		3,082,319	11.81
The Americas	Bermuda		649,260	3.70		594,678	6.95		1,243,938	4.77
	Panama		442,885	2.53		—	—		442,885	1.70
	Others		850,994	4.86		57,353	0.67		908,347	3.48
Africa	Liberia		2,362,699	13.48		569,519	6.65		2,932,218	11.24
	Others		631,826	3.60		—	—		631,826	2.42
Oceania	Marshall Islands		372,103	2.12		181,539	2.12		553,642	2.12
	Others		30,119	0.17		66,421	0.78		96,540	0.37

		(Won)	17,527,992	100.00	(Won)	8,560,687	100.00	(Won)	26,088,679	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

The guarantees and acceptances risk concentration by country as of December 31, 2002 are as follows:

		Guarantees and acceptances outstanding			Contingent guarantees and acceptances			Total
		Balance		Ratio(%)	Balance		Ratio(%)	Balance		Ratio(%)
		(In millions of Won)
Asia	India	(Won)	331,490	3.16	(Won)	151,380	2.36	(Won)	482,870	2.86
	Japan		223,834	2.13		169,819	2.65		393,653	2.33
	Iran		451,768	4.31		47,566	0.74		499,334	2.96
	U.A.E		303,111	2.89		—	—		303,111	1.79
	Others		1,551,028	14.79		652,749	10.19		2,203,777	13.05
Europe	France		262,472	2.50		329,984	5.15		592,456	3.51
	Germany		652,701	6.23		197,948	3.09		850,649	5.04
	Malta		286,133	2.73		113,216	1.77		399,349	2.36
	Norway		658,941	6.29		640,308	10.00		1,299,249	7.69
	England		325,999	3.11		175,869	2.75		501,868	2.97
	Others		651,847	6.22		550,202	8.59		1,202,049	7.12
America	Bermuda		540,515	5.16		821,872	12.84		1,362,387	8.07
	Panama		518,416	4.94		232,133	3.63		750,549	4.44
	Others		676,221	6.45		258,099	4.03		934,320	5.53
Africa	Liberia		2,338,957	22.31		1,615,329	25.22		3,954,286	23.42
	Others		436,036	4.16		46,506	0.73		482,542	2.86
Oceania	Marshall Islands		261,690	2.50		361,079	5.64		622,769	3.69
	Others		12,971	0.12		39,471	0.62		52,442	0.31

		(Won)	10,484,130	100.00	(Won)	6,403,530	100.00	(Won)	16,887,660	100.00

14.     Derivatives

The Bank has entered into various derivative agreements with financial institutions, including interest rate swap contracts and currency swap contracts to hedge the risk from rapid fluctuations of interest and foreign exchange rates relating to investment securities, borrowings in foreign currencies and debentures in foreign currencies.

The notional amounts outstanding for derivative contracts as of December 31, 2003 and 2002 are as follows:

	2003						2002
	Trading		Hedge		Total		Trading		Hedge		Total
	(in millions of Won)
Interest related
Swap	(Won)	—	(Won)	1,907,371	(Won)	1,907,371	(Won)	—	(Won)	1,450,083	(Won)	1,450,083

		—		1,909,374		1,909,374		—		1,452,085		1,452,085

Currency related
Forward		—		34,559		34,559		—		—		—
Swap		—		684,309		684,309		—		314,641		314,641

		—		718,868		718,868		—		314,641		314,641

	(Won)	—	(Won)	2,591,680	(Won)	2,591,680	(Won)	—	(Won)	1,764,724	(Won)	1,764,724

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

The summary of derivative transactions for the year ended December 31, 2003 is as follows:

	Valuation Gains(P/L)		Valuation Losses(P/L)		Fair Value(B/S)
					Asset		Liabilities
	(in millions of Won)
Interest related
Swap	(Won)	1,476	(Won)	29,199	(Won)	1,294	(Won)	29,836

Currency related
Forward		—		1,848		—		1,848
Swap		25,073		12,472		16,798		13,639

		25,073		14,320		16,798		15,487

	(Won)	14,320	(Won)	0	(Won)	18,092	(Won)	45,323

The Bank records changes of fair value in borrowings and debentures whose risks are hedged by derivative transactions as ‘gain(loss) on valuation of fair value hedged items’. For the year ended December 31, 2003, in relation to these transactions, gain on valuation of fair value hedged items amounted to 30,720 million Won, and loss on valuation of fair value hedged items amounted to 21,284 million Won. For the year ended December 31, 2002, loss on valuation of fair value hedged items amounted to 18,155 million Won.

15.    Commitments and Contingencies

As of December 31, 2003, seven legal actions, charged against the Bank, remain pending with an aggregate claim amount of 226,336 million Won, while one lawsuit, which the Bank has filed, remains pending with an aggregate amount of claims of 27,565 million Won.

Daewoo Motors, as a plaintiff, filed lawsuit against the Bank, in relation to settlement on loans by collateralized stock on November 2002, denying its obligation on redemption of the related loans. The court returned a verdict on July 1, 2003, in favor of the plaintiff which the Bank appealed the decision. As of December 31, 2003, the Bank recognized its total claim amount of 27,565million Won as ‘other allowance’ in relation to the potential loss arising from the lawsuit.

In common with certain other Asian countries, the economic environment in the Republic of Korea continues to be volatile. In addition, the Korean government and the private sector continue to implement structural reforms to historical business practices, including corporate governance. The Bank may be either directly or indirectly affected by these volatile economic conditions and the reform program described above. The accompanying financial statements reflect management’s assessment of the impact to date of the economic environment on the financial position and results of operations of the Bank. Actual results may differ materially from management’s current assessment.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

Loan exposures to certain companies, which are currently experiencing liquidity crisis as of December 31, 2003, comprise the following:

	Loans (including guarantees and acceptances)
Company	Amount		Present Value Discount		Allowance		Book Value		Securities
	(in millions of Won)
SK Networks Co., Ltd	(Won)	278,576	(Won)	—	(Won)	132,818	(Won)	145,758	(Won)	105,261
Hyundai Corporation		43,033		—		14,960		28,073		2,410
Daewoo Engineering & Construction Co., Ltd		53,634		2,286		385		50,963		13,786
Daewoo International Corporation		48,633		137		718		47,778		80,274
Orion Electric Co., Ltd.		5,969		—		5,372		597		—
Daewoo Electronics Corp.		4,725		—		458		4,267		791
Choongnam Spinning Co., Ltd.		4,583		209		4,155		219
ShinDongBang Corp.		14,669		—		2,494		12,175		732
Daewoo Electronics Co., Ltd.		5,430		—		41		5,389
Daewoo Precision Industries Co., Ltd.		95		—		18		77		397
Hanchang		703		—		275		428		264
KP Chemical Corporation		—		—		—		—		160
KDS Company Ltd.		—		—		—		—		13

	(Won)	460,050	(Won)	2,632	(Won)	161,694	(Won)	295,724	(Won)	204,088

16.    Capital

The Bank has 4,000,000 million Won of authorized capital as of December 31, 2003 and 2,765,755 million Won and 2,725,755 million Won of capital stock as of December 31, 2003 and 2002, respectively. The Bank does not issue share certificates.

The changes in capital stock for the year ended December 31, 2003 are as follows:

	2002		Capital increase		2003
	(in millions of Won)
The Government	(Won)	1,407,169	(Won)	40,000	(Won)	1,447,169
The Bank of Korea		1,165,000		—		1,165,000
The Korea Development Bank		153,586		—		153,586

	(Won)	2,725,755	(Won)	40,000	(Won)	2,765,755

17.    Retained Earnings

The Export-Import Bank of Korea Act requires the Bank to annually appropriate 20 percent of unappropriated retained earnings as a legal reserve up to the amount of paid-in capital.

The remaining balance, net of legal reserve and dividend payments, is appropriated to temporary reserve.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

18.    Capital Adjustments

The changes in capital adjustments for the year ended December 31, 2003 are as follows:

	Beginning Balance		Changes		Sale/ Realization		Ending Balance
	(in millions of Won)
Unrealized gain on available-for-sale securities	(Won)	(258,643)	(Won)	285,470	(Won)	(658)	(Won)	26,169

19.    General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2003 and 2002 are as follows:

	2003		2002
	(in millions of Won)
Financial management expenses
Salaries and wages	(Won)	40,069	(Won)	33,543
Others		19,567		18,164

		59,636		51,707

Economic cooperation management expenses		501		507

Other general and administrative expenses
Severance benefits		6,718		3,545
Depreciation		4,565		2,085
Taxes and dues		722		786

		12,005		6,416

	(Won)	72,142	(Won)	58,630

20.    Income Tax Expense

Income tax expense for the years ended December 31, 2003 and 2002 are as follows:

	2003		2002
	(in millions of Won)
Income taxes payable	(Won)	49,750	(Won)	—
Deferred income taxes from temporary differences		(46,098)		21,590
Change in temporary differences due to tax adjustments		—		(5,004)
Retained earnings and other capital surplus adjustments		13,746		—

Income tax expense	(Won)	17,398	(Won)	16,586

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

Reconciliations of income before income taxes for financial reporting purposes and taxable income for corporate income tax reporting purposes for the years ended December 31, 2003 and 2002 are summarized as follows:

	2003		2002
	(in millions of Won)
Adjustments to increase taxable income
Permanent difference:
Excess of meal & entertainment expenses limit	(Won)	225	(Won)	472
Interest payable		260		—
Other		1,132		1,972

		1,617		2,444
Temporary difference(*)		436,569		147,144

	(Won)	438,186	(Won)	149,588

Adjustments to decrease taxable income
Permanent difference:
Dividend income	(Won)	(3,503)	(Won)	(15,462)
Temporary difference(*)		(273,538)		(251,282)

	(Won)	(277,041)	(Won)	(266,744)

Income tax expense based on the effective tax rate	(Won)	(53,857)	(Won)	—

(*)	Prior year’s adjusted tax amount confirmed in March 2003 amounts to a net increase of 2,594 million Won, which has been excluded.

The significant changes in accumulated temporary differences and deferred income taxes for the year ended December 31, 2003 are as follows:

	Beginning Balance		Increase		Decrease		Ending Balance		Deferred income tax debit(credit)
	(in millions of Won)
Deferred income tax expenses
Allowance for severance benefits	(Won)	5,002	(Won)	3,247	(Won)	—	(Won)	8,249	(Won)	2,268
Allowance for loan losses		110,206		221,959		110,206		221,959		61,574
Loss on impairment of investment securities		21,646		5,721		—		27,367		7,526
Reserve for possible loss on acceptances and guarantees		—		91,430		—		91,430		5,431
Other allowances		—		27,565		—		27,565		7,580
Loss on valuation of derivatives		55,173		51,313		55,173		51,313		14,294
Others		54,916		21,928		54,756		22,088		2,806

		246,943		423,163		220,135		449,971		101,479
Deferred income tax benefits
Gain on valuation of securities of affiliates		9,552		10,638		9,552		10,638		2,925
Gain on valuation of derivatives		19,329		38,198		19,329		38,198		10,555
Others		—		17,448		—		17,448		1,919

		28,881		66,284		28,881		66,284		15,399

	(Won)	218,062	(Won)	356,879	(Won)	191,254	(Won)	383,687	(Won)	86,080

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

Considering the characteristic of temporary differences, the Bank reported deferred income tax debit, net of the unrealizable amount.

According to the revised Corporate Tax Act, deferred tax has been computed reflecting the revised tax rates of 29.7% and 27.5% in 2004 and 2005, respectively.

The statutory income tax rate applicable to the Bank, including resident tax surcharges, is approximately 29.7%. However, the effective tax rates for the years ended December 31, 2003 and 2002 are 28.3% and 23.4%, respectively, due to tax adjustments.

21.    Assets and Liabilities Denominated in Foreign Currencies

Significant assets and liabilities denominated in foreign currencies as of December 31, 2003 comprise the following:

	Total Balances		Major Denomination Currencies
	Millions of Won	Thousands of USD (*)	Thousands of US Dollars	Thousands of EC Euro	Thousands of Japanese Yen
Assets
Due from banks	41,438	34,595	1,529	4,978	1,382,438
Available-for-sale securities	27,669	23,100	23,100	—	—
Held-to-maturity securities	23,986	20,024	20,025	—	—
Loans	6,194,398	5,171,479	4,846,198	94,162	19,585,548
Bills bought	473,912	395,652	395,652	—	—
Foreign exchange bought	360,530	300,993	211,504	48,430	—
Advances to customers	1,306	1,090	1,090	—	—
Call loans	582,730	486,500	486,500	—	—
Interbank loans	480,229	400,926	400,926	—	—

Liabilities
Borrowings	3,345,351	2,792,913	2,391,201	95,700	21,900,000
Call money	—	—	—	—	—
Debentures	4,299,697	3,589,662	3,147,927	—	11,000,000
Unsettled foreign exchange liabilities	39,642	33,096	33,043	42	—

(*)	Foreign currencies other than US dollars are converted into US dollar amounts using the exchange rates provided by Seoul Money Brokerage Services, Ltd. at December 31, 2003.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

22.    Related Party Transactions

Significant balances and transactions with related parties as of and for the year ended December 31 2003 are as follows:

Company	Account	Assets/ Liabilities		Income		Expense
		(in millions of Won)
KEXIM Bank UK Limited	Due from banks in foreign currencies	(Won)	146,132	(Won)	2,582	(Won)	—
	Call loans in foreign currencies		—		148		—
	Loans in foreign currencies		11,978		285		—
	Other assets		358		7		—
	Other liabilities		6		—		—
	Interest on export-import finance debentures in foreign currencies		5,598		—		201
KEXIM Vietnam Leasing Co., Ltd.	Loans in foreign currencies		37,482		468		—
	Guarantees and acceptances		—		3		—
	Other assets		86		26		—
PT KOEXIM Mandiri Finance	Due from banks in foreign currencies		—		501		—
	Loans in foreign currencies		77,857		423		—
	Call loans in foreign currencies		—		48		—
	Other assets		281		1		—

Significant balances and transactions with related parties as of and for the year ended December 31, 2002 are as follows:

Company	Account	Assets / Liabilities		Income		Expense
		(in millions of Won)
KEXIM Bank UK Limited	Due from banks in foreign currencies	(Won)	160,854	(Won)	1,517	(Won)	—
	Call loans in foreign currencies		6,002		71		—
	Loans in foreign currencies		12,004		—		—
	Other assets		227		—		—
	Interest on export-import finance debentures in foreign currencies		5,064		—		210
KEXIM Vietnam Leasing Co., Ltd.	Loans in foreign currencies		13,897		256		—
	Guarantees and acceptances		599		—		—
	Other assets		62		9		—
PT KOEXIM Mandiri Finance	Due from banks in foreign currencies		69,623		1,371		—
	Loans in foreign currencies		12,004		361		—
	Other assets		269		—		—

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

23.    Transactions with Financial Institutions

The assets and liabilities related to transactions with financial institutions for the year ended December 31, 2003 are as follows:

	The Bank of Korea		Other banks		Other financial institutions		Total
	(in millions of Won)
Cash and due from banks	(Won)	80	(Won)	108,248	(Won)	—	(Won)	108,328
Available-for-sale Securities		—		2,473		—		2,473
Held-to-maturity Securities		—		16,710		—		16,710
Loans		—		1,377,150		350		1,377,500
Interbank Loans		—		1,259,959		—		1,259,959
Borrowings		—		2,166,567		100,764		2,267,331

	(Won)	80	(Won)	4,931,107	(Won)	101,114	(Won)	5,032,301

24.    Interest Bearing Assets and Liabilities

Interest bearing assets and liabilities and related interest income and interest expenses for years ended December 31, 2003 and 2002 are as follows:

	2003					2002
	Average balance		Interest income		Annual yield(%)	Average balance		Interest income		Annual yield(%)
	(in millions of Won)
Assets
Due from banks in Won	(Won)	35,121	(Won)	1,298	3.70	(Won)	39,091	(Won)	1,545	3.95
Due from banks in foreign currencies		26,685		350	1.31		13,335		374	2.80
Available-for-sale securities		27,801		1,618	5.82		34,870		2,596	7.73
Held-to-maturities securities		33,614		2,049	6.10		58,107		2,876	4.95
Loans in Won		1,568,877		79,167	5.05		2,205,683		122,603	5.56
Loans in foreign currencies		5,190,267		217,957	4.20		5,222,782		249,357	4.77
Bills bought		455,889		34,101	7.48		549,799		44,842	8.16
Foreign exchange bought		479,227		9,835	2.05		141,837		3,958	2.79
Advances to customers		15,848		1,666	10.51		10,337		1,257	12.16
Call loans in Won		219,926		8,903	4.05		61,758		2,706	4.38
Call loans in foreign currencies		548,796		6,659	1.21		368,897		6,591	1.79
Interbank loans		433,684		7,033	1.62		435,192		8,922	2.05

	(Won)	9,035,735	(Won)	370,636		(Won)	9,141,688	(Won)	447,627

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

	2003					2002
	Average balance		Interest income		Annual yield(%)	Average balance		Interest income		Annual yield(%)
	(in millions of Won)
Liabilities
Borrowings in Won	(Won)	382,740		13,613	3.56	(Won)	575,014	(Won)	23,488	4.08
Borrowings in foreign currencies		3,194,517		66,221	2.07		4,052,654		119,599	2.95
Call money in Won		82,346		3,243	3.94		355,628		14,835	4.17
Call money in foreign currencies		24,426		349	1.43		17,735		387	2.18
Debentures in Won		—		—			183,643		10,080	5.49
Debentures in foreign currencies		3,364,963		176,584	5.25		2,093,744		130,704	6.24

	(Won)	7,048,992	(Won)	260,010		(Won)	7,278,418	(Won)	299,093

25.    Statement of Cash Flows

Cash and due from banks as of December 31, 2003 as presented in the statement of cash flows are as follows:

	Amount
	(in millions of Won)
Due from banks in Won	(Won)	66,890
Due from banks in foreign currencies		41,438

	(Won)	108,328

Major transactions that do not involve cash inflows and cash outflows for the years ended December 31, 2003 and 2002 are as follows:

	2003		2002
	(in millions of Won)
Unrealized gains on available-for-sale securities	(Won)	284,812	(Won)	189,326
Conversion of loans into trading securities		2,035		9,770
Conversion of loans into available-for-sale securities		154,143		185,652
Write-off of loans		8,632		47,431

26.    Employee Welfare

Employee welfare expenses during the years ended December 31, 2003 and 2002 are as follows:

	2003		2002
	(in millions of Won)
Meal expenses	(Won)	62	(Won)	897
Medical expenses		153		91
Fringe benefits		2,946		3,157
Healthcare expenses		209		180

	(Won)	3,370	(Won)	4,325

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002

27.    Calculation of Added Value

The accounts and amounts which are required to be disclosed in connection with the calculation of added value in relation to the Bank’s operations for the years ended December 31, 2003 and 2002 are as follows:

	2003		2002
	(in millions of Won)
Salaries and wages	(Won)	40,069	(Won)	33,543
Provision for severance benefits		6,718		3,545
Fringe benefits		3,370		4,325
Rental fees		678		549
Depreciation		3,695		2,085
Withholding taxes		722		786

	(Won)	55,252	(Won)	44,833

28.    Approval of Financial Statements

The financial statements of the Bank, as of and for the year ended December 31, 2003, were approved by the board of directors on February 25, 2004.

THE REPUBLIC OF KOREA

Land and History

Territory and Population

Located generally south of the 38th parallel on the Korean peninsula, The Republic of Korea covers about 38,000 square miles, approximately one-fourth of which is arable. The Republic’s population of approximately 48 million has a literacy rate of approximately 98%. The country’s largest city and capital, Seoul, has a population of about 11 million people.

Political History

Dr. Rhee Syngman, who was elected president in each of 1948, 1952, 1956 and 1960, dominated the years after the Republic’s founding in 1948. Shortly after President Rhee’s resignation in 1960 in response to student-led demonstrations, a group of military leaders headed by Park Chung Hee assumed power by coup. The military leaders established a civilian government, and the country elected Mr. Park as President in October 1963. President Park served as President until his assassination in 1979 following a period of increasing strife between the Government and its critics. The Government declared martial law and formed an interim government under Prime Minister Choi Kyu Hah, who became the next President. After clashes between the Government and its critics, President Choi resigned, and General Chun Doo Hwan, who took control of the Korean army, became President in 1980.

In late 1980, the country approved, by national referendum, a new Constitution, providing for indirect election of the President by an electoral college and for certain democratic reforms, and shortly thereafter, in early 1981, re-elected President Chun. Responding to public demonstrations in 1987, the legislature revised the Constitution to permit direct election of the President. In December 1987, Roh Tae Woo won the Presidency by a narrow plurality, after opposition parties led by Kim Young Sam and Kim Dae Jung failed to unite behind a single candidate. In February 1990, two opposition political parties, including the one led by Kim Young Sam, merged into President Roh’s ruling Democratic Liberal Party.

In December 1992, the country elected Kim Young Sam as President. The election of a civilian and former opposition party leader considerably lessened the controversy concerning the legitimacy of the political regime. President Kim’s administration reformed the political sector and deregulated and internationalized the Korean economy.

In December 1997, the country elected Kim Dae Jung as President. President Kim’s party, the Millennium Democratic Party (formerly known as the National Congress for New Politics), formed a coalition with the United Liberal Democrats led by Kim Jong Pil, with Kim Jong Pil becoming the first prime minister in President Kim’s administration. The coalition, which temporarily ended before the election held in April 2000, continued with the appointment of Lee Han Dong of the United Liberal Democrats as the Prime Minister in June 2000. The coalition again ended in September 2001.

In December 2002, the country elected Roh Moo Hyun as President. President Roh began his term on February 25, 2003. The Roh administration has announced that its key policy priorities will include:

•	pursuing a flexible macroeconomic policy mix to ensure stable economic growth through balanced growth in domestic demand and exports;

•	nurturing emerging industries, encouraging research and development, and improving logistical infrastructure to maximize economic growth potential;

•	expanding the economic participation of women and the elderly, while establishing a sustainable social welfare system that is consistent with recent socio-economic progress;

•	continuing structural reforms that will result in a transparent, market-driven economy;

•	continuing with inter-Korean cooperation; and

•	continuing with efforts to resolve the North Korea nuclear issue peacefully through various diplomatic channels.

Government and Politics

Government and Administrative Structure

Governmental authority in the Republic is centralized and concentrated in a strong presidency. The President is elected by popular vote and can only serve one term of five years. The President chairs the State Council, which consists of the prime minister, the deputy prime ministers, the respective heads of Government ministries and the ministers of state. The President can select the members of the State Council and appoint or remove all other Government officials, except for elected local officials.

The President can veto new legislation and take emergency measures in cases of natural disaster, serious fiscal or economic crisis, state of war or other similar circumstances. The President must promptly seek the concurrence of the National Assembly for any emergency measures taken; failing to do so automatically invalidates the emergency measures.

The National Assembly exercises the country’s legislative power. The Constitution provides for the direct election of about 81% of the members of the National Assembly and the distribution of the remaining seats proportionately among parties winning more than 5 seats in the direct election and receiving over 3% of the popular vote. National Assembly members serve four-year terms. The National Assembly enacts laws, ratifies treaties and approves the national budget. The executive branch drafts most legislation and submits it to the National Assembly for approval.

The country’s judicial branch comprises the Supreme Court, the Constitutional Court and lower courts of various levels. The President appoints the Chief Justice of the Supreme Court and appoints the other Justices of the Supreme Court upon the recommendation of the Chief Justice. All appointments to the Supreme Court require the consent of the National Assembly. The Chief Justice, with the consent of the other Supreme Court Justices, appoints all the other judges in Korea. Supreme Court Justices serve for six years; all other judges serve for ten years. Other than the Chief Justice, justices and judges may be reappointed to successive terms.

The President formally appoints all nine judges of the Constitutional Court, but three judges must be designated by the National Assembly and three by the Chief Justice of the Supreme Court. Constitutional Court judges serve for six years and may be reappointed to successive terms.

Administratively, the Republic comprises nine provinces and seven cities with provincial status: Seoul, Busan, Daegu, Inchon, Gwangju, Daejon and Ulsan. From 1961 to 1995, the national government controlled the provinces and the President appointed provincial officials. Local autonomy, including the election of provincial officials, was reintroduced in June 1995.

Political Organizations

The 17th legislative general election was held on April 15, 2004 to elect 299 National Assembly members and Uri Party, which is the current ruling party, gained a majority in the National Assembly. Currently, there are two main political parties, Uri Party (“UP”) and the Grand National Party (“GNP”).

As of May 17, 2004, the parties controlled the following number of seats in the National Assembly:

	UP	GNP	Others	Total
Number of Seats	152	121	26	299

Relations with North Korea

Relations between the Republic and North Korea have been tense over most of the Republic’s history. The Korean War of 1950-1953 began with the invasion of the Republic by communist forces from North Korea and, following a military stalemate, an armistice was reached establishing a demilitarized zone monitored by the United Nations in the vicinity of the 38th parallel.

North Korea maintains a regular military force estimated at more than 1,000,000 troops, mostly concentrated near the northern border of the demilitarized zone. The Republic’s military forces, composed of approximately 690,000 regular troops and almost 3.1 million reserves, maintain a state of military preparedness along the southern border of the demilitarized zone. The United States currently maintains approximately 37,000 troops in the Republic.

Over the last few years, relations between the Republic and North Korea have generally improved, despite occasional difficult periods, such as the June 1999 and June 2002 incidents during which several North Korean naval ships intruded on the northern boundary of the Republic’s territorial waters, resulting in a series of hostile naval clashes, and the recent events relating to North Korea’s nuclear program discussed below. The Government believes that the general improvement in relations between the Republic and North Korea in the last several years has stemmed from expectations of increased economic cooperation. Trade between the two Koreas, which totaled US$287 million in 1995, increased to US$403 million in 2001. In November 1998, the Hyundai Group began operating tours for South Koreans to visit the Mount Kumgang region of North Korea after reaching an agreement for such tours with the North Korean government. In June 2000, then-President Kim Dae Jung met with North Korea’s leader Kim Jong-Il in Pyongyang, North Korea. This was the first summit meeting between the leaders of the Republic and North Korea since the nation was divided in 1945. After four rounds of discussions, the summit meeting resulted in the joint announcement by then-President Kim Dae Jung and North Korea’s leader Kim Jong-Il that the two nations had reached an accord to promote: (1) the autonomous pursuit of unification; (2) the reunion of separated families; (3) the promotion of economic cooperation and exchange in various fields; and (4) the continuation of dialogue to implement the accord. Since the summit, thirteen rounds of ministerial talks have been held through February 2004.

In recent months, however, the level of tension between the two Koreas, as well as between North Korea and the United States, has increased. In response to North Korea’s admission to the maintenance of a nuclear weapons program in breach of the peace accord executed in October 1994, the United States, Japan, the Republic and the European Union (which became party to the 1994 accord in November 2002) decided to suspend shipments of oil to North Korea called for by the 1994 accord and reiterated their demands for the dismantling of North Korea’s nuclear weapons program. Following the suspension of oil shipments, North Korea removed seals and surveillance equipment from its Yongbyon nuclear power plant and evicted nuclear inspectors from the United Nations International Atomic Energy Agency (the “IAEA”) in December 2002. In January 2003, North Korea announced its intention to withdraw from the Nuclear Non-Proliferation Treaty, refusing to abandon its nuclear power and arms program unless the United States were to execute a non-aggression pact. Media reports have stated that North Korea has reactivated a reactor at its main nuclear complex, the Yongbyon nuclear power plant. In February 2003, the IAEA referred the nuclear issue to the United Nations Security Council. In an effort to secure a peaceful negotiated resolution to these events, the two Koreas continue to hold ministerial talks. In April 2003, the United States, North Korea and China held tripartite discussions in an effort to resolve issues relating to North Korea’s nuclear weapons program, during which North Korea reportedly admitted that it had already successfully developed nuclear weapons. Although both President Roh of the Republic and President Bush of the United States have pledged their support in principle to a peaceful resolution of the situation, there can be no assurance that the level of tension will not escalate and that such escalation will not have a material adverse impact on the Republic’s economy or its ability to obtain future funding. In August 2003, the representatives of the Republic, the United States, North Korea, China, Japan and Russia held multilateral talks in an effort to resolve issues relating to North Korea’s nuclear weapons program. While the talks concluded without resolution, participants in the August meeting indicated a further round of negotiations may take place in the future. In February 2004, six party talks resumed in Beijing, China. Again, the talks concluded without resolution, but the six sides promised to push ahead the peace forum, agreeing in principle to hold the third round of talks in Beijing no later than the end of the second quarter 2004 and to set up a working group in preparation for the plenary meeting.

Over the longer term, reunification of the two Koreas could occur. Reunification may entail a significant economic commitment by the Republic.

Foreign Relations and International Organizations

The Republic maintains diplomatic relations with most nations of the world, most importantly with the United States with which it entered into a mutual defense treaty and several economic agreements. The Republic also has important relationships with Japan and China, its largest trading partners after the United States.

The Republic belongs to a number of supranational organizations, including:

•	the International Monetary Fund (the “IMF”);

•	the World Bank;

•	the Asian Development Bank (the “ADB”);

•	the Multilateral Investment Guarantee Agency;

•	the International Finance Corporation;

•	the International Development Association;

•	the African Development Bank;

•	the European Bank for Reconstruction and Development;

•	the Bank for International Settlements; and

•	the World Trade Organization (the “WTO”).

In September 1991, the Republic and North Korea became members of the United Nations. During the 1996 and 1997 sessions, the Republic served as a non-permanent member of the United Nations Security Council.

In March 1995, the Republic applied for admission to the Organization for Economic Cooperation and Development (“OECD”), which the Republic officially joined as the twenty-ninth regular member in December 1996.

The Economy

Economic Developments since 1997

In 1997 and 1998, a number of developments described below adversely affected the Korean economy. Korean companies, including the conglomerates known as “chaebols” that dominate the Korean economy, banks and other financial institutions struggled financially, and a significant number of them failed. Factors that contributed to the financial difficulties included excessive investment by Korean companies and high levels of debt, including debt denominated in foreign currencies, incurred by Korean companies. The economic difficulties of certain Southeast Asian countries beginning in 1997 also contributed to Korea’s problems. During this period, the Republic experienced significant depreciation of the Won, increases in interest rates, volatile stock prices, as well as reductions in its foreign currency reserves and reduced liquidity in the economy. Reflecting these factors, in 1998, GDP contracted by 6.9% at constant market prices, the inflation rate rose to 7.5% from 4.4% in 1997 and the unemployment rate rose to 7.0% from 2.6% in 1997.

However, the Korean economy recovered after 1998 and achieved an increase in GDP of 9.5% in 1999 at constant market prices. In addition, the Republic recorded a trade surplus of US$23.9 billion in 1999 as the Republic’s economic recovery led to a 28.4% increase in imports and a 8.6% increase in exports. The Republic recorded GDP growth of 8.5% and a trade surplus of US$11.8 billion in 2000, GDP growth of 3.8% and a trade surplus of US$9.3 billion in 2001 and GDP growth of 7.0% and a trade surplus of US$10.3 billion in 2002. At the same time, inflation has been managed at relatively low levels of 0.8% in 1999, 2.3% in 2000, 4.1% in 2001 and 2.7% in 2002. Moreover, the unemployment rate has continued to decrease in each year since 1998, to 6.3% in 1999, 4.1% in 2000, 3.8% in 2001 and 3.1% in 2002. Based on preliminary data, the Republic’s GDP grew approximately 3.1% in 2003. The Republic recorded a trade surplus of US$15.0 billion in 2003. In 2003, the inflation rate was 3.6% and the unemployment rate was 3.4%. Based on preliminary data, in the first quarter of 2004, the Republic’s GDP grew approximately 5.3%, the Republic recorded a trade surplus of US$6.7 billion, the inflation rate was 4.4% and the unemployment rate was 3.8%.

The following table sets forth information regarding certain of the Republic’s key economic indicators for the periods indicated.

	As of or for the year ended December 31,
	1997		1998		1999		2000		2001		2002		2003
	(In billions of dollars and trillions of won, except percentages)
GDP Growth(1)		4.7%		(6.9)%		9.5%		8.5%		3.8%		7.0%		3.1	%(2)
Inflation		4.4%		7.5%		0.8%		2.3%		4.1%		2.7%		3.6%
Unemployment(3)		2.6%		7.0%		6.3%		4.1%		3.8%		3.1%		3.4%
Trade Surplus		$(8.5)		$39.0		$23.9		$11.8		$9.3		$10.3		$15.0
Foreign Currency Reserves		$20.4		$52.0		$74.1		$96.2		$102.8		$121.4		$155.4	(2)
External Liabilities		$159.2		$148.7		$137.1		$131.7		$118.8		$131.0		N/A	(4)
Fiscal Balance	(Won)	(7.0)	(Won)	(18.8)	(Won)	(13.1)	(Won)	6.5	(Won)	7.3	(Won)	22.7	(Won)	8.1	(2)

(1)	At constant market prices.
(2)	Preliminary.
(3)	Average for year.
(4)	Not available.

Source: Monthly Bulletin, March 2004; The Bank of Korea.

The Republic’s economic and financial difficulties in 1997 and 1998 and its subsequent recovery are described in more detail below.

Financial Condition of Korean Companies

Beginning in early 1997, a significant number of Korean companies, including member companies of chaebol groups, experienced financial difficulties due to excessive investment in some industries, weak export prices and high levels of debt and foreign currency exposure. In addition, the widespread practice of cross guarantees among member companies of chaebols meant that the difficulties of financially weaker companies threatened the financially stronger companies as well. The reluctance and reduced ability of banks to renew or extend additional credit exacerbated these problems.

Beginning in early 1997, a number of Korean companies failed, including companies in the Hanbo Group, the Sammi Group, the Kia Group, the Jinro Group, the Dainong Group, the Ssang Bang Wool Group, the New Core Group, the Tae-il Precision Group and the Halla Group. The series of major corporate failures in 1997 and 1998 contributed to increases in the Republic’s unemployment rate, which rose to 8.5% as of January 31, 1999, but decreased to 3.1% as of December 31, 2002 due in large part to the Republic’s economic recovery during the period. In 2003, the unemployment rate was 3.4%. Based on preliminary data, in the first quarter of 2004, the unemployment rate was 3.8%.

In August 1999, Korean creditor financial institutions of the Daewoo Group agreed to enter into voluntary workout programs for twelve companies of the Daewoo Group. By the end of March 2000, these creditors approved the workout programs, which included spin-offs of certain Daewoo Group companies, debt-for-equity swaps, deferrals of principal and interest payments, reduction of interest rates and provision of new credits by existing creditors. In addition, by March 2000, The Korea Asset Management Corporation (“KAMCO”) reached an agreement in principle with foreign creditor financial institutions of certain Daewoo Group companies to purchase the creditors’ claims. An offer to purchase the claims of foreign creditors was commenced in May 2000, and approximately US$3.9 billion, or over 90% of eligible claims, was purchased by KAMCO by October 2000. By December 2000, Daewoo Corporation and Daewoo Heavy Industries Ltd. spun off their respective operations to newly established operating companies pursuant to their workout programs. By December 2002, nine Daewoo Group companies, including Daewoo Engineering & Construction Co., Ltd. and Daewoo International Corporation, which were spun-off from Daewoo Corporation and Daewoo Shipbuilding & Marine Engineering Co., Ltd., respectively, and Daewoo Heavy Industries & Machinery, Ltd., which was spun-off from Daewoo Heavy Industries, exited from their respective workout programs. Daewoo Corporation and Daewoo Heavy Industries are currently in the process of liquidation. The workout programs for the remaining four Daewoo Group companies are ongoing. Further, Daewoo Motor Co., Ltd., Korea’s second-largest automobile manufacturer, went under court receivership in November 2000 after it failed to obtain additional loans from its main creditor banks and defaulted on its short-term payment of obligations. As the key element of the restructuring of Daewoo Motor, GM-Daewoo Auto and Technology (“GMDAT”) was established in August 2002 pursuant to a master agreement between General Motors Corporation (“GM”) and certain creditors of Daewoo Motor. In October 2002, GMDAT acquired certain assets of Daewoo Motor, and GMDAT commenced operation as a result of a final agreement reached by GM and the creditors. According to the master agreement, GM and GM’s affiliates ultimately will own 67% of GMDAT and the creditors will own the remaining 33%. Pursuant to an agreement between GM and the creditors, the creditors agreed to extend US$2 billion in additional loans to GMDAT, of which certain creditors, including Woori Bank, Chohung Bank, Korea Exchange Bank and the Korea Development Bank, have agreed to provide loans to GMDAT at market interest rates and trade finance facilities in the aggregate amount of US$1.25 billion, including US$750 million in loans from the Korea Development Bank.

In addition to the uncertainties surrounding the prospects of restructuring the Daewoo Group companies discussed above, the possibility of financial difficulties for other conglomerates as well as Korean financial institutions may negatively affect the Korean economy. For example, the Hyundai Group has reportedly been struggling with its indebtedness, reported to amount to approximately US$30 billion, and Hyundai Group’s Hyundai Engineering & Construction Co., Ltd. and Hynix Semiconductor Inc. (formerly known as Hyundai Electronics Industries Co., Ltd. and disaffiliated from Hyundai Group since June 2001) have been reported to be experiencing liquidity problems. In March, May and September 2001, creditor financial institutions of the Hyundai Group agreed to provide financial assistance by way of additional loans, extensions on maturities of various outstanding payment obligations, debt-for-equity swap transactions, guarantees of repayment obligations of overseas borrowings and injections of additional capital into the Hyundai Group companies. In addition, the Korea Development Bank established the “Fast Track Debenture Program” to support the corporate debenture market. Hyundai Engineering & Construction and Hynix Semiconductor were selected as companies to be included in this program, which commenced in January 2001 and ended in January 2002. Under this bond purchase program, selected companies became eligible to refinance through the Korea Development Bank up to 80% of the principal amount of their debentures maturing in 2001 through the issuance of new debentures to the Korea Development Bank at market interest rates. Despite a US$1.25 billion equity offering completed in June 2001, Hynix Semiconductor has been reported to continue to have financial difficulties. In October 2001, creditor financial institutions of Hynix Semiconductor decided to subject it to the Corporate Restructuring Promotion Act, which became effective in September 2001. The Corporate Restructuring Promotion Act allows creditor financial institutions of a troubled company to freeze and reschedule its debts (including provision of new credits) upon a resolution by creditors representing at least 75% of the entire claims amount, as part of efforts to sustain its operations. In June 2002, the creditor financial institutions converted (Won)3.1 trillion in principal amount of Hynix Semiconductor convertible bonds into equity. As a result, the creditor financial institutions now control Hynix Semiconductor. The creditor financial institutions are reportedly considering a wide range of options with respect to Hynix Semiconductor. In November 2002, an agreement was signed among Hynix Semiconductor, Hyundai Display Technology, Inc. (a subsidiary of Hynix Semiconductor) and Beijing Orient Electronics Group with respect to the sale of Hyundai Display Technology’s TFT-LCD business for US$380 million. The creditor financial institutions of Hynix Semiconductor agreed to extend US$180 million in loans to Beijing Orient Electronics Group in connection with its acquisition of the TFT-LCD business. The extension of the loans and closing of the sale and purchase of the TFT-LCD business was completed in January 2003. In December 2002, the creditor financial institutions of Hynix Semiconductor approved a plan that includes a 21:1 reverse stock split followed by a W1.9 trillion debt-for-equity swap and a rollover to the end of 2006 of W3.0 trillion of Hynix Semiconductor’s debt. The plan subsequently was approved by Hynix Semiconductor’s board of directors in January 2003. The reverse stock split was consummated in March 2003 and the debt-for-equity swap was consummated in April 2003.

In March 2003, the principal creditor banks of SK Networks Co., Ltd., formerly known as SK Global Co., Ltd., commenced corporate restructuring proceedings against SK Networks after the company admitted that it had falsified its financial statements. The Korean financial markets have been adversely affected as a result. On October 27, 2003, SK Networks and its overseas subsidiaries completed the final major step in the restructuring of indebtedness of SK Networks and its overseas subsidiaries, including (i) the purchase of approximately $540 million of the $563 million of total indebtedness of its overseas subsidiaries held by non-Korean institutions (the “Foreign Exchange”); (ii) the purchase or inclusion in the restructuring plan of SK Networks under the Corporate Restructuring Promotion Act (“CRPA”) of all of the approximately $126 million of indebtedness of its overseas subsidiaries held by Korean institutions (the “Korean Exchange”); and (iii) the entering into of the CRPA Implementation Agreement in respect of the restructuring of the approximately $1.7 billion of indebtedness of SK Networks. The Foreign Exchange provided for the assignment to SK Networks of indebtedness of its subsidiaries held by the participating creditors in exchange for 43% of the principal amount in promissory notes and 5% of the principal amount in the form of bonds with warrants. Concurrent with the Foreign Exchange, all of the indebtedness of SK Networks and its overseas subsidiaries held by Korean financial institution creditors was resolved either through the Korean Exchange (on the same basic economic terms as the Foreign Exchange) or in accordance with the CRPA Implementation Agreement, entered into on October 27, 2003. Under the CRPA Implementation Agreement, all of the indebtedness of SK Networks held by the Korean financial institution creditors was converted into shares of common stock, redeemable preferred stock and mandatory convertible bonds of SK Networks. SK Corp., which is the parent company of SK Networks, also converted approximately $760 million of its claims against SK Networks into the shares of common stock of SK Networks in connection with the CRPA Implementation Agreement.

As of June 30, 2003, Hanaro Telecom, Inc., Korea’s second largest Internet broadband service provider, had (Won)1.7 trillion in outstanding debt, (Won)300 million of which was due to mature by the end of 2003. On October 21, 2003, shareholders of Hanaro Telecom voted to sell a 39.6% controlling interest in the company to a consortium of investors led by American International Group, Inc. (“AIG”) and Newbridge Capital, Inc. (“Newbridge Capital”) for approximately $1.1 billion. Hanaro Telecom received a payment of $1.1 billion on October 31, 2003.

Commencing in the second half of 2003, LG Card Co., Ltd., Korea’s largest credit card company in terms of both number of credit card holders and charge volume, has been experiencing significant liquidity problems. In November 2003, creditors of LG Card’s agreed to provide (Won)2 trillion (subsequently adjusted to (Won)1.59 trillion) in new loans to enable LG Card to resume cash operations. Certain of LG Card’s creditors also agreed to extend payments on existing debt for one year after the chairman of LG Group pledged his personal stake in LG Corp, the group holding company, as collateral. In December 2003, each of Woori Bank, Kookmin Bank and the National Agricultural Cooperative Federation agreed to lend (Won)100 billion to LG Card. These loans will be due in December 2005.

After the failure to auction LG Card to a buyer in December 2003, the principal creditors of LG Card tentatively agreed to a rescue plan in January 2004 in which the Korea Development Bank would acquire a 25% (subsequently adjusted to 26%) interest in LG Card and the other creditors would collectively acquire a 74% (subsequently adjusted to 73%) ownership interest following the completion of several debt-for-equity swaps contemplated in 2004. In addition, the creditors agreed to form a normalization steering committee for LG Card to oversee LG Card’s business operations. The extraordinary shareholders meeting was held in March 2004 to elect a new chief executive officer and directors nominated by the committee.

In February 2004, the creditors exchanged indebtedness of (Won)953.9 billion for shares constituting 54.8% of the outstanding share capital of LG Card. The creditors also plan to extend (Won)1.59 trillion of new loans to LG Card by the end of December 2004, which will subsequently be converted into equity. LG Group also provided an additional (Won)800 billion and (Won)375 billion to LG Card in February and March 2004, respectively (in addition to a (Won)200 billion capital contribution made in December 2003), and the Korea Development Bank provided (Won)125 billion in cash to LG Card in March 2004. In May 2004, LG Group completed a 43.5-to-1 capital write-down, which resulted in its ownership interest in LG Card being reduced to less than 1%. Following the capital write-down, the creditors will exchange a further (Won)953.9 billion of indebtedness into equity of LG Card. Upon completion of the foregoing transactions, the creditors will hold a combined 99.3% stake in LG Card.

The Government and the private sector have worked together to implement major reforms in the corporate sector. As part of the corporate sector response to the financial crisis, all forms of mergers and acquisitions, including hostile takeovers, were liberalized in May 1998. The Government also required each of the 64 largest chaebol groups to agree upon capital structure improvement plans with its lead creditor banks in 1998. These plans specified annual debt to equity ratio targets for each chaebol, identified its core business area and established divestiture plans for companies outside its core business areas.

As a result, the average numbers of affiliates of chaebol groups decreased significantly since 1997 and the debt to equity ratio of listed companies, excluding financial institutions, improved significantly from 271.4% at the end of 1997 to 99.3% at the end of 2003. In addition, laws and regulations progressively limiting, and eventually eliminating, the provision of cross guarantees among chaebol affiliates were implemented.

Financial Condition of Korean Banks and Other Financial Institutions

The capital adequacy and liquidity of most Korean banks and other financial institutions have been adversely affected by the financial difficulties of corporate borrowers, high levels of short-term foreign currency borrowings from foreign financial institutions and the consideration of non-market oriented factors in making lending decisions.

The Government in late 1997 and 1998 ordered the closing of many of the worst affected financial institutions. In addition, the Government became the controlling shareholder of four large commercial banks, Seoul Bank, Korea First Bank, Woori Bank and Chohung Bank, by recapitalizing them. In December 1999, the Government sold a controlling interest in Korea First Bank to Newbridge Capital, and subsequently, the Government extended an invitation to domestic and foreign financial institutions to bid for and acquire Seoul Bank. The Government selected Hana Bank as the acquirer and the Hana Bank-Seoul Bank merger was consummated in December 2002. The newly merged entity formed the Republic’s third largest commercial bank in terms of total assets. In January 2003, Shinhan Financial Group Co., Ltd. was selected by the Public Fund Oversight Committee as the preferred bidder with respect to the sale of the Chohung Bank shares owned by the Government. In July 2003, the Government agreed to sell a controlling interest in Chohung Bank to Shinhan Financial Group and in August 2003, Shinhan Financial Group completed its acquisition of the Chohung Bank shares. In August 2003, Lone Star Funds, an investment firm based in the United States, agreed to buy a 51% stake in Korea Exchange Bank for approximately (Won)1.4 trillion. In October 2003, Lone Star Funds completed its (Won)1.07 trillion payment for new common shares of Korea Exchange Bank. Lone Star Funds paid an additional (Won)308.3 billion to acquire existing shares of Korea Exchange Bank held by each of Commerzbank, formerly Korea Exchange Bank’s largest shareholder, and the Export-Import Bank of Korea.

Further, to enhance the competitiveness of the Republic’s financial institutions, the Government passed a law in October 2000 permitting the establishment of financial holding companies. Pursuant to such legislation, the Government formed a financial holding company, of which the Government is currently the controlling shareholder and whose holdings include Woori Bank and several other Korean financial institutions. Korean banks have also pursued mergers and acquisitions. A merger between H&CB and Kookmin Bank was completed in October 2001, and the merged entity became the largest bank in the Republic in terms of total assets.

The Government estimates that, as of December 31, 2002, banks and non-bank financial institutions held non-performing assets (defined to include loans and other credits on which interest had not been paid for at least three months) totaling approximately (Won)31.8 trillion, compared to (Won)39.1 trillion as of December 31, 2001. By June 30, 2003, the Non-Performing Asset Management Fund managed by KAMCO had purchased approximately (Won)110.3 trillion in principal amount of non-performing assets from financial institutions for (Won)39.8 trillion. The fund uses cash and three- to five-year Government-guaranteed notes to pay for its acquisitions.

In recent years, credit card usage and consumer debt have increased substantially in Korea. These increases have recently been accompanied by a significant increase in the rate of delinquencies. The average delinquency rate among the Republic’s seven credit card companies rose to 14.3% as of December 31, 2003 from 5.8% as of December 31, 2001. These events have adversely affected credit card companies’ ability to raise funds. To stabilize the over-leveraged credit card industry, the Government has proposed an emergency package which would entail banks and other companies with credit card businesses making significant capital injections into their respective credit card affiliates.

Foreign Currency Reserves and External Liabilities

The Republic’s foreign currency reserves have fluctuated in recent years. The Republic’s foreign currency reserves fell 73.2% to US$8.9 billion as of December 31, 1997 from US$33.2 billion as of December 31, 1996, mostly due to repatriations by foreign investors of their investments in Korea, repayments of external debt, reduced availability of credit from foreign sources and intervention in the foreign currency market to stabilize the Won. The usable portion of the reserves, defined as the total foreign currency reserves less amounts on deposit with overseas branches of Korean financial institutions and swap positions between The Bank of Korea and other central banks, totaled only US$3.9 billion as of December 18, 1997.

Since the end of 1997, however, the Government’s usable foreign currency reserves have continued to increase, reaching US$166.1 billion as of June 15, 2004, primarily due to continued trade surpluses and capital inflows.

The Republic’s total external liabilities, using standards set by the IMF, totaled US$148.7 billion as of December 31, 1998, US$137.1 billion as of December 31, 1999, US$131.7 billion as of December 31, 2000, US$118.8 billion as of December 31, 2001 and US$131.0 billion as of December 31, 2002. Based on preliminary data, the Republic’s total external liabilities, using standards set by the IMF, totaled US$144.0 billion as of June 30, 2003.

Credit Rating Changes

In October 1997, the Republic’s long-term foreign currency rating ceiling on bond obligations, as announced by Moody’s Investors Service, Inc., was A1 and its long-term foreign currency rating as announced by each of Standard & Poor’s Ratings Services and Fitch International Banking Credit

Agency was AA-. Since that time, the rating agencies have changed the country’s ratings significantly. In 2002, Moody’s upgraded the Republic’s long-term foreign currency rating to A3, Fitch IBCA to A and Standard & Poor’s to A-. In February 2003, Moody’s Investor Services changed its outlook on the long-term foreign currency rating of Korea to negative from positive, citing heightened security concerns stemming from North Korea’s nuclear weapons program and increased uncertainty regarding North Korea’s actions and possible responses from the international community.

The table below shows the credit ratings downgrades for the Republic from December 1997 to January 1998.

Rating
Date	Rating Agency	Instrument	From	To
December 1997	Moody’s	Foreign currency rating on bond obligations	Baa2	Ba1
		Foreign currency rating for long-term bank deposits	Ba2	B1

	Standard & Poor’s	Long-term foreign currency rating	BBB-	B+
		Long-term local currency rating	A-	BBB-
		Short-term foreign currency rating	A-3	C
		Short-term local currency rating	A-2	A-3

	Fitch IBCA	Long-term foreign currency rating	BBB-	B-

January 1998	Moody’s	Foreign currency rating for bank deposits	B1	Caa1

The table below shows the credit ratings upgrades for the Republic from February 1998 to July 2002.

Rating
Date	Rating Agency	Instrument	From	To
February 1998	Standard & Poor’s	Long-term foreign currency rating	B+	BB+
		Long-term local currency rating	BBB-	BBB+
		Short-term foreign currency rating	C	B
		Short-term local currency rating	A-3	A-2

	Fitch IBCA	Long-term foreign currency rating	B-	BB+

January 1999	Standard & Poor’s	Long-term foreign currency rating	BB+	BBB-
		Long-term local currency rating	BBB+	A-
		Short-term foreign currency rating	B	A-3

	Fitch IBCA	Long-term foreign currency rating	BB+	BBB-

February 1999	Moody’s	Foreign currency rating on bond obligations	Ba1	Baa3
		Foreign currency rating for long-term bank deposits	Caa1	Ba2

June 1999	Fitch IBCA	Long-term foreign currency rating	BBB-	BBB

November 1999	Standard & Poor’s	Long-term foreign currency rating	BBB-	BBB
		Short-term local currency rating	A-2	A-1

December 1999	Moody’s	Foreign currency rating on bond obligations	Baa3	Baa2

March 2000	Fitch IBCA	Long-term foreign currency rating	BBB	BBB+

November 2001	Standard & Poor’s	Long-term foreign currency rating	BBB	BBB+

March 2002	Moody’s	Foreign currency rating on bond obligations	Baa2	A3

June 2002	Fitch IBCA	Long-term foreign currency rating	BBB+	A

July 2002	Standard & Poor’s	Long-term foreign currency rating	BBB+	A-

Interest Rate Fluctuations

Due to adverse economic conditions, the depreciation of the Won and the Government’s reform policy, interest rates payable by Korean borrowers increased substantially, both domestically and internationally, in late 1997 and 1998. The average annual interest rate on three-year Won-denominated, non-guaranteed corporate bonds rose from 12.6% as of September 30, 1997 to 29.0% as of December 31, 1997. Since the fourth quarter of 1998, interest rates have fallen significantly, primarily driven by improved economic conditions and The Bank of Korea interest rate policy. The average interest rate on three-year Won-denominated, non-guaranteed corporate bonds fell to 5.0% as of June 15, 2004. Internationally, the spreads over United States treasury bonds on benchmark dollar-denominated bonds issued by the Republic and Korean financial institutions and companies have improved since the second half of 1998. If interest rates were to rise significantly in the future, the debt service costs of Korean borrowers and the possibility of defaults on debt repayments may increase.

Exchange Rate Fluctuations

Due to adverse economic conditions and reduced liquidity, the value of the Won relative to the U.S. dollar and other major foreign currencies declined substantially in 1997 but generally rose in 1998. Because of market pressure, in December 1997, the Government allowed the Won to float freely. The market average exchange rate as announced by the Seoul Money Brokerage Services Ltd. (formerly the Korea Financial Telecommunications and Clearings Institute) was (Won)1,415.2 to US$1.00 on December 31, 1997, compared to (Won)914.8 to US$1.00 on September 30, 1997. The Won’s sharp depreciation resulted from, among other things, significant demand for U.S. dollars and other major foreign currencies by Korean financial institutions and companies to repay their foreign currency debts, deteriorating foreign currency holdings of the Republic’s financial institutions, credit rating downgrades experienced by the Republic and Korean financial institutions and corporations, as well as other external factors, including currency turmoil in Southeast Asian countries.

Due to improved economic conditions and continued trade surpluses, the Won has generally appreciated against the U.S. dollar since the end of 1997, and as of June 15, 2004, the market average exchange rate was (Won)1,163.1 to US$1.00.

Won depreciation increases substantially the amount of Won revenue needed by Korean companies to repay foreign currency-denominated debt, increases the possibility of defaults and results in higher prices for imports, including key raw materials such as oil, sugar and flour. On the other hand, Won appreciation generally has an adverse effect on exports by Korean companies.

Stock Market Volatility

The Korea Composite Stock Price Index declined by over 56% from 647.1 on September 30, 1997 to 280.0 on June 16, 1998. The index recovered to 752.1 on June 15, 2004, which represented an increase of 168.8% since June 16, 1998.

Significant sales of Korean securities by foreign investors and the repatriation of the sales proceeds could drive down the value of the Won, reduce the foreign currency reserves held by financial institutions in the Republic and hinder the ability of Korean companies to raise capital.

Initial Reform Efforts in 1997

In response to the economic difficulties experienced in 1997, the Government implemented a range of measures to restore the confidence of financial market participants in Korea by strengthening the country’s economic fundamentals.

The Government focused its reform measures on restructuring the country’s financial sector. In April 1997, a presidential committee introduced short-term reform measures, including:

•	allowing commercial banks, securities firms and insurance companies to compete;

•	permitting the issuance of financial debentures by commercial banks and securities firms;

•	increasing the size of deposit insurance funds;

•	improving public disclosure systems and accounting standards; and

•	eliminating interest rate controls.

In June 1997, the Government announced medium- and long-term measures relating to the restructuring of The Bank of Korea and financial institution supervisory systems. The Government accelerated implementation of these measures in connection with the IMF financial aid package and related reforms. For a more extensive discussion of these measures, see “The Republic of Korea—The Economy—Post-IMF Reforms—Financial Sector Restructuring”.

To support troubled financial institutions and to stabilize the Republic’s financial markets, in August 1997, the Government announced a financial aid package, including special loans and other measures, for certain commercial and merchant banks with large amounts of bad loans. The Government also announced measures to increase the Republic’s foreign currency reserves, including guaranteeing the overseas foreign currency borrowings of Korean commercial banks.

In October 1997, the Ministry of Finance and Economy established the Non-Performing Asset Management Fund to assist certain commercial banks and other financial institutions. The ministry restructured and expanded KAMCO in November 1997 and mandated it to manage the Non-Performing Asset Management Fund and purchase and dispose of non-performing assets of financial institutions. In December 1998, the Government increased the size of the Non-Performing Asset Management Fund to approximately (Won)33.6 trillion, funded by (Won)32.5 trillion in proceeds from the issuance of Government guaranteed bonds, a (Won)0.5 trillion loan from The Korea Development Bank and a (Won)0.6 trillion contribution from other financial institutions. In August 1999, (Won)12.0 trillion of the Non-Performing Asset Management Fund was transferred to the Deposit Insurance Fund. The size of the Non-Performing Asset Management Fund was approximately (Won)21.6 trillion as of April 30, 2004.

The Non-Performing Asset Management Fund has purchased non-performing assets from commercial banks and other financial institutions since 1997 as follows:

	1997	1998	1999	2000	2001	2002	2003
	(trillions of won)
Face value of non-performing assets purchased	11	33	18	33	6	9	—
Amount paid for these non-performing assets	7	12	4	13	2	1	—

The fund uses cash and three- to five-year Government guaranteed notes to pay for its acquisitions.

As uncertainty about the stability of the Republic’s financial markets persisted, in November 1997, the Government announced additional comprehensive measures to aid the financial sector, including:

•	providing faster settlement of bad loans purchased by KAMCO from financial institutions;

•	offering incentives for financial institutions to merge;

•	requiring the merger of certain troubled financial institutions with other financial institutions;

•	monitoring the condition of individual financial institutions;

•	insuring all amounts deposited with banks, non-bank financial institutions, and securities investment companies, and all amounts due from life insurance companies, until the end of 2000;

•	increasing the daily exchange rate band within which the Won may float from 2.25% to 10% (the band was subsequently removed); and

•	exploring the expansion of the Republic’s foreign currency borrowings from international capital markets.

IMF Financial Aid Package

To help address the country’s liquidity crisis and its generally difficult economic situation, the Government sought assistance from the IMF in November 1997 and reached agreement with the IMF on an aid package in December 1997. The aid package called for the Republic to receive loans totaling US$58 billion from the IMF, the World Bank, the ADB and the governments of certain countries, subject to compliance with several conditions. The loans helped to increase the Republic’s foreign currency reserves and support the Republic’s banking sector.

The aid package consisted of US$21.0 billion over three years from the IMF in standby credits (approximately US$19.5 billion of which was disbursed), US$10.0 billion from the World Bank to support specific structural reform programs (US$7.0 billion of which was disbursed) and US$4.0 billion from the ADB to support policy and institutional reforms (US$3.7 billion of which was disbursed). In addition, Japan, the United States, France, Germany, the United Kingdom, Italy, Australia, Canada, Belgium, the Netherlands, Sweden, Switzerland and New Zealand pledged supplemental financing totaling approximately US$23 billion; Korea did not utilize any of the supplemental financing.

Korea had repaid all of the amounts borrowed from the IMF by August 2001, approximately three years ahead of schedule. As to the amounts borrowed from the World Bank and the ADB, US$4.8 billion and US$1.7 billion, respectively, were still outstanding as of December 31, 2003.

Post-IMF Reforms

Since 1998, the Government has implemented comprehensive programs for economic reform and recovery aimed at rectifying the causes of the economic and financial difficulties experienced in 1997 and 1998. The key measures implemented and the results that have been achieved are discussed below.

Financial Sector Restructuring

General Goals.    Beginning in late 1997, the Government undertook a comprehensive restructuring of its financial sector with the following goals:

•	improving supervision of the financial sector and strengthening the legal and regulatory framework for such supervision;

•	conforming accounting standards and disclosure rules to international “best practices”;

•	requiring the audit of large financial institutions by internationally recognized accounting firms following auditing standards reflecting international “best practices”;

•	upgrading the standards of prudential supervision applicable to financial institutions;

•	strengthening risk management; and

•	introducing a stronger market orientation in the activities of financial institutions.

Financial Support for Financial Institutions.    To support troubled financial institutions, the National Assembly in December 1997 authorized guarantees of up to US$20 billion of external debt of Korean banks, and in January 1998, additional guarantees of up to US$7 billion of external debt of Korean commercial and merchant banks and up to US$8 billion of external debt of The Bank of Korea. The Government used the guarantees to help Korean financial institutions with their short-term foreign currency debt. In January 1998, the Government reached agreement with 13 international creditor banks to extend the maturity of short-term foreign currency obligations incurred by certain Korean financial institutions by replacing them with one-, two- and three-year loans guaranteed by the Government. In March 1998, 134 creditor banks tendered US$21.8 billion of eligible short-term debt in exchange for the guaranteed loans. The banks received the following guaranteed loans:

Term of Loan	Principal Amount		Interest Rate
One year	US$	3.8 billion	225 basis points above the six-month London Interbank Offered Rate (“LIBOR”)
Two years	US$	9.8 billion	250 basis points above six-month LIBOR
Three years	US$	8.3 billion	275 basis points above six-month LIBOR

The two- and three-year loans were permitted to be prepaid at the option of the obligors prior to maturity in whole or in part without premium or penalty. The Korean financial institution obligors of the new loans paid fees to the Government in return for the guarantees. All of the loans have since been repaid.

In December 1997, the Public Money Management Fund, which manages public funds, including pension funds of civil servants, acquired approximately (Won)4.4 trillion of subordinated bonds from 27 Korean financial institutions to supplement their capital base. In addition, The Bank of Korea in December 1997 placed a substantial portion of its official reserves on deposit with overseas branches of Korean banks.

Legislation.    In connection with restructuring the financial sector of the Republic, the following measures have been adopted through legislation by the National Assembly:

•	amending The Bank of Korea Act to provide for the central bank’s independence, with price stability as its main mandate;

•	establishing the Financial Supervisory Commission in April 1998 to supervise and regulate all financial institutions in Korea and establishing in January 1999 the Financial Supervisory Service as the Financial Supervisory Commission’s executive arm, thereby consolidating the functions of a number of previous regulatory bodies;

•	introducing measures to deal effectively with unsound financial institutions, including reducing the capital of financially troubled institutions and allowing for capital injections by the Government on a case-by-case basis;

•	consolidating various deposit insurance institutions into the Korea Deposit Insurance Corporation (“KDIC”) and expanding the sources of funding for deposit insurance;

•	repealing the Republic’s usury law that had previously established a legal maximum interest rate at a ceiling of 40% per annum;

•	allowing foreign financial institutions to merge with and acquire domestic financial institutions;

•	strengthening confidentiality protections for private financial transactions;

•	requiring specialized banks and development institutions to comply with the same prudential standards as commercial banks and the same external audit requirements as other financial institutions;

•	amending the Republic’s deposit insurance system, so that all amounts deposited with Korean banks, financial institutions, securities companies and insurance companies by July 31, 1998, plus interest, would be insured until the end of the year 2000. After December 31, 2000, all deposits at any single financial institution are insured only up to (Won)50 million regardless of the amount deposited; and

•	introducing audit committees, compliance officers and internal compliance rule systems to various financial institutions.

Restructuring and Recapitalizing the Financial Institutions Sector.    Since December 1997, the Government has been restructuring and recapitalizing troubled financial institutions, including closing insolvent financial institutions and those failing to carry out rehabilitation plans within specified periods.

In particular:

•	The Government became the controlling shareholder of Korea First Bank, Seoul Bank, Woori Bank and Chohung Bank by recapitalizing them. In December 1999, the Government sold a controlling interest in Korea First Bank to Newbridge Capital and, in September 2002, the Government selected Hana Bank as the acquirer of Seoul Bank. Hana Bank and Seoul Bank merged in December 2002. In January 2003, Shinhan Financial Group was selected by the Public Fund Oversight Committee as the preferred bidder with respect to the sale of the Chohung Bank shares owned by the Government; In July 2003, the Government agreed to sell a controlling interest in Chohung Bank to Shinhan Financial Group and in August 2003, Shinhan Financial Group completed its acquisition of the Chohung Bank shares. In August 2003, Lone Star Funds, an investment firm based in the United States, agreed to buy a 51% stake in Korea Exchange Bank for approximately (Won)1.4 trillion. In October 2003, Lone Star Funds completed its (Won)1.07 trillion payment for the new common shares of Korea Exchange Bank. Lone Star Fund paid an additional (Won)308.3 billion to acquire existing shares of Korea Exchange Bank held by each of Commerzbank, formerly Korea Exchange Bank’s largest shareholder, and the Export-Import Bank of Korea.

•

In June 1998, the Financial Supervisory Commission, after reviewing the restructuring plans submitted by 12 commercial banks (excluding Seoul Bank and Korea First Bank) that had failed to meet Bank of International Settlement capital adequacy standards as of December 31, 1997, ordered the suspension of operations of five commercial banks and the assignment of their assets and liabilities to five other commercial banks and KAMCO. KAMCO granted the five purchasing banks “putback” options if the assets deteriorated within six months from the purchase. The five banks also received compensation from KDIC for certain losses arising from the purchase and assumption of the assets and liabilities. In addition, KDIC injected capital into the purchasing banks by buying subordinated bonds or stocks. The Government allowed the seven other commercial banks to continue operations after they submitted revised restructuring or rehabilitation plans. The Government has continued to monitor the implementation of the restructuring plans and rehabilitation measures.

•	Through August 2001, 15 insurance companies have gone through restructuring. Two surety companies merged to form Seoul Guaranty Insurance Corporation.

•	Through December 2001, seven securities companies, a securities investment trust company, 122 mutual savings and finance companies, seven securities investment trust management companies and 407 credit unions have been closed. One securities company dissolved voluntarily. Additionally, the Government has overseen the demerger of three securities investment trust companies pursuant to which each such securities investment trust company was divided into two companies, i.e., a securities company and a securities investment management company.

•	The Government required the Republic’s merchant banks to achieve a capital adequacy ratio of 8% and through December 2001 closed 28 merchant banks which failed to meet such ratio. Six unsound merchant banks were merged into other financial institutions in line with the Government’s restructuring policy. As of December 31, 2003, the number of the Republic’s merchant banks decreased to three compared with 30 as of December 31, 1997.

In 1999, (1) Boram Bank merged into Hana Bank, (2) Kangwon Bank, Hyundai International Merchant Bank and Chungbuk Bank merged into Chohung Bank, (3) Hanil Bank and the Commercial Bank of Korea merged to form Hanvit Bank and (4) Korea Long Term Credit Bank merged into Kookmin Bank.

In 1999, 2000 and 2001, the Government injected public funds through KDIC in the aggregate amount of (Won)3.55 trillion into Korea Life Insurance Co., Ltd. and in the aggregate amount of (Won)10.25 trillion into Seoul Guaranty Insurance Corporation for recapitalization. In April 2000, the Government entered into agreements with each of Korea Life Insurance Co., Ltd. and Seoul Guaranty Insurance Corporation for the implementation of its management normalization plan. In December 2002, 51% of Korea Life Insurance Co., Ltd. held by KDIC was sold to a consortium of buyers led by the Hanwha Group for approximately US$686 million.

The Financial Supervisory Commission generally expected banks to adhere to a specific timetable to achieve specified performance objectives, including:

•	improving their capital ratios to 6% by March 1999 and to 8% by March 2000;

•	improving operating performance to enhance risk management and profitability; and

•	continuing to identify and resolve non-performing loans.

The Financial Supervisory Commission also encouraged banks to increase their capital ratios to 10% by December 2000.

Regional banks that do not engage in international lending and national banks that do not lend in excess of (Won)5 billion to individual corporate borrowers and do not engage in international lending were required to improve their capital ratios to 4% by March 1999, 6% by March 2000 and 8% by December 2000.

In June 2000, in an effort to enhance the international competitiveness of the Republic’s banks, the Government announced a plan to implement the second-phase restructuring of the Republic’s banks under the following principles:

•	the Government would create various systematic frameworks, including one for financial holding companies;

•	banks which are not the recipients of the public funds may implement their own restructuring; and

•	the Government would take initiatives in the restructuring of the banks that have received public funds or in which the Government has controlling stakes.

During 2000, the Government announced further details of the second-phase restructuring plan for the banks and required seven commercial banks, including Chohung Bank, Woori Bank, Korea Exchange Bank, Peace Bank of Korea, Kwangju Bank, Cheju Bank and Kyungnam Bank, into which the Government had injected public funds or which did not satisfy the minimum 8% BIS capital adequacy ratio, to submit their respective management improvement plans. The Government thereafter approved the management improvement plans submitted by Chohung Bank and Korea Exchange Bank. With respect to the management improvement plans submitted by the remaining five commercial banks, the Government approved them on the condition that they become a subsidiary of a financial holding company, of which the Government is the controlling shareholder. Four of these five commercial banks became subsidiaries of such financial holding company, which was established in March 2001. In May 2002, the remaining commercial bank, Cheju Bank, became a subsidiary of Shinhan Financial Group, a financial holding company formed by Shinhan Bank, in September 2001. Korean banks have also pursued mergers and acquisitions. A merger between H&CB and Kookmin Bank was completed in October 2001 and the merged entity became the largest commercial bank in the Republic in terms of total assets. Hana Bank and Seoul Bank merged in December 2002 to create the third largest commercial bank in the Republic in terms of total assets. In 2003, the Government sold its interests in Chohung Bank and Lone Star Funds completed its acquisition of the Korea Exchange Bank shares as discussed above.

The Government released a white paper on the creation, operation and recovery of public funds. According to the white paper and subsequent release, as of December 31, 2003, the Government had injected public funds in the aggregate of (Won)104.0 trillion in the form of bonds issued by KAMCO and KDIC and guaranteed by the Government, and had spent an additional (Won)57.0 trillion for the restructuring of the Republic’s financial sector. KAMCO had spent approximately (Won)39.1 trillion ((Won)20.5 trillion by issuance of bonds with the Government’s guarantee), as of December 31, 2003 to purchase non-performing assets from financial institutions, and KDIC had spent approximately (Won)103.1 trillion ((Won)83.5 trillion by issuance of bonds with government guarantees), as of December 31, 2003, to recapitalize banks and life insurance companies, compensate certain banks and life insurance companies for their losses incurred in acquiring assets and liabilities of other banks and life insurance companies and to pay deposits amounts to depositors of certain failed financial institutions. Through December 31, 2003, KAMCO had recovered (Won)32.5 trillion from the disposition of assets purchased with public funds, and KDIC had recovered (Won)22.7 trillion from the disposition of assets purchased with public funds.

In January 2000, the Government announced its intention to restructure securities investment trust companies, including the recapitalization of Korea Investment Trust Co., Ltd. and Daehan Investment Trust Co., Ltd., the two largest securities investment trust companies in Korea. The Government injected public funds in the amount of (Won)7.9 trillion into Korea Investment Trust and Daehan

Investment Trust from late 1999 to June 2000. These companies had large exposures to corporate bonds and commercial paper issued by the companies of the Daewoo Group, and the Government also provided liquidity support in February 2000 to these companies in connection with the redemption required by the account holders of certain investment trust products sold by them. Each of Korea Investment Trust and Daehan Investment Trust was divided into a securities company and an investment trust management company. The Government is currently seeking potential buyers for Korea Investment Trust and Daehan Investment Trust.

Hyundai Investment Trust Securities Co., Ltd., an affiliate of the Hyundai Group, also experienced financial difficulties as a result of having a large exposure to debentures issued by the companies of the Daewoo Group. The Hyundai Group entered into an agreement with the Financial Supervisory Service for the normalization of Hyundai Investment Trust Securities in May 2000 and announced a plan to recapitalize Hyundai Investment Trust Securities in June 2000. The Government is currently seeking other foreign financial organizations that are interested in acquiring interests in Hyundai Investment Trust Securities and its subsidiary investment trust management company.

In September 2001, the Corporate Restructuring Promotion Act became effective. The Corporate Restructuring Promotion Act allows creditor financial institutions to freeze and restructure the debt of a financially troubled company that is unable to repay its borrowings without additional credit support, upon a resolution by the financial institutions representing at least 75% of the entire claims amount. A creditor financial institution which has not participated in the relevant creditor committee or is opposed to the resolutions of the creditor committee (in respect of the commencement of the management of a failing company, the restructuring of the failing company’s debt or the provision of new credits) may request the creditor committee to purchase its claims against the failing company, and the creditor financial institutions that have approved the relevant resolution are required to purchase such claims, or the relevant creditor committee may request KAMCO, KDIC or other resolution financial institutions under the Depositor Protection Act or any other institution designated by the creditor committee to purchase such claims, at a price to be negotiated with the financial institution making the purchase request. The Corporate Restructuring Promotion Act is scheduled to expire on December 31, 2005.

Trade Liberalization

The Republic agreed with the WTO to eliminate trade-related subsidies by the end of 1998 and phase out the import diversification program, which limits certain imports mainly from Japan, by the end of 1999. The Government abolished one type of trade-related subsidy in January 1998, and in March 1998 the National Assembly passed a bill abolishing two additional subsidies and revising the terms of another subsidy. The Government phased out the import diversification program in June 1999.

In January 1998, the Government reduced the number of items subject to adjustment tariffs, and in August 1998, it submitted to the IMF a plan to streamline and improve the transparency of import certification procedures.

In February 2003, the Korea-Chile Free Trade Agreement (“Korea-Chile FTA”) was signed between the Republic of Korea and the Republic of Chile. Under the Korea-Chile FTA, the two nations have agreed to progressively eliminate customs duties on goods (except certain goods which are subject to further negotiations) originating from the other in accordance with a specific tariff elimination schedule. The Korea-Chile FTA was ratified by the Korean National Assembly in February 2004.

Foreign Investment Liberalization

The Government gradually has removed restrictions on foreign investment and capital market activities. In December 1997, the Government allowed foreigners, whether individually or in the aggregate, to acquire beneficial ownership of up to 50% of any class of shares listed on the Korea Stock Exchange. The Government eliminated, with certain limited exceptions, the aggregate and individual foreign ownership limits in May 1998. In addition, in July 1998, the Government eliminated all investment ceilings on the purchase by foreigners of all types of listed or unlisted bonds and later allowed foreign investment in the Government and corporate bonds, in money market instruments issued by corporations, including commercial paper, in certificates of deposit and in repurchase agreements.

The Government also issued clear guidelines on the investment by foreign financial institutions in the equity securities of Korean financial institutions and, in March 1998, allowed foreign banks and brokerage houses to establish subsidiaries in Korea, subject to guidelines established by the Ministry of Finance and Economy.

In July 1998, the Government permitted domestic corporations to directly incur long-term external debt through commercial loans or foreign-currency denominated bond offerings. This approach deviated from the traditional Korean policy of channeling international borrowings through domestic financial institutions for on-lending to the corporate sector.

Corporate Governance and Corporate Structure

In line with the agreement with the IMF, the Government has been stressing increased transparency in corporate governance, in particular through improved accounting, disclosure and auditing standards.

In line with the Government’s reform policy, in late 1997 and 1998, the National Assembly passed a broad range of measures restructuring the corporate and financial sectors, including:

•	providing tax benefits, such as tax deferrals or exemptions, for mergers and acquisitions occurring as part of a corporate restructuring;

•	rendering interest expenses on excessive corporate borrowing not deductible for tax purposes beginning in the year 2000 to discourage excessive borrowing;

•	raising the foreign investor shareholding threshold which requires board approval from the target company from 10% to one-third of the company’s outstanding shares to facilitate the acquisition of Korean companies by foreign investors (the board approval requirement was subsequently abolished, thus opening the possibility of hostile takeovers of local companies by foreigners);

•	repealing the mandatory tender offer rule, which previously had required any acquirer of 25% or more of shares of a corporation listed on the Korea Stock Exchange or registered on the KOSDAQ to make a tender offer bid for more than 50% of the target company’s shares;

•	repealing the ceiling on the amount of its own shares that a listed company may hold;

•	strengthening legal protection for minority shareholder interests;

•	requiring the preparation of amending the Republic’s insolvency laws, including creating a “management committee” composed of qualified professionals to assist the district courts’

handling of the management of insolvent companies, limiting the availability of composition proceedings to large-sized companies by reinforcing eligibility requirements and expediting corporate reorganization and composition proceedings;

•	phasing out by March 2000 outstanding cross-guarantees by one chaebol member of its affiliates’ indebtedness and prohibiting the issuance of new cross-guarantees;

•	requiring filing of quarterly reports by listed companies commencing in year 2000;

•	requiring audit committees at Korean companies;

•	adopting a new foreign investment law to facilitate foreign investment by streamlining the investment procedure;

•	adopting a law to facilitate the securitization of assets held by the Republic’s corporations and financial institutions; and

•	providing the Financial Supervisory Commission with greater authority to require the restructuring of the Republic’s financial institutions.

Furthermore, in 2000 and 2001, the Korean Securities and Exchange Act was amended several times in order to enhance transparency in corporate governance. Under such amendments, certain companies listed on the Korea Stock Exchange or registered on the KOSDAQ are required to establish audit committees and all companies listed on the Korea Stock Exchange as well as certain companies registered on the KOSDAQ are required to appoint a specified number of independent outside directors. Such amendments also elaborate the criteria for eligibility for appointment as independent outside director and the procedures by which such outside directors must be nominated and elected.

In 1998, the Government arranged for US$3.3 billion of trade financing, with maturities of up to one year, for small- and medium-sized companies and larger companies not affiliated with the top five chaebols. In addition, in 1999, the Government increased the amount of credit guarantees available for small- and medium-sized companies by (Won)24.0 trillion.

Labor Market Reform

Since January 1998, the Government has revised the unemployment insurance system by, among other things:

•	expanding coverage to workers in all companies (with a few statutory exceptions) starting in October 1998;

•	increasing minimum benefits to 50% of the average monthly wage (based on the most recent 12-month period), starting in March 1998 and 90% of the minimum hourly wage, starting in January 2000;

•	extending eligibility from March 1998 for unemployment compensation to those workers who paid unemployment insurance premiums for only six months as opposed to 12 months; and

•	increasing the minimum benefit period from 60 to 90 days, beginning in January 2000.

In April 1999, unemployment insurance benefits became available to workers in companies with fewer than five employees and to part-time and temporary workers. The Government estimated that approximately 360,000 individuals received (Won)839.3 billion of unemployment benefits in 2002. As of June 30, 2003, the Government has estimated that approximately 250,000 individuals received (Won)466.1 billion of unemployment benefits in the first half of 2003.

In January 1998, a tripartite committee of representatives of labor unions, corporations and the Government was established to implement key labor reforms. In February 1998, the committee reached agreement on over 100 labor issues and agreed to implement labor reform measures, including:

•	amending the labor laws to enable corporations to lay off workers for business reasons;

•	permitting, starting July 1999, the formation of teachers’ unions; and

•	allocating up to (Won)5 trillion to stabilize the labor market.

The agreement calls for companies to make all reasonable efforts to avoid layoffs, consult with a representative of the employees 60 days before the planned layoffs, notify the Ministry of Labor about the planned layoffs, select workers to be laid off based on a fair and rational standard and make an effort to rehire the laid-off workers when business conditions improve. The Government endorsed the agreement, and the National Assembly passed legislation regarding the labor reform measures in February 1998.

Since the agreement was announced, one of the labor unions whose representative participated in the committee rejected certain terms of the agreement and called for a nationwide strike. Although the strike was subsequently canceled, members of the union vowed to resist the labor reform measures, including the layoff of workers for business reasons. In August 1998, Hyundai Motor Company, which had announced plans for substantial layoffs of workers due to deteriorating business conditions, agreed to significantly reduce the number of workers laid off after its labor union staged a prolonged strike to protest the plans. In September 1998, the representatives of the labor unions of nine commercial banks of the Republic agreed on a collective bargaining agreement which enabled the Korean banks to lay off a maximum of 32% of the workers in connection with the first-phase restructuring of the banks in 1998. In May 1999, two labor unions and representatives from corporations announced their intention to withdraw from the committee of labor unions, corporations and the Government.

In July 2000, the Korean Financial Industry Union, which represents the employees of 30 financial institutions, urged its members to participate in a strike to express their opposition to mergers of the banks and the possibility of further layoffs, when the Government announced its plan to implement the second-phase restructuring of the Republic’s banks, including the promulgation of a law which allows the formation of financial holding companies. The strike subsequently was canceled after the Government and the union leaders reached an agreement whereby the Government would not require mandatory bank mergers. In December 2000, members of the Kookmin Bank and H&CB labor union participated in a strike that lasted seven days, opposing the contemplated merger between the two banks. In June 2003, member of Chohung Bank’s labor union went on strike to express their opposition to the proposed sale by the KDIC of its interest in the bank to Shinhan Financial Group. In May and August 2003, freight truck drivers went on strike demanding higher carrying fees. Actions such as these by labor unions may hinder the implementation of the labor reform measures and disrupt the Government’s plans to create a more flexible labor market. Much effort is being expended to resolve labor disputes in a peaceful manner. However, there can be no assurance that further labor unrest will not occur in the future. Continued labor unrest in key industries of the Republic may have an adverse effect on the economy.

In order to more effectively achieve public consensus on key labor issues and implement reform measures, the role and stature of the current tripartite structure may be strengthened and reorganized.

Information Provision and Reform Policy Monitoring

To improve transparency and allow market participants to make a more informed assessment of economic developments in the Republic, Korea agreed to improve publication and dissemination of its key economic data. The Government has published the following data since early 1998:

Data	Frequency
Foreign Exchange Reserves (including composition and net forward positions)	Twice monthly (with a five business day delay)
Financial Institution Data (including non-performing loans, capital adequacy and ownership and affiliations)	Quarterly
Short-term External Debt	Monthly

The Government plans to improve the timeliness of data on local government finances.

Gross Domestic Product and Major Financial Indicators

Gross Domestic Product

Gross domestic product, or GDP, measures the market value of all final goods and services produced within a country for a given period and reveals whether a country’s productive output rises or falls over time. Economists present GDP in both current and constant market prices. GDP at current market prices values a country’s output using the actual prices of each year; GDP at constant market prices values output using the prices from a base year, thereby eliminating the distorting effects of inflation or deflation.

The following table sets out the composition of the Republic’s GDP at current and constant 2000 market prices and the annual average increase in the Republic’s GDP.

Gross Domestic Product(1)

	1998	1999	2000	2001	2002	2003(2)	As % of GDP 2003(2)
	(billions of won)
Gross Domestic Product at Current Market Prices:
Private	238,810.7	274,934.1	312,300.5	343,416.5	381,063.0	388,417.0	53.8
Government	61,980.6	65,173.6	70,097.7	80,298.2	88,512.2	96,179.9	13.3
Gross Capital Formation	121,011.0	154,208.4	179,413.2	182,477.4	199,006.0	211,975.8	29.4
Change in Inventories	(25,903.4)	(3,198.9)	(494.5)	(1,314.6)	(41.5)	(1,867.9)	(0.3)
Exports of Goods and Services	223,481.5	206,841.6	236,209.6	235,187.3	241,209.0	275,316.3	38.2
Less Imports of Goods and Services	(161,180.0)	(171,437.2)	(217,979.4)	(220,914.3)	(231,764.7)	(257,117.9)	(35.6)
Statistical Discrepancy	(1.1)	(220.9)	(1,377.1)	1,657.4	6,237.9	6,574.8	0.9

Expenditures on Gross Domestic Product	484,102.8	529,499.7	578,664.5	622,122.6	684,263.5	721,345.9	100.0
Net Factor Income from the Rest of the World	(7,857.4)	(6,144.3)	(2,504.6)	(1,094.8)	805.0	1,009.9	0.1

Gross National Product(1).	476,845.4	523,355.4	576,159.9	621,027.8	685,069.1	722,355.8	99.9

Gross Domestic Product at Constant 2000 Market Prices:
Private	258,316.9	288,025.6	312,300.5	327,684.5	353,560.3	348,542.1	54.2
Government	67,044.9	68,990.7	70,097.7	73,507.0	77,923.9	80,773.5	12.6
Gross Capital Formation	130,565.6	162,080.1	179,413.2	179,333.8	189,897.7	192,819.4	30.0
Change in Inventories	(17,426.1)	1,743.8	(494.5)	(242.5)	(1,566.9)	(5,559.2)	—
Exports of Goods and Services	172,965.1	198,255.7	236,209.6	229,764.0	260,220.9	301,171.8	46.9
Less Imports of Goods and Services	(142,072.5)	(181,564.1)	(217,979.4)	(208,898.7)	(240,665.1)	(263,908.3)	(41.1)
Statistical Discrepancy	363.5	(2,388.7)	(1,377.1)	(524.6)	1,810.4	3,075.9	—

Expenditures on Gross Domestic Product	487,183.5	533,399.3	578,664.5	600,865.9	642,748.1	662,474.4	100.0
Net Factor Income from the Rest of the World in the Terms of Trade	(8,500.3)	(6,491.1)	(2,504.6)	(1,052.4)	(715.6)	(879.9)	0.1

Trading Gains and Losses from Changes in the Terms of Trade	(20,320.7)	(19,061.9)	(0.0)	(7,405.0)	(9,621.6)	(17,857.3)	(2.7)

Gross National Income(3)	499,004.0	545,970.1	576,160.0	592,408.5	663,842.1	645,497.0	97.4

Percentage Increase (Decrease) of GDP over Previous Year At Current Prices	(1.4)	9.4	9.3	7.5	10.0	5.4
At Constant 2000 Market Prices	(6.9)	9.5	8.5	3.8	7.0	3.1

(1)	GDP plus net factor income from the rest of the world is equal to the Republic’s gross national product.
(2)	Preliminary.
(3)	GDP plus net factor income from the rest of the world and trading gains and losses from changes in the terms of trade is equal to the Republic’s gross national income.

Source: Monthly Bulletin, March 2004; The Bank of Korea.

The following tables set out the Republic’s GDP by economic sector at current and constant 2000 market prices.

Gross Domestic Product by Economic Sector

(at current market prices)

	1998	1999	2000	2001	2002	2003(1)	As % of GDP 2003(1)
	(billions of won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	22,355.5	24,812.2	25,029.8	24,806.2	24,654.9	22,833.3	3.2
Mining and Manufacturing	121,918.7	134,962.2	153,279.9	153,786.7	164,003.4	171,250.7	23.7
Mining and Quarrying	1,988.3	1,981.5	2,036.9	2,020.7	2,051.4	2,136.9	0.3
Manufacturing	119,920.4	132,980.7	151,243.0	151,766.0	161,952.0	169,113.8	23.4
Electricity, Gas and Water	9,985.7	11,945.9	13,212.5	14,648.6	15,929.4	17,338.1	2.9
Construction	46,549.7	43,342.3	42,926.7	47,181.9	51,541.7	61,021.3	8.6
Services:	237,828.7	257,679.7	279,605.1	309,584.7	345,962.6	364,088.4
Wholesale and Retail Trade, Restaurants and Hotels	40,229.0	47,344.0	55,574.3	59,212.3	62,656.7	62,071.4	8.6
Transportation, Storage and Communication	30,961.9	33,276.3	36,138.7	41,190.5	45,133.8	47,467.7	6.6
Financial Intermediation	31,955.9	36,962.0	35,256.1	42,423.3	54,844.4	57,757.0	8.0
Real Estate, Renting and Business Activities	60,418.5	61,172.4	68,062.7	70,049.3	76,822.4	81,483.9	11.3
Public Administration and Defense: Compulsory Social Security	25,973.7	27,308.4	29,148.7	32,207.4	35,557.2	38,704.8	5.4
Education	23,263.8	24,192.6	25,696.7	28,803.6	32,296.7	35,713.3	5.0
Health and Social Work	10,284.6	11,632.3	12,575.8	16,771.1	17,432.4	18,864.1	2.6
Other Service Activities	14,741.4	15,791.7	17,152.0	18,927.2	21,219.0	22,026.2	3.1

Gross Domestic Product at Current Prices	484,102.8	529,499.7	578,664.5	622,122.6	684,263.5	721,345.9	100.0

Net Factor Income from the Rest of the World	(7,857.4)	(6,144.3)	(2,504.6)	(1,094.8)	805.6	1,009.9	0.1
Gross National Income at Current Price	476,245.4	523,355.5	576,160.0	621,027.9	685,069.0	722,355.8	100.0

(1)	Preliminary.

Source: Monthly Bulletin, March 2004; The Bank of Korea.

Gross Domestic Product by Economic Sector

(at constant 2000 market prices)

	1998	1999	2000	2001	2002	2003(1)	As % of GDP 2003(1)
	(billions of won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	23,355.4	24,730.4	25,029.8	25,309.2	24,422.2	22,679.8	4.7
Mining and Manufacturing	108,079.3	131,297.1	153,279.9	156,538.3	168,121.6	176,137.0	26.6
Mining and Quarrying	1,906.2	2,009.5	2,036.9	2,035.1	1,878.7	1,935.8	0.3
Manufacturing	106,173.0	129,287.5	151,243.0	154,503.3	166,242.9	174,201.2	33.9
Electricity, Gas and Water	10,742.0	11,708.4	13,212.5	14,169.1	15,258.0	16,128.9	2.8
Construction	48,295.2	44,458.6	42,926.7	45,279.0	46,529.4	50,308.7	7.7
Services:	247,182.1	263,424.5	279,605.1	293,128.9	316,104.8	321,719.6
Wholesale and Retail Trade, Restaurants and Hotels	44,435.8	51,380.0	55,574.3	58,137.7	61,301.0	59,871.3	12.3
Transportation, Storage and Communication	26,814.8	30,310.6	36,138.7	41,524.7	45,328.6	46,966.2	9.4
Financial Intermediation	33,967.1	34,596.0	35,256.1	38,234.5	46,641.6	47,858.5	18.2
Real Estate, Renting and Business Activities	62,260.0	64,152.8	68,062.7	68,376.8	71,725.5	73,523.6	11.1
Public Administration and Defense: Compulsory Social Security	28,010.4	29,062.1	29,148.7	29,618.4	30,393.6	31,072.9	4.7
Education	24,917.3	25,182.4	25,696.7	26,942.9	28,132.2	29,212.3	4.4
Health and Social Work	12,190.6	12,791.8	12,575.8	11,977.7	12,654.1	13,284.3	2.0
Other Service Activities	14,586.1	15,948.9	17,152.0	18,316.2	19,937.2	19,900.6	4.7

Gross Domestic Product at Market Prices	487,183.5	533,399.3	578,664.5	600,865.9	642,748.1	662,474.4	100.0

(1)	Preliminary.

Source: Monthly Bulletin, March 2004; The Bank of Korea.

GDP contracted 6.9% in 1998 at constant market prices. The aggregate of private and general government consumption expenditures declined by 10.6% and gross domestic fixed capital formation declined by 22.9%, as facility investments declined sharply by 38.8% compared with 1997.

In 1999, GDP growth increased to 9.5% at constant market prices. The aggregate of private and general government consumption expenditures increased by 9.7% and gross domestic fixed capital formation increased by 8.3%.

In 2000, GDP growth was 8.5% at constant market prices. The aggregate private and general government consumption expenditures increased by 7.1% and gross domestic fixed capital formation increased by 12.2%.

GDP growth slowed in 2001 to 3.8% at constant market prices, as aggregate private and general government consumption expenditures increased by 4.9% and gross domestic fixed capital formation declined by 0.2%.

GDP growth in 2002 was 7.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 7.6% and gross domestic fixed capital formation increased by 6.6%.

Based on preliminary data, GDP growth in 2003 was 3.1% at constant market prices, as aggregate private and general government consumption expenditures decreased by 0.5% and gross domestic fixed capital formation increased by 3.6%, each compared with 2002.

Based on preliminary data, GDP growth in the first quarter of 2004 was 5.3% at constant market prices, as aggregate private and general government consumption expenditures decreased by 0.6% and gross domestic fixed capital formation increased by 1.8%, each compared with the first quarter of 2003.

Principal Sectors of the Economy

Industrial Sectors

The following table sets out production indices for the principal industrial products of the Republic and their relative contribution to total industrial production.

Industrial Production

	2000 Index Weight(1)	1998	1999	2000	2001	2002	2003(2)
Mining	36.2	93.9	101.4	100.0	99.9	103.9	103.1
Coal	4.7	106.8	98.8	100.0	94.0	83.4	84.3
Metal Ores	0.8	144.6	122.0	100.0	58.1	96.7	84.5
Others	30.7	91.4	101.2	100.0	101.9	107.2	106.5
Manufacturing	9,362.9	68.3	85.4	100.0	100.2	108.4	114.0
Food Products and Beverages	658.8	88.8	97.2	100.0	105.7	108.6	106.7
Tobacco Products	53.4	102.8	97.7	100.0	99.6	99.9	130.3
Textiles	472.7	94.2	100.1	100.0	90.1	84.6	76.5
Apparel and Fur Articles	210.3	79.0	87.1	100.0	91.6	98.0	82.7
Tanning and Dressing of Leather	97.6	107.7	108.4	100.0	94.4	87.6	75.5
Wood and Wood and Cork Products	62.2	76.6	96.7	100.0	107.2	112.8	113.9
Pulp, Paper and Paper Products	193.2	86.6	96.3	100.0	99.4	105.3	105.4
Publishing, Printing and Reproduction of Record Media	226.8	100.4	98.2	100.0	102.8	109.3	101.2
Coke, Refined Petroleum Products and Nuclear Fuel	309.9	90.3	98.4	100.0	96.3	88.2	91.1
Chemicals and Chemical Products	856.9	85.5	94.3	100.0	102.7	109.2	113.4
Rubber and Plastic Products	429.9	79.7	93.7	100.0	102.5	109.2	112.0
Non-Metallic Mineral Products	331.5	87.3	93.8	100.0	102.0	104.2	110.1
Basic Metals	566.2	80.7	92.2	100.0	101.3	106.4	111.9
Fabricated Metal Products	414.8	90.8	95.4	100.0	92.6	95.6	97.4
Machinery and Equipment	812.5	66.2	81.5	100.0	96.9	104.5	109.0
Office, Accounting and Computing Machinery	330.8	30.7	62.2	100.0	100.6	111.4	97.4
Electrical Machinery and Apparatus and Others	379.8	64.4	82.7	100.0	96.1	104.2	107.2
Radio, Television and Communication Equipment	1,481.0	50.4	74.0	100.0	102.4	131.6	160.2
Medical Precision and Optical Instrument, Watches	105.0	83.1	92.5	100.0	101.6	100.9	102.8
Other Transport Equipment	274.6	100.3	108.8	100.0	121.8	119.4	127.5
Furniture and Other Manufactured Goods	178.9	88.7	105.2	100.0	95.4	94.6	87.3
Electricity and Gas	600.9	79.4	89.4	100.0	106.9	115.0	121.3
All Items	10,000.0	68.9	85.6	100.0	100.7	108.8	114.4
Percentage Increase (Decrease) of All Items Over Previous Year		(6.5)	24.2	16.8	0.7	8.0	5.1

(1)	Index weights were established on the basis of an industrial census in 2000 and reflect the average annual value added by production in each of the classifications shown, expressed as a percentage of total value added in the mining, manufacturing and electricity and gas industries in that year.
(2)	Preliminary.

Source: Monthly Bulletin, March 2004; The Bank of Korea.

Industrial production declined by 6.5% in 1998 because of the economic slowdown which depressed domestic demand. Industrial production increased 24.2% in 1999 because of the Republic’s domestic consumption recovery and the general stabilization in the economy. Industrial production increased by 16.8% in 2000 primarily due to increased exports and high domestic consumption. Industrial production growth slowed to 0.7% in 2001 because exports decreased while domestic consumption growth slowed. Industrial production increased by 8.0% in 2002 primarily due to strong domestic consumption and increased exports. Based on preliminary data, industrial production increased by 5.1% in 2003 primarily due to increased exports and construction investment growth although domestic consumption was sluggish during 2003.

Manufacturing

In 1998, the manufacturing sector contracted by 7.9% compared with 1997. In 1999 and 2000, the manufacturing sector grew by 21.8 % and 17.0%, respectively, due to general recovery from the economic downturn in 1998. In 2001, the manufacturing sector increased production by 0.9%, and in 2002, the manufacturing sector increased production by 7.6%. Based on preliminary data, in 2003, the manufacturing sector increased production by 4.8%. Light industries did not fare as well as the heavy and chemical industries segment as the economic boom of the early- and mid-1990s favored the large companies involved in the heavy and chemical industries. Light industry recorded a 15.5% decline in 1998. In 1999, light industry recorded an increase of production of 9.6%. In 2000, light industry recorded an increase of production of 2.8% due to increased production of clothing, rubber and plastic products. In 2001, light industry recorded a 0.7% decline due to the decreased production of textile, apparel and leather products. In 2002, light industry recorded a 2.2% increase due to increased production of food products. Based on preliminary data, in 2003, light industry recorded a 3.4% decline due to the decreased production of textile, apparel, publishing and printing and food products and beverages.

Automobiles.    In 1998, domestic auto sales decreased by 48.5% compared to 1997 due to a decrease in real income and rises in unemployment and interest rates caused by the country’s economic restructuring. Exports recorded only modest growth of 3.4% due to a reduction in demand from developing countries. Labor unrest at Hyundai Motors, the largest auto maker in Korea, also contributed to the decrease in automobile production. Overall automobile production of the Republic in 1998 decreased by 30.6% compared to 1997. In 1999, automobile production increased by 45.5%, domestic sales recorded an increase of 63.4% and exports recorded an increase of 10.9%, each compared with 1998. In 2000, automobile production increased by 9.6%, domestic sales recorded an increase of 12.3% and exports recorded an increase of 11.1%, each compared with 1999. In 2001, automobile production decreased by 5.5% compared to 2000. In 2001, domestic sales recorded an increase of 1.5% and exports recorded a decrease of 10.4%, each compared with 2000. In 2002, automobile production increased by 6.8%, domestic sales recorded an increase of 11.8% and exports recorded an increase of 0.6%, each compared with 2001. Based on preliminary data, in 2003, automobile production increased by 1.0%, domestic sales recorded a decrease of 18.7% and exports recorded an increase of 20.2%, each compared with 2002.

Electronics.    In 1998, electronics production decreased by 20.1% and exports decreased by 7.2% compared to 1997 primarily because of continued oversupply of semiconductor memory chips in the world market. In 1999, electronics production increased by 43.5% compared to 1998, and exports increased by 34.2%. The growth in global electronics demand, particularly for “information technology products”, such as semiconductor products, liquid crystal display devices, mobile phones and personal computers, led this growth. In 1999, export sales of semiconductor memory chips constituted approximately 13.1% of the Republic’s total exports. In 2000, electronics production increased by 45.6% and exports increased by 29.3%, each compared with 1999 primarily because of the growth in demand for global information technology products. In 2000, export sales of semiconductor memory chips constituted approximately 15.0% of the Republic’s total exports. In 2001, electronics production decreased by 14.1% and exports decreased by 22.2% compared to 2000 primarily due to weak personal computer market in the world. In 2001, export sales of semiconductor memory chips constituted approximately 9.4% of the Republic’s total exports. In 2002, electronics production increased by 15.0% and exports increased by 18.2%, each compared with 2001 primarily due to the growth in global information technology products demand. In 2002, export sales of semiconductor memory chips constituted approximately 10.2% of the Republic’s total exports. Based on preliminary data, in 2003, electronics production increased by 13.2% and exports increased by 22.1%, each compared with 2002 primarily due to the continued growth in global information technology products demand. Based on preliminary data, in 2003, export sales of semiconductor memory chips constituted approximately 10.1% of the Republic’s total exports.

Iron and Steel.    Crude steel production in 1998 totaled 39.9 million tons, a decrease of 6.2% from 1997, to rank sixth in the world. Domestic sales decreased by 34.7% while exports increased by 56.6%, largely due to enhanced price competitiveness because of the devalued won. Overall steel production in 1998 decreased by 12.9% compared to 1997. In 1999, crude steel production increased by 2.8% compared with 1998. In 2000, crude steel production totaled 43.1 million tons, an increase of 5.0% from 1999. Domestic sales increased by 13.5% due to general stabilization of the domestic economy while exports decreased slightly due to the oversupply of steel products in the world market. In 2001, crude steel production totaled 43.9 million tons, an increase of 1.7% from 2000. Domestic sales and exports slightly decreased due to the oversupply of steel products in the domestic and world markets. In 2002, crude steel production totaled 45.4 million tons, an increase of 3.5% from 2001. Domestic sales increased slightly due to the recovery of the domestic economy and exports decreased slightly due to decreased sales to North America and Europe. Based on preliminary data, in 2003, crude steel production totaled 46.3 million tons, an increase of 2.0% from 2002.

Shipbuilding.    Shipbuilding orders in 1998 equaled 8.8 million gross tons, a decrease of 35.8% compared to 1997. Despite the decrease, Korea recorded the world’s second largest share of shipbuilding orders in 1998. In 1999, the Republic’s shipbuilding orders amounted to 11.8 million tons, which represented the world’s largest share in such year. In 2000, the Republic’s shipbuilding orders amounted to 20.8 million gross tons, an increase of 75.6% compared to 1999. Korea recorded the world’s largest share of shipbuilding orders in 2000. In 2001, the Republic’s shipbuilding orders amounted to 11.8 million gross tons, a decrease of 43.1% compared to 2000 due to decreased exports. In 2002, the Republic’s shipbuilding orders amounted to 9.8 million gross tons, a decrease of 17.6% compared to 2001.

Agriculture, Forestry and Fisheries

The Government’s agricultural policy has traditionally focused on:

•	grain production;

•	development of irrigation systems;

•	land consolidation and reclamation;

•	seed improvement;

•	mechanization measures to combat drought and flood damage; and

•	increasing agricultural incomes.

Recently, however, the Government has increased emphasis on cultivating profitable crops and strengthening international competitiveness in anticipation of opening the domestic agricultural market.

The production of rice, the largest agricultural product in Korea, totaled 5.1 million tons in 1998, representing a 0.7% decrease compared to 1997. In 1999, rice production increased to 5.3 million tons in 1999, a 3.2% increase compared to 1998. Due to limited crop yields resulting from geographical and physical constraints, the Republic depends on imports for certain basic foodstuffs. The Republic’s self-sufficiency ratio further decreased from 57.9% in 1997 to 57.6% in 1998 and 54.2% in 1999. In 2000, the Republic’s self sufficiency ratio slightly increased to 55.6%. In 2001, the Republic’s self sufficiency ratio was 56.8%. In 2002, the Republic’s self sufficiency ratio was 56.2%.

The Government is seeking to develop the fishing industry by encouraging the building of large fishing vessels and modernizing fishing equipment, marketing techniques and distribution outlets.

The contribution of the agriculture, forestry and fisheries subsector to GDP declined, at constant 2000 market prices, from 6.5% in 1994 to 1.2% in 2000 as a result of industrialization. In 2001, the agriculture, forestry and fisheries industry increased by 1.1% compared to 2000 due to increased production of rice, fruits and corns, as well as an increase in fishing catch. In 2002, the agriculture, forestry and fisheries industry, which decreased by 3.5% compared to 2001, was affected by unusually unfavorable weather conditions, including a severe typhoon during the month of September. Based on preliminary data, in 2003, the agriculture, forestry and fisheries industry decreased by 7.1% compared to 2002 primarily due to unfavorable weather conditions.

Construction

The construction industry constituted 8.6% of the Republic’s GDP in 2001. In 1998, the construction industry contracted by 10.0% compared with 1997 because of the economic downturn. In 1999, the construction industry contracted by 7.9% compared with 1998. In 2000, the construction industry contracted by 3.4% compared with 1999 due to decreased orders for the construction of homes and investments in infrastructure. In 2001, the construction industry increased by 5.5% compared with 2000 due to the expansion of residential, commercial and educational construction and the steady increase of government investments in infrastructure. In 2002, the construction industry increased by 2.8% compared to 2001 due to the expansion of residential and commercial construction. Based on preliminary data, in 2003, the construction industry increased by 8.1% compared to 2002, mainly driven by a surge in building construction, notably of commercial and residential buildings.

Electricity and Gas

The following table sets out the Republic’s dependence on imports for energy consumption.

Dependence on Imports for Energy Consumption

	Total Energy Consumption	Imports	Imports Dependence Ratio
	(millions of tons of oil equivalents, except ratios)
1999	181.4	201.0	110.8
2000	192.9	213.8	110.8
2001	198.4	215.4	108.6
2002	208.6	214.8	103.2
2003	215.2	214.9	103.2

Source: Monthly Energy Statistics, March 2004; Korea Energy Economics Institute.

Korea has no domestic oil or gas production and depends on imported oil and gas to meet its energy requirements. Accordingly, the international prices of oil and gas significantly affect the Korean economy. Any significant long-term increase in the prices of oil and gas will increase inflationary pressures in Korea and adversely affect the Republic’s balance of trade.

To reduce its dependence on oil and gas imports, the Government has encouraged an energy source diversification program emphasizing nuclear energy. The following table sets out the principal primary sources of energy consumed in the Republic, expressed in oil equivalents and as a percentage of total energy consumption.

Consumption of Energy by Source

	Coal		Petroleum		Nuclear		Others		Total
	Quantity	%	Quantity	%	Quantity	%	Quantity	%	Quantity	%
	(millions of tons of oil equivalents, except percentages)
1999	38.2	21.0	97.3	53.6	25.8	14.2	20.2	11.1	181.4	100.0
2000	42.9	22.2	100.3	52.0	27.2	14.1	22.5	11.7	192.9	100.0
2001	45.7	23.0	100.4	50.6	28.0	14.1	24.3	12.2	198.4	100.0
2002	49.1	23.5	102.4	49.1	29.8	14.3	27.5	13.2	209.1	100.0
2003	51.1	23.7	102.5	15.1	32.4	47.6	29.2	13.6	215.2	100.0

Source: Monthly Energy Statistics, March 2004; Korea Energy Economics Institute.

The Republic’s first nuclear power plant went into full operation in 1978 with a rated generating capacity of 587 megawatts. Eight more nuclear power plants were completed between 1982 and 1997, adding 9,733 megawatts of generating capacity. The Republic’s total nuclear power generating capacity is estimated to be 15,720 megawatts.

Services Sector

In 1998, the services sector was adversely affected by the Republic’s economic downturn. In 1998, the transportation, storage and communications subsector contracted by 0.8% compared with 1997. In 1999, the transportation, storage and communications subsector increased by 13.0% compared with 1998. The transportation, storage and communications sector further increased by 19.2% in 2000 compared with 1999. In 2001, the transportation, storage and communications sector increased by

14.9% compared with 2000. In 2002, the transportation, storage and communications sector increased by 9.1% compared with 2001. Based on preliminary data, in 2003, the transportation, storage and communications sector increased 3.6% compared with 2002. The financing, insurance, real estate and business services subsector contracted by 1.9% in 1998 because of the economic downturn. With large increases in securities trading in 1999, the financing, insurance, real estate and business services subsector increased by 5.5% compared with 1998. In 2000, the financing, insurance, real estate and business service subsector increased by 4.9% compared with 1999. In 2001, the financing, insurance, real estate and business service subsector increased by 3.9% compared with 2000. In 2002, the financing, insurance, real estate and business service subsector increased by 8.8% compared with 2001. Based on preliminary data, in 2003, the financing, insurance, real estate and business service subsector increased 2.6% compared with 2002.

Prices, Wages and Employment

The following table shows selected price and wage indices and unemployment rates:

	Producer Price Index(1)	Increase Over Previous Year	Consumer Price Index(1)	Increase Over Previous Year	Wage Index(1)(2)	Increase Over Previous Year	Unemployment Rate(1)(3)
	(2000=100)	(%)	(2000=100)	(%)	(2000=100)	(%)	(%)
1997	89.2	3.8	90.2	4.4	84.7	7.0	2.6
1998	100.1	12.2	97.0	7.5	82.6	(2.5)	7.0
1999	98.0	(2.1)	97.8	0.8	92.6	12.1	6.3
2000	100.0	2.0	100.0	2.3	100.0	8.0	4.1
2001	99.5	(0.5)	104.1	4.1	105.6	5.6	3.8
2002	99.2	(0.3)	106.9	2.7	117.9	11.6	3.1
2003	101.4	(2.2)	110.7	3.6	129.0	9.4	3.4

(1)	Average for year.
(2)	Nominal wage index of earnings in all industries.
(3)	Expressed as a percentage of the economically active population.

Source: The Bank of Korea; Korea National Statistical Office.

The Government’s economic policy has helped keep inflation low. The inflation rate stood at 4.4% in 1997, 7.5% in 1998, 0.8% in 1999, 2.3% in 2000, 4.1% in 2001 and 2.7% in 2002. In 2003, the inflation rate was 3.6%. Based on preliminary data, in the first quarter of 2004, the inflation rate was 4.4%.

The economic events in 1997 and 1998 described above led to an increase in unemployment from 2.6% in 1997 to 6.3% in 1999, but unemployment has since decreased to 4.1% in 2000, 3.8% in 2001 and 3.1% in 2002. In 2003, the unemployment rate was 3.4%. Based on preliminary data, in the first quarter of 2004, the unemployment rate was 3.8%.

Korea regards its well-educated labor force as one of its principal assets. From 1992 to 2003, the economically active population of the Republic increased by 17.4% to 22.9 million, while the number of employees increased by 16.5% to 22.1 million. The economically active population over 15 years old as a percentage of the total over-15 population has remained between 60% and 63% over the past decade. Literacy among workers under 50 is almost universal.

For a description of the Republic’s unemployment insurance system, see “The Republic of Korea—The Economy—Post-IMF Reforms—Labor Market Reform”.

Balance of Payments and Foreign Trade

Balance of Payments

Balance of payments figures measure the relative flow of goods, services and capital into and out of the country as represented in the current balance and the capital balance. The current balance tracks a country’s trade in goods and services and transfer payments and measures whether a country is living within its income from trading and investments. The capital balance covers all transactions involving the transfer of capital into and out of the country, including loans and investments. The overall balance represents the sum of the current and capital balances. An overall balance surplus indicates a net inflow of foreign currencies, thereby increasing demand for and strengthening the local currency. An overall balance deficit indicates a net outflow of foreign currencies, thereby decreasing demand for and weakening the local currency. The financial account mirrors the overall balance. If the overall balance is positive, the surplus, which represents the nation’s savings, finances the overall deficit of the country’s trading partners. Accordingly, the financial account will indicate cash outflows equal to the overall surplus. If, however, the overall balance is negative, the nation has an international deficit which must be financed. Accordingly, the financial account will indicate cash inflows equal to the overall deficit.

The following table sets out certain information with respect to the Republic’s balance of payments.

Balance of Payments

Classification	December 31,
	1998	1999	2000	2001	2002	2003(3)
	(millions of dollars)
Current Account	40,371.2	24,521.9	12,250.8	8,032.6	5,393.9	12,320.7
Goods	41,665.0	28,463.0	16,953.6	13,488.0	14,777.4	22,161.3
Exports(1)	132,313.1	143,685.5	172,267.5	150,439.1	162,470.5	193,817.4
Imports(1)	93,281.8	119,752.3	160,481.0	141,097.8	152,126.2	178,826.7
Services	1,024.1	(651.0)	(2,847.8)	(3,872.1)	(8,197.5)	(7,611.2)
Income	(5,638.3)	(5,159.0)	(2,421.3)	(1,198.1)	432.3	595.4
Current Transfers	3,320.4	1,868.9	566.3	(385.2)	(1,618.3)	(2,824.8)
Capital and Financial Account	(3,196.7)	2,040.3	12,110.0	(3,390.8)	6,251.5	13,128.3
Financial Account(2)	(3,367.8)	2,429.6	12,725.2	(2,659.8)	7,338.3	14,530.4
Capital Account	171.1	(389.3)	(615.2)	(731.0)	(1,086.8)	(1,402.1)
Changes in Reserve Assets	(30,975.0)	(22,982.9)	(23,771.2)	(7,575.8)	(11,799.4)	(25,849.5)
Net Errors and Omissions	(6,199.5)	(3,579.3)	(589.6)	2,934.0	154	400.5

(1)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.
(2)	Includes borrowings from the IMF, syndicated bank loans and short-term borrowings.
(3)	Preliminary.

Source: Monthly Bulletin, March 2004; The Bank of Korea.

The figures for 2003 indicate a current account surplus of approximately US$12.3 billion. The current account surplus in 2003 increased in comparison with the current account surplus in 2002, primarily due to an increase in surplus from the trade account.

Trade Balance

Trade balance figures measure the difference between a country’s exports and imports. If exports exceed imports the country has a trade balance surplus while if imports exceed exports the country has a deficit. A deficit, indicating that a country’s receipts from abroad fall short of its payments to foreigners, must be financed, rendering the country a debtor nation. A surplus, indicating that a country’s receipts exceed its payments to foreigners, allows the country to finance its trading partners’ net deficit to the extent of the surplus, rendering the country a creditor nation.

The following table summarizes the Republic’s trade balance for the periods indicated:

Trade Balance

	Exports(1)	Imports(2)	Balance of Trade	Exports as % of Imports
	(millions of dollars, except percentages)
1998	132,313.1	93,281.8	39,031.3	141.8
1999	143,685.5	119,752.3	23,933.2	120.0
2000	172,267.5	160,481.0	11,786.5	107.3
2001	150,439.1	141,097.8	9,341.3	106.6
2002	162,470.5	152,126.2	10,344.4	106.8
2003	193,817.4	178,826.7	14,990.7	108.4

(1)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.
(2)	These entries are derived from customs clearance statistics on a C.I.F. basis, meaning that the price of goods include insurance and freight cost.

Source: Principal Economic Indicators, March 2004; The Bank of Korea.

The Republic, due to its lack of natural resources, relies on extensive trading activity for growth. The country meets virtually all domestic requirements for petroleum, wood and rubber with imports, as well as much of its coal and iron needs. Exports consistently represent a high percentage of GDP; accordingly, the international economic environment is of crucial importance to the Republic’s economy.

The following tables give information regarding the Republic’s exports and imports by major commodity groups:

Exports by Major Commodity Groups (F.O.B.)(1)

	1998		As % of Total		1999	As % of Total	2000	As % of Total	2001	As % of Total	2002	As % of Total	2003	As % of Total
	(millions of dollars, except percentages)
Foods & Consumer Goods	2,744.7		2.1		2,951.0	2.1	2,791.9	1.6	2,646.2	1.8	2,634.7	1.6	2,792.3	1.4
Raw Materials and Fuels	7,385.4		5.6		7,846.7	5.5	11,572.3	6.7	9,999.5	6.6	8,498.1	5.2	9,048.4	4.7
Light Industrial Products	32,486.0		24.6		29,708.6	20.7	30,286.2	17.6	26,316.2	17.5	25,479.5	15.7	27,306.4	14.1
Textile Material	N/A	(2)	N/A	(2)	14,009.3	10.0	14,257.5	8.7	12,572.0	8.4	11,950.8	7.4	11,291.8	5.9
Tires and Tubes	1,543.0		1.2		1,485.8	1.0	1,421.4	0.8	1,425.7	0.9	1516.7	0.9	1,715.1	0.9
Heavy & Chemical Industrial Products	89,697.0		67.8		103,179.2	71.8	127,617.1	74.1	111,477.2	74.1	125,858.3	77.5	154,670.4	79.8
Chemical Manufacturing Products.	9,016.8		6.8		9,408.8	6.5	12,144.7	7.0	10,826.7	7.2	11,845.3	7.3	14,781.6	7.6
Metal Goods	11,118.7		8.4		10,308.4	7.2	11,362.5	6.6	10,031.4	6.7	10,312.1	6.4	13,089.8	6.8
Machinery	10,064.0		7.6		11,593.7	8.1	11,997.0	7.0	11,640.4	7.7	12,824.6	7.9	16,007.6	8.3
Electronics.	34,284.4		25.9		45,806.7	31.9	62,043.0	36.0	47,359.7	31.5	56,116.5	34.5	68,189.1	35.2
Passenger Cars.	8,167.1		6.2		9,416.7	6.6	11,101.6	6.4	11,450.8	7.6	13,322.3	8.2	17,479.8	9.0
Ship.	8,014.1		6.1		7,490.3	5.2	8,229.4	4.8	9,699.2	6.4	10,672.2	6.6	11,103.9	5.7

Total	132,313.1		100.0		143,685.5	100.0	172,267.5	100.0	150,439.1	100.0	162,470.5	100.0	193,817.4	100.0

(1)	These entries are derived from customs clearance statistics. F.O.B. stands for free on board, meaning that insurance and freight costs are not included.
(2)	Not available.

Source: Monthly Bulletin, March 2004; The Bank of Korea.

Imports by Major Commodity Groups (C.I.F.)(1)

	1998	As % of Total	1999	As % of Total	2000	As % of Total	2001	As % of Total	2002	As % of Total	2003	As % of Total
	(millions of dollars, except percentages)
Foods & Consumer Goods	12,655.4	13.6	14,011.6	11.7	16,073.7	10.0	16,630.7	11.8	20,250.9	13.3	23,595.2	13.2
Grain	2,519.9	2.7	2,319.6	1.9	2,438.3	1.5	2,528.8	1.8	2,665.0	1.8	2,993.9	1.6
Direct Consumption Goods	2,372.5	2.5	3,655.9	3.1	4,646.8	2.9	4,786.5	3.4	5,707.7	3.8	6,161.0	3.4
Durable Goods	6,644.4	7.1	6,396.9	5.3	6,424.0	4.0	6,216.8	4.4	7,759.7	5.1	9,922.0	5.5
Nondurable Goods	1,090.8	1.2	1,623.4	1.4	2,549.3	1.6	3,091.2	2.2	4,112.3	2.7	4,574.5	2.6
Industrial Materials and Fuels	45,593.5	48.9	57,252.9	47.8	78,974.8	49.2	71,929.3	51.0	73,891.4	48.6	86,407.2	48.3
Crude Oil	11,240.6	12.1	14,782.7	12.3	25,215.6	15.7	21,367.8	15.1	19,200.3	12.6	23,081.6	12.9
Raw Material for Light Industry	3,731.8	4.0	4,184.7	3.5	4,844.7	3.0	4,408.8	3.1	5,320.4	3.5	5,363.8	3.0
Chemical Products	7,973.7	8.5	9,796.3	8.2	11,837.6	7.4	11,274.5	8.0	12,269.2	8.1	14,443.1	8.1
Steel Products	3,319.2	3.6	4,750.3	4.0	6,007.0	3.7	5,029.7	3.6	6,267.8	4.1	8,204.8	4.6
Capital Goods	35,032.9	37.6	48,487.8	40.5	65,432.5	40.8	52,537.8	37.2	57,983.8	38.1	68,824.3	38.5
Machinery	10,491.5	11.2	13,514.2	11.3	18,425.9	11.5	15,264.2	10.8	17,998.9	11.8	21,704.2	12.1
Electronic Products	21,583.4	23.1	31,673.1	26.4	43,292.9	27.0	33,839.2	24.0	35,996.6	23.7	42,528.5	23.8
Transport Equipment	2,137.7	2.3	2,392.5	2.0	2,815.5	1.8	2,648.4	1.9	3,082.5	2.0	3,379.6	1.9

Total	93,281.8	100.0	119,752.3	100.0	160,481.0	100.0	141,097.8	100.0	152,126.2	100.0	178,826.7	100.0

(1)	These entries are derived from customs clearance statistics. C.I.F. means that the price of goods include insurance and freight costs.

Source: Monthly Bulletin, March 2004; The Bank of Korea.

In 1998, the Republic recorded a trade surplus of US$39.0 billion due to a 35.5% decrease in imports. The Republic’s economic difficulties drove down imports of all categories of goods. Exports decreased by 2.8% due to decreases in the country’s major export categories.

In 1999, the Republic recorded a trade surplus of US$23.9 billion. Exports grew by 8.6% and imports grew by 28.4%.

In 2000, the Republic recorded a trade surplus of US$11.8 billion. The Republic’s economic recovery led to a 34.0% increase in imports and a 19.9% increase in exports, due to an increase in major import and export categories.

In 2001, the Republic recorded a trade surplus of US$9.3 billion. Exports decreased by 12.7% primarily due to weaker sales of computer products and imports decreased by 12.1% primarily due to decreased demand for raw materials and capital goods.

In 2002, the Republic recorded a trade surplus of US$10.3 billion. Exports increased by 8.0% primarily due to an increase in sales of semiconductors, automobiles and wireless telecommunication devices and an increase in trade volume with China and imports increased by 7.8% primarily due to an increase in purchases of raw materials and machinery.

The Republic recorded a trade surplus of US$15.0 billion in 2003. Exports increased by 19.3% and imports increased by 17.6% compared to the corresponding period of 2002.

Based on preliminary data, in the first quarter of 2004, the Republic recorded a trade surplus of US$6.7 billion. Exports increased by 37.8% to US$59.3 billion and imports increased by 19.0% to US$52.6 billion from US$43.0 billion of exports and US$44.2 billion of imports, respectively, in the first quarter of 2003.

The Republic’s largest trading partners, the United States, Japan and China accounted for the following percentages of the country’s imports and exports:

	1998		1999		2000		2001		2002		2003
	Exports	Imports	Exports	Imports	Exports	Imports	Exports	Imports	Exports	Imports	Exports	Imports
	(%)
United States	17.2	21.9	20.5	20.8	21.8	18.2	20.7	15.8	20.2	15.1	17.7	13.9
Japan	9.2	18.1	11.0	20.2	11.9	19.8	11.0	18.9	9.3	19.6	8.9	20.3
China(1)	16.0	7.5	15.8	8.1	16.9	8.8	18.4	10.3	20.9	12.6	25.7	13.8

(1)	Includes Hong Kong.

Source: Ministry of Commerce, Industry and Energy.

In 2002, the outbreak of severe acute respiratory syndrome (“SARS”) in Asia (including China) and other parts of the world increased uncertainty of economic prospects for affected countries in particular, as well as world economic prospects in general. Another outbreak of SARS in the future may have an adverse effect on Korean and world economies.

Non-Commodities Trade Balance

In 1998, the Republic recorded a non-commodities trade deficit in its current account of approximately US$4.6 billion. In 1999, the non-commodities trade deficit increased to US$5.8 billion. The non-commodities trade deficit decreased to US$5.3 billion in 2000 and US$4.4 billion in 2001. In 2002, the non-commodities trade deficit increased to US$7.8 billion but decreased to US$7.0 billion in 2003.

Foreign Currency Reserves

The following table shows the Republic’s total official foreign currency reserves:

Total Official Reserves

	December 31,
	1999	2000	2001	2002	2003
	(millions of dollars)
Gold(1)	$67.1	$67.6	$68.3	$69.2	$70.9
Foreign Exchange	73,700.3	95,855.1	102,487.5	120,811.4	154,508.8

Total Gold and Foreign Exchange	73,767.4	95,922.7	102,555.8	120,880.6	154,579.7
Reserve Position at IMF	286.5	271.8	262.2	520.2	751.6
Special Drawing Rights	0.7	3.5	3.3	11.8	21.0

Total Official Reserves	$74,054.5	$96,198.1	$102,821.4	$121,412.5	$155,352.4

(1)	For this purpose, domestically-owned gold is valued at US$42.22 per troy ounce (31.1035 grams) and gold deposited overseas is calculated at cost of purchase.

Source: The Bank of Korea.

The Government’s foreign currency reserves increased to US$166.1 billion as of June 15, 2004 from US$8.9 billion as of December 31, 1997, primarily due to continued balance of trade surpluses and capital inflows.

The Financial System

Structure of the Financial Sector

The Republic’s financial sector includes the following categories of financial institutions:

•	The Bank of Korea;

•	banking institutions;

•	non-bank financial institutions; and

•	other financial entities, including:

—securities institutions;

—credit guarantee institutions;

—venture capital companies; and

—miscellaneous others.

To increase transparency in financial transactions and enhance the integrity and efficiency of the financial markets, Korean law requires that financial institutions confirm that their clients use their real names when transacting business. To ease the liquidity crisis, the Government altered the real-name financial transactions system during 1998, to allow the sale or deposit of foreign currencies through domestic financial institutions and the purchase of certain bonds, including Government bonds, without identification. The Government also strengthened confidentiality protection for private financial transactions.

Banking Industry

The banking industry comprises commercial banks and specialized banks. Commercial banks serve the general public and corporate sectors. They include nationwide banks, regional banks and branches of foreign banks. Regional banks provide services similar to nationwide banks, but operate in a geographically restricted region. Branches of foreign banks have operated in Korea since 1967 but provide a relatively small proportion of the country’s banking services. As of December 31, 2003 commercial banks consisted of eight nationwide banks, all of which have branch networks throughout Korea, six regional banks and 40 branches of foreign banks operated in the country. Nationwide and regional banks had, in the aggregate, 4,992 domestic branches and offices, 57 overseas branches, six overseas representative offices and 21 overseas subsidiaries as of December 31, 2003.

Specialized banks meet the needs of specific sectors of the economy in accordance with Government policy; they are organized under, or chartered by, special laws. Specialized banks include:

•	The Korea Development Bank;

•	The Export-Import Bank of Korea;

•	The Industrial Bank of Korea;

•	National Agricultural Cooperatives Federation (which merged with the National Livestock Cooperatives Federation in July 2000); and

•	National Federation of Fisheries Cooperatives.

The economic difficulties in 1997 and 1998 caused an increase in Korean banks’ non-performing assets and a decline in capital adequacy ratios of Korean banks. From 1998 through 2002, the Financial Supervisory Commission amended banking regulations several times to adopt more stringent definitions for non-performing loans that more closely followed international standards. The new definitions increased the level of non-performing loans held by banks and other financial institutions. The following table sets out the total loans and discounts and non-performing assets of the commercial banking sector.

	Total Loans	Non-Performing Assets	Percentage of Total
	(in trillions of won)		(percentage)
December 31, 1999	328.3	27.4	8.3
December 31, 2000	361.6	23.9	6.6
December 31, 2001	379.1	11.0	2.9
December 31, 2002	464.6	9.0	1.9
December 31, 2003	499.5	10.8	2.2

Source: Banking Statistics, February 2003; Financial Supervisory Service.

Most of the growth in total loans since the end of 1999, and in particular, since the end of 2001, has been attributable to loans to the retail sector, accounting for 51.8% of total loans as of December 31, 2002, compared to 40.0% as of December 31, 1999.

A group of the Republic’s banks, including eight nationwide commercial banks, six regional commercial banks and five special banks, posted an aggregate net profit of (Won)5.0 trillion in 2002, compared to an aggregate net profit of (Won)4.7 trillion in 2001. In 2003, these banks posted an aggregate net profit of (Won)1.9 trillion compared to an aggregate net profit of (Won)5.0 trillion in of 2002, primarily due to increased loan loss provisions for SK Networks and credit card companies.

Non-Bank Financial Institutions

Non-bank financial institutions include:

•	investment institutions, including merchant banks, securities investment trust companies and the Korea Securities Finance Corporation;

•	savings institutions, including trust accounts of banks, mutual savings and finance companies, credit unions, mutual credit facilities, community credit cooperatives and postal savings;

•	life insurance institutions; and

•	credit card companies.

As of December 31, 2003, three merchant banks were operating in the country. Since 1998, 28 merchant banks have been closed or merged into commercial banks or securities firms. As of December 31, 2003 the total assets of Korea’s merchant banks amounted to an aggregate of (Won)820.0 billion.

Through December 2001, each of five securities investment trust companies, which managed and sold securities investment trusts, was split into an investment trust management company which only manages the trusts and a securities company. As of December 31, 2003, 33 securities investment trust management companies, which manage the trusts, operate in Korea. Currently, there is no securities investment trust company that also sells interests in the trusts in the Republic. As of December 31, 2003, total assets of all the securities investment trust companies totaled (Won)1,412.7 billion.

The Korean Bank Act permits banks to provide trust account management services with the approval of the Financial Supervisory Commission. However, the Indirect Investment Management Business Act, effective January 5, 2004, prohibits banks from offering trust account management services for money trust products that are not managed under specified investment policies from July 5, 2004 (except under certain limited circumstances) unless banks qualify as an asset management company under the Act before such date. Banks segregate trust assets and cannot use them to satisfy claims of depositors or other creditors. Accordingly, trust accounts appear separately from banking accounts in the banks’ financial statements. As of December 31 2003, assets of trust accounts of all banks providing trust account management services totaled (Won)105,369.1 billion.

The country had 114 mutual savings banks as of December 31, 2003, with assets totaling (Won)30,099.4 billion.

As of December 31, 2003, 12 domestic life insurance institutions, four joint venture life insurance institutions and eight wholly-owned subsidiaries of foreign life insurance companies, with assets totaling approximately (Won)183.2 trillion as of December 31 2003, were operating in the Republic.

As of December 31, 2003, seven nine credit card companies operated in the country with loans assets totaling approximately (Won)35.0 trillion, of which 8.1% were classified as non-performing loans. As of June 30, 2003, nine credit card companies operated in the country with loans totaling approximately (Won)85.7 trillion, of which 9.0% were classified as non-performing loans.

Money Markets

In Korea, the money markets consist of the call market and markets for a wide range of other short-term financial instruments, including treasury bills, monetary stabilization bonds, negotiable certificates of deposits, repurchase agreements and commercial paper.

Securities Markets

As of March 31 2004, 44 domestic securities companies (including joint venture securities companies) and 15 branches of foreign securities companies operated in Korea.

The Korea Stock Exchange, a non-profit corporation wholly owned by its member firms began operations in 1956 and is Korea’s only stock exchange. It has a single trading floor located in Seoul. The exchange imposes daily limits on share price movements to avoid excessive fluctuation. The Korea Composite Stock Price Index is comprised of all equities listed on the exchange. The exchange opened a stock index futures market in May 1996 and an options market in July 1997.

In addition to the Korea Stock Exchange, Korea has two over-the-counter stock markets. The KOSDAQ Stock Market was established in July 1996, and the OTC Bulletin Board Market was launched in March 2000 for trading of shares not listed on either the Korea Stock Exchange or the KOSDAQ Stock Market.

The following table shows the value of the Korea Composite Stock Price Index as of the dates indicated.

December 28, 1998	562.5
December 28, 1999	1,028.1
December 26, 2000	504.6
January 31, 2001	617.9
February 28, 2001	578.1
March 30, 2001	523.2
April 30, 2001	577.4
May 31, 2001	612.2
June 29, 2001	595.1
July 31, 2001	541.6
August 31, 2001	545.1
September 28, 2001	479.7
October 31, 2001	537.8
November 30, 2001	643.9
December 28, 2001	693.7
January 31, 2002	748.1
February 28, 2002	820.0
March 29, 2002	895.6
April 30, 2002	842.3
May 31, 2002	796.4
June 28, 2002	742.7
July 31, 2002	718.0
August 30, 2002	736.4
September 30, 2002	646.4
October 31, 2002	658.9
November 29, 2002	724.8
December 30, 2002	627.6
January 30, 2003	591.9
February 28, 2003	575.4
March 31, 2003	535.7
April 30, 2003	599.4
May 30, 2003	633.4
June 30, 2003	669.9
July 31, 2003	713.5
August 29, 2003	759.5
September 30, 2003	697.5
October 31, 2003	782.4
November 28, 2003	796.2
December 30, 2003	810.7
January 30, 2004	848.5
February 27, 2004	883.4
March 31, 2004	880.5
April 30, 2004	862.8
May 31, 2004	803.8

On December 27, 1997, the last day of trading in 1997, the index stood at 376.3, a sharp decline from 647.1 on September 30, 1997. The fall resulted from growing concerns about the Republic’s weakening financial and corporate sectors, the Republic’s falling foreign currency reserves, the sharp depreciation of the Won against the U.S. Dollar and other external factors, such as a sharp decline in stock prices in Hong Kong on October 24, 1997 and financial turmoil in Southeast Asian countries. The Korea Composite Stock Price Index rose to 1,028.1 on December 28, 1999, but has since been volatile. The index was 752.1 on June 15, 2004.

Supervision System

The Office of Bank Supervision, the Securities Supervisory Board, the Insurance Supervisory Board and all other financial sector regulatory bodies merged in January 1999 to form the Financial Supervisory Commission. The Financial Supervisory Commission acts as the executive body over the Financial Supervisory Service. The Financial Supervisory Commission reports to, but operates independently of, the Prime Minister’s office.

The Ministry of Finance and Economy focuses on financial policy, foreign currency regulations and the approval process for establishing financial institutions. The Bank of Korea manages monetary policy focusing on price stabilization.

Insurance System

The Republic’s deposit insurance system insures amounts on deposit with banks, non-bank financial institutions, securities companies and life insurance companies.

Since January 2001, deposits at any single financial institution are insured only up to (Won)50 million regardless of the amount deposited.

The Government recently excluded certain deposits, such as repurchase agreements, from the insurance scheme, expanded the definition of unsound financial institutions to which the insurance scheme would apply and increased the insurance premiums payable by insured financial institutions.

Monetary Policy

The Bank of Korea

The Bank of Korea was established in 1950 as Korea’s central bank and the country’s sole currency issuing bank. A seven-member Monetary Policy Committee, chaired by the Governor of The Bank of Korea, formulates and controls monetary and credit policies.

The core inflation rate, which is the consumer price index adjusted to remove the non-cereal agriculture and petroleum components, is used as The Bank of Korea’s target indicator. To achieve its established inflation target, the Monetary Policy Committee of The Bank of Korea determines and announces its overnight call rate target on a monthly basis. The Bank of Korea uses open market operations as its primary instrument to keep the call rate in line with the Monetary Policy Committee’s target rate. In addition, The Bank of Korea is able to establish policies regarding its lending to banks in Korea and their reserve requirements.

Interest Rates

Interest rates gradually have been deregulated under a four-stage plan initiated in August 1991. In July 1997, some elements of the fourth and final stage of the plan were put in place. On July 10, 2003, the Bank of Korea cut its overnight call rate target to 3.75% from 4.00%. As of the end of 2003, all deposit and lending rates had been deregulated with the exception of those on demand deposits, which are scheduled to be deregulated in the near future.

Money Supply

The following table shows the volume of the Republic’s money supply:

Money Supply

	December 31,
	1998	1999	2000	2001	2002	2003
	(billions of won)
Money Supply (M1)(1)	121,731.1	170,659.4	196,714.5	246,720.5	283,580.8	298,952.9
Quasi-money(2)	517,933.2	501,885.0	510,984.4	518,258.8	588,494.8	599,116.5
Money Supply (M2)	639,664.3	672,544.4	707,698.9	764,979.3	872,075.6	898,069.4
Percentage Increase Over Previous Year	23.7%	5.1%	5.2%	8.1%	14.0%	3.0%

(1)	Consists of currency in circulation and demand and instant access savings deposits at financial institutions.
(2)	Includes time and installment savings deposits, marketable instruments, yield-based dividend instruments and financial debentures, excluding financial instruments with a maturity of more than two years.

Source: The Bank of Korea.

Exchange Controls

Authorized foreign exchange banks, as approved by the Ministry of Finance and Economy, handle foreign exchange transactions. The ministry has designated other types of financial institutions to handle foreign exchange transactions on a limited basis.

Korean laws and regulations generally require the approval of, or a report to, either the Ministry of Finance and Economy, The Bank of Korea or authorized foreign exchange banks, as applicable, for issuances of international bonds and other instruments, overseas investments and certain other transactions involving foreign exchange payments.

In 1994 and 1995, the Government relaxed regulations of foreign exchange position ceilings and foreign exchange transaction documentation and created free Won accounts which may be opened by non-residents at Korean foreign exchange banks. The Won funds deposited into the free Won accounts may be converted into foreign currencies and remitted outside Korea without any governmental approval. In December 1996, after joining the OECD, the Republic freed the repatriation of investment funds, dividends and profits, as well as loan repayments and interest payments. The Government continues to reduce exchange controls in response to changes in the world economy, including the new trade regime under the WTO, anticipating that such foreign exchange reform will improve the Republic’s competitiveness and encourage strategic alliances between domestic and foreign entities.

In September 1998 the National Assembly passed the Foreign Exchange Transaction Act, which became effective in April 1999 and was subsequently amended in December 2000. In principle, most currency and capital transactions, including, among others, the following transactions have been liberalized:

•	the investment in real property located overseas by Korean companies and financial institutions;

•	the establishment of overseas branches and subsidiaries by Korean companies and financial institutions;

•	the investment by non-residents in deposits and trust products having more than one year maturities; and

•	the issuance of debentures by non-residents in the Korean market.

To minimize the adverse effects from further opening of the Korean capital markets, the Ministry of Finance and Economy is authorized to introduce a variable deposit requirement system to restrict the influx of short-term speculative funds.

The Government has also embarked on a second set of liberalization initiatives starting in January 2001, under which ceilings on international payments for Korean residents have been eliminated, including overseas travel expenses, overseas inheritance remittances and emigration expenses. Overseas deposits, trusts, acquisitions of foreign securities and other foreign capital transactions made by residents and the making of deposits in Korean currency made by non-residents have also been liberalized. In line with the foregoing liberalization, measures will also be adopted to curb illegal foreign exchange transactions and to stabilize the foreign exchange market.

Foreign Exchange

The following table shows the exchange rate between the Won and the U.S. Dollar (in Won per U.S. Dollar) as announced by the Seoul Money Brokerage Services, Ltd. as of the dates indicated.

Exchange Rates

Won/U.S. Dollar Exchange Rate
December 31, 1996	844.2
December 31, 1997	1,415.2
December 31, 1998	1,207.8
December 30, 1999	1,145.4
December 29, 2000	1,259.7
January 31, 2001	1,265.5
February 28, 2001	1,245.7
March 30, 2001	1,314.0
April 30, 2001	1,324.7
May 31, 2001	1,292.9
June 30, 2001	1,300.7
July 31, 2001	1,301.4
August 31, 2001	1,283.8
September 29, 2001	1,309.1
October 31, 2001	1,296.1
November 30, 2001	1,274.0
December 31, 2001	1,326.1
January 31, 2002	1,314.8
February 28, 2002	1,327.7
March 30, 2002	1,326.4
April 30, 2002	1,292.2
May 31, 2002	1,233.3
June 29, 2002	1,201.8
July 31, 2002	1,197.0
August 31, 2002	1,200.5
September 30, 2002	1,225.5
October 31, 2002	1,233.4
November 30, 2002	1,208.0
December 31, 2002	1,200.4
January 30, 2003	1,170.5
February 28, 2003	1,186.8
March 31, 2003	1,252.9
April 30, 2003	1,213.1
May 31, 2003	1,205.3
June 30, 2003	1,193.1
July 31, 2003	1,180.0
August 30, 2003	1,178.5
September 30, 2003	1,150.2
October 31, 2003	1,177.3
November 29, 2003	1,203.6
December 31, 2003	1,197.8
January 31, 2004	1,173.7
February 27, 2004	1,176.2
March 31, 2004	1,146.6
April 30, 2004	1,167.7
May 31, 2004	1,165.7

Prior to November 1997, the Government permitted exchange rates to float within a daily range of 2.25%. In response to the substantial downward pressures on the Won caused by the Republic’s economic difficulties in late 1997, in November 1997, the Government expanded the range of permitted daily exchange rate fluctuations to 10%. The Government eliminated the daily exchange rate band in December 1997, and the Won now floats according to market forces. The value of the Won relative to the U.S. dollar depreciated from (Won)888.1 to US$1.00 on June 30, 1997 to (Won)1,964.8 to US$1.00 on December 24, 1997. Due to improved economic conditions and increases in trade surplus, the Won has generally appreciated against the U.S. dollar. The market average exchange rate was (Won)1,163.1 to US$1.00 on June 15, 2004.

Government Finance

The Ministry of Planning and Budget prepares the Government budget, and the Ministry of Finance and Economy administers the Government’s finances.

The Government’s fiscal year commences on January 1. The Ministry of Planning and Budget must submit the budget to the National Assembly not later than 90 days prior to the start of the fiscal year and may submit supplementary budgets revising the original budget at any time during the fiscal year.

The following table shows consolidated Government revenues and expenditures.

Consolidated Central Government Revenues and Expenditures

	1998	1999	2000	2001	2002	2003(2)
	(billions of won)
Total Revenues	96,673	107,924	135,811	144,033	158,712	171,731
Current Revenues	95,790	106,537	134,415	142,709	157,226	170,272
Total Tax Revenues	67,798	75,658	92,935	95,793	103,967	114,664
Income Profits and Capital Gains	27,975	25,220	35,387	35,638	38,404	46,420
Tax on Property	1,379	3,272	4,262	2,920	2,894	2,921
Tax on Goods and Services	27,159	33,608	38,020	43,818	48,047	50,906
Customs Duties	3,836	4,687	5,800	5,923	6,601	6,847
Others	7,449	8,871	9,466	7,494	8,021	7,570
Social Security Contribution	10,512	12,008	14,798	17,538	19,723	20,703
Non-Tax Revenues	17,480	18,871	26,682	29,378	33,536	34,905
Capital Revenues	883	1,387	1,396	1,324	1,486	1,459
Total Expenditures and Net Lending	115,430	120,988	129,284	136,765	136,046	163,592
Total Expenditures	90,990	101,236	109,443	126,688	135,610	166,295
Current Expenditures	70,631	76,798	87,170	101,744	106,255	135,695
Goods and Services	21,697	19,772	24,707	26,223	28,629	29,812
Interest Payments	3,399	5,884	6,888	7,198	6,846	6,594
Subsidies and Other Transfers(1)	44,430	49,333	55,114	66,540	68,929	96,493
Subsidies	576	432	329	534	768	424
Other Transfers(1)	43,854	48,901	54,785	66,006	68,161	96,069
Non-Financial Public Enterprises Expenditures	1,105	1,809	461	1,783	1,851	2,796
Capital Expenditures	20,359	24,438	22,273	24,944	29,355	30,600
Net Lending	24,440	19,752	19,841	10,077	436	(2,703)

(1)	Includes transfers to local governments, non-profit institutions, households and abroad.

Source: Ministry of Finance and Economy.

The consolidated Government account consists of a General Account, Special Accounts (including a non-financial public enterprise special account) and Public Funds. The Government segregates the accounts of certain functions of the Government into Special Accounts and Public Funds for more effective administration and fiscal control. The Special Accounts and Public Funds relate to business type activities, such as economic development, road and railway construction and maintenance, monopolies, and communications developments and the administration of loans received from official international financial organizations and foreign governments.

Revenues derive mainly from national taxes and non-tax revenues. Expenditures include general administration, national defense, community service, education, health, social security, certain annuities and pensions and local finance, which involves the transfer of tax revenues to local governments.

Tax revenues decreased slightly in 1998 because of the country’s economic difficulties. Expenditures increased significantly in 1998 resulting from the Government’s program to restructure the country’s economy and its debt obligations under the financial aid package extended by the IMF. Although the Government reduced expenditures in other budget areas, such as defense and general administration, a fiscal deficit was recorded in 1998 equal to approximately 3.8% of the Republic’s GDP, financed in part by approximately (Won)11.7 trillion of Government bonds issued in the domestic market in 1998.

For 1999, revenues increased by approximately 11.6%, which represented 20.2% of the Republic’s GDP, due in large part to higher tax and non-tax revenues. The Government expanded the value added tax base further and reduced the tax rate on real estate capital gains. The Government imposed modest cuts in several expenditure categories relative to 1998, including wages and salaries, purchase of goods and services, capital spending and net lending to help offset an anticipated increase in interest payments, including the carrying costs for financial sector restructuring. Fiscal deficit in 1999 decreased to approximately 2.4% of GDP.

For 2000, revenues increased by approximately 25.8%, which represented 23.4% of the Republic’s GDP principally due to higher tax and non-tax revenues. Tax revenues increased significantly while expenditures increased slightly due to the country’s economic recovery. Principal factors for the tax revenue increase included:

•	increase of corporate tax revenues due to increase of corporate profits;

•	expansion of the tax base;

•	increase of securities trading tax due to increase of trading volume; and

•	increase of customs duties due to increase of imports.

The Republic had a fiscal surplus of 1.1% in 2000.

For 2001, revenues increased by approximately 6.1%, which represented 23.9% of the Republic’s GDP principally due to higher tax and non-tax revenues. Tax revenues increased due to the country’s economic growth and the accompanying increase in the overall compensation of workers in Korea. Non-tax revenues increased due to the sale by the Government of the shares it owns in Korean companies such as KT Corporation (formerly known as Korea Telecom Corp.) and Korea Tobacco & Ginseng Corporation as part of the Government’s privatization plans. The Republic had a fiscal surplus of 1.2% in 2001.

For 2002, revenues increased by approximately 10.2%, which represented 24.6% of the Republic’s GDP principally due to higher tax and non-tax revenues. Tax revenues increased due to the country’s economic growth and the accompanying increase in the overall compensation of workers in Korea. Non-tax revenues increased due to an increase in surplus amounts transferred from The Bank of Korea. The Republic had a fiscal surplus of 3.5% in 2002.

For 2003, revenues increased by approximately 8.2%, which represented 25.9% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of 1.2% in 2003.

Debt

External and Internal Debt of the Government

The following table sets out, by currency and the equivalent amount in U.S. Dollars, the estimated outstanding direct external debt of the Government as of December 31, 2002.

Direct External Debt of the Government

	Amount in Original Currency		Equivalent Amount in U.S. Dollars(1)
	(in millions)
US$	US$	14,255.3	US$	14,255.3
German Mark	DM	61.2		32.8
Japanese Yen		¥109,635.0		925.1

Total			US$	15,213.2

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2002.

The following table summarizes, as of December 31 of the years indicated, the outstanding direct internal debt of the Republic.

Direct Internal Debt of the Government

(billions of won)
1998	47,588.6
1999	66,145.3
2000	75,847.6
2001	87,327.5
2002	103,341.3

The following table sets out all guarantees by the Government of indebtedness of others:

	December 31,
	2000	2001	2002
	(billions of won)
Domestic	70,779.5	103,338.5	100,753.7
External(1)	3,785.9	3,431.1	1,717.7

Total	74,565.4	106,769.6	102,471.4

(1)	Converted to Won at foreign exchange banks’ telegraphed transfer selling rates to customers in effect on December 31 of each year.

For further information on the outstanding indebtedness, including guarantees, of the Republic, see “The Republic of Korea—Tables and Supplementary Information”.

In December 1997, the National Assembly authorized the guarantee of up to US$20 billion of external debt of Korean banks, and, in January 1998, additional guarantees of up to US$7 billion of external debt of Korean commercial and merchant banks and up to US$8 billion of external debt of The Bank of Korea. The Government guaranteed approximately US$21.8 billion in new one-, two- and three-year loans that replaced the short-term foreign currency debt of eligible Korean financial institutions, all of which has subsequently been repaid. For a further discussion of this program, see “The Republic of Korea—The Economy—Post-IMF Reforms”.

In April 1998, the Government issued US$4.0 billion of U.S. Dollar-denominated debt securities in addition to the World Bank and ADB obligations incurred in 1998.

External Debt

The following table sets out certain information regarding Korea’s total external debt calculated using criteria agreed with the IMF. In particular, this information includes offshore borrowings by Korean banks, including their overseas branches and subsidiaries, but excludes borrowings by overseas branches and subsidiaries of Korean companies and deposits in overseas branches and subsidiaries of Korean banks.

	December 31,
	1997	1998	1999	2000	2001	2002
	(billions of dollars)
Total External Liabilities	159.2	148.7	137.1	131.7	118.8	131.0
Long-Term Debt	95.7	118.0	97.8	83.8	77.8	81.2
Public Sector	22.3	36.6	29.5	28.3	20.8	19.7
Domestic Financial Institutions	43.2	45.8	43.5	22.5	20.1	19.3
Korean Branches of Foreign Banks	4.4	6.3	4.0	2.6	2.7	3.1
Private Sector	25.9	29.4	29.9	30.4	34.2	39.1
Short-Term Debt	63.6	30.7	39.2	47.9	41.0	49.8
Domestic Financial Institutions	27.2	11.3	12.7	15.3	13.1	17.3
Korean Branches of Foreign Banks	15.2	7.6	9.8	10.4	9.1	13.9
Private Sector	21.2	11.8	16.7	22.2	18.8	18.6

Source: Ministry of Finance and Economy.

Debt Record

The Government has always paid when due the full amount of principal of, interest on, and amortization or sinking fund requirements of, all of its indebtedness.

Tables and Supplementary Information

A.    External Debt of the Government

Currency of Borrowings	Range of Interest Rates	Range of Years of Issue	Range of Years of Maturity	Principal Amounts Outstanding as of December 31, 2002
	(%)			(millions of units)
US$	0.75-9/Floating	1960-1998	2001-2023	US$	14,255.3
Japanese Yen	3.25-5	1980-1990	2005-2015		¥109,635.0
German Mark	2-4.5	1973-1985	2001-2021	DM	61.2
Total External Funded Debt(1)				US$	15,213.2

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2002.

B.    External Guaranteed Debt of the Government

Name	Interest Rates	Years of Issue	Years of Maturity	Principal Amounts Outstanding as of December 31, 2002
	(%)			(millions of dollars)
1. Bonds
Total Bonds				None
2. Borrowings
City of Taegu	Floating	1988	2003	1.3
Korea District Heating Corp	Floating	1986	2003	2.9
The Korea Development Bank	Floating	1999	2009	190.8
The Korea Development Bank	Floating	1998	2003	157.7
Industrial Bank of Korea	Floating	1999	2006	1,064.1

Total Borrowings(1)				1,416.8

Total External Guaranteed Debt(1)				1,416.8

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2002.

C.    Internal Debt of the Government

Title	Range of Interest Rates	Range of Years of Issue	Range of Years of Maturity	Principal Amounts Outstanding as of December 31, 2002
	(%)			(billions of won)
1. Bonds
Interest-Bearing Treasury Bond for Cereals Fund	2.0-17.0	1995-1999	2000-2004	1,100.0
Foreign Exchange Stabilization Bonds	6.97-14.48	1995-2000	2000-2005	15,849.9
Interest-Bearing Treasury Bond for Treasury Bond Management Fund	5.55-18.4	1995-2000	2001-2010	55,615.2
Interest-Bearing Treasury Bond for National Housing I	5.0	1990-2000	1995-2005	22,470.5
Interest-Bearing Treasury Bond for National Housing II	3.0	1983-1999	2003-2019	3,236.1
Non-interest-Bearing Treasury Bond for Contribution(1)	—	1967-1985	—	11.3

Total Bonds				98,283.0

2. Borrowings
Borrowings from The Bank of Korea	950.0
Borrowings from the Sports Promotion Fund	71.3
Borrowings from the Civil Servant Pension Fund	650.0
Borrowings from the Export Insurance Fund	510.0
Borrowings from The Korea Development Bank	114.2
Authorized Government Debt beyond Budget Limit	2,762.8

Sub-Total	5,058.3

Total Internal Funded Debt	103,341.3

(1)	Interest Rates and Years of Maturity not applicable.

D.    Internal Guaranteed Debt of the Government

Name	Range of Interest Rates	Range of Years of Issue	Range of Years of Maturity	Principal Amounts Outstanding as of December 31, 2002
	(%)			(billions of won)
1. Bonds of Government-Affiliated Corporations
The Korea Development Bank	Floating	1989-1994	2002-2004	4.0
Korea Container Terminal Authority	6.0%	1993-1996	2002-2005	100.0
Korea Asset Management Corporation	5.0-12.14%	1997-1999	2002-2004	14,351.3
Korea Deposit Insurance Corporation	0.0-15%	1998-2001	1995-2008	80,974.4	(1)

Total Bonds				95,429.7

2. Borrowings of Government-Affiliated Corporations
Rural Development Corporation and Federation of Farmland	5.5%	1967-1989	2000-2024	226.7
National Agricultural Cooperative Federation	5.0%	2001	2002	370.0
Others	Floating	1991	1999	1,090.9

Total Borrowings				1,686.6

(1)	Over four years beginning in 2003, W49 trillion of such debt will be converted into direct debt of the government.

DESCRIPTION OF THE SECURITIES

Description of Debt Securities

We will issue debt securities under a fiscal agency agreement or agreements. The description below summarizes the material provisions of the debt securities and the fiscal agency agreement. Since it is only a summary, the description may not contain all of the information that may be important to you as a potential investor in the debt securities. Therefore, we urge you to read the form of fiscal agency agreement and the form of global debt security before deciding whether to invest in the debt securities. We have filed a copy of these documents with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. You should refer to such exhibits for more complete information.

The financial terms and other specific terms of your debt securities will be described in the prospectus supplement relating to your debt securities. The description in the prospectus supplement will supplement this description or, to the extent inconsistent with this description, replace it.

We will appoint a fiscal agent or agents in connection with debt securities whose duties will be governed by the fiscal agency agreement. We may replace the fiscal agent or appoint different fiscal agents for different series of debt securities.

General Terms of the Debt Securities

We may issue debt securities in separate series at various times. The prospectus supplement that relates to your debt securities will specify some or all of the following terms:

•	the aggregate principal amount;

•	the currency of denomination and payment;

•	any limitation on principal amount and authorized denominations;

•	the percentage of their principal amount at which the debt securities will be issued;

•	the maturity date or dates;

•	the interest rate for the debt securities and, if variable, the method by which the interest rate will be calculated;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

•	the dates from which interest, if any, will accrue for payment of interest and the record dates for any such interest payments;

•	where and how we will pay principal and interest;

•	whether and in what circumstances the debt securities may be redeemed before maturity;

•	any sinking fund or similar provision;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated securities;

•	if issued in certificated form, whether the debt securities will be in bearer form with interest coupons, if any, or in registered form without interest coupons, or both forms, and any restrictions on exchanges from one form to the other; and

•	other specific provisions.

Depending on the terms of the debt securities we issue, the prospectus supplement relating to the debt securities may also describe applicable U.S. federal income tax and other considerations additional to the disclosure in this prospectus.

Unless otherwise specified in the applicable prospectus supplement, we will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities issued in registered form.

Payments of Principal, Premium and Interest

On every payment date specified in the relevant prospectus supplement, we will pay the principal, premium and/or interest due on that date to the registered holder of the relevant debt security at the close of business on the related record date. We will make all payments at the place and in the currency set out in the prospectus supplement. Unless otherwise specified in the relevant prospectus supplement or the debt securities, we will make payments in U.S. dollars at the New York office of the fiscal agent or, outside the United States, at the office of any paying agent. Unless otherwise specified in the applicable prospectus supplement or debt securities, we will pay interest by check, payable to the registered holder.

We will make any payments on debt securities in bearer form at the offices and agencies of the fiscal agent or any other paying agent outside the United States as we may designate. At the option of the holder of the bearer debt securities, we will make such payments by check or by transfer to an account maintained by the holder with a bank located outside of the United States. We will not make payments on bearer debt securities at the corporate trust office of the fiscal agent in the United States or at any other paying agency in the United States. In addition, we will not make any payment by mail to an address in the United States or by transfer to an account maintained by a holder of bearer debt securities with a bank in the United States. Nevertheless, we will make payments on a bearer debt security denominated and payable in U.S. dollars at an office or agency in the United States if:

•	payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

•	the payment is then permitted under United States law, without material adverse consequences to us.

If we issue bearer debt securities, we will designate the offices of at least one paying agent outside the United States as the location for payment.

Repayment of Funds; Prescription

If no one claims money paid by us to the fiscal agent for the payment of principal or interest in respect of any series of debt securities for two years after the payment was due and payable, the fiscal agent or paying agent will repay the money to us. After such repayment, the fiscal agent or paying agent will not be liable with respect to the amounts so repaid, and you may look only to us for any payment under the debt securities.

Under Korea law, you will not be permitted to file a claim against us for payment of principal or interest on any series of debt securities unless you do so within five years, in the case of principal, and two years, in the case of interest, from the date on which payment was due.

Global Securities

The prospectus supplement relating to a series of debt securities will indicate whether any of that series of debt securities will be represented by a global security. The prospectus supplement will also describe any unique specific terms of the depositary arrangement with respect to that series. Unless otherwise specified in the prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.

Registered Ownership of the Global Security

The global security will be registered in the name of a depositary identified in the prospectus supplement, or its nominee, and will be deposited with the depositary, its nominee or a custodian. The depositary, or its nominee, will therefore be considered the sole owner or holder of debt securities represented by the global security for all purposes under the fiscal agency agreement. Except as specified below or in the applicable prospectus supplement, beneficial owners:

•	will not be entitled to have any of the debt securities represented by the global security registered in their names;

•	will not receive physical delivery of any debt securities in definitive form;

•	will not be considered the owners or holders of the debt securities;

•	must rely on the procedures of the depositary and, if applicable, any participants (institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers) to exercise any rights of a holder; and

•	will receive payments of principal and interest from the depositary or its participants rather than directly from us.

We understand that, under existing industry practice, the depositary and participants will allow beneficial owners to take all actions required of, and exercise all rights granted to, the registered holders of the debt securities.

We will register debt securities in the name of a person other than the depositary or its nominee only if:

•	the depositary for a series of debt securities is unwilling or unable to continue as depositary; or

•	we determine, in our sole discretion, not to have a series of debt securities represented by a global security.

In either such instance, an owner of a beneficial interest in a global security will be entitled to registration of a principal amount of debt securities equal to its beneficial interest in its name and to physical delivery of the debt securities in definitive form.

Beneficial Interests in and Payments on a Global Security

Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

All payments on a global security will be made to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, we expect the depositary to credit its participants’ accounts with amounts that correspond to their respective beneficial interests in the global security. We also expect that, after the participants’ accounts are credited, the participants will credit the accounts of the owners of beneficial interests in the global security with amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures governing payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. We have no responsibility or liability for the records of ownership of beneficial interests in the global security, or for payments made or not made to owners of such beneficial interests. We also have no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

Bearer Securities

We may issue debt securities in a series in the form of one or more bearer global debt securities deposited with a common depositary for the Euroclear and Cedel Bank, or with a nominee identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement.

Additional Amounts

We will make all payments of principal of, and premium and interest, if any, on the debt securities without withholding or deducting any present or future taxes imposed by the Republic or any of its political subdivisions, unless required by law. If Korean law requires us to deduct or withhold taxes, we will pay additional amounts as necessary to ensure that you receive the same amount as you would have received without such withholding or deduction.

We will not pay, however, any additional amounts if you are liable for Korean tax because:

•	you are connected with the Republic other than by merely owning the debt security or receiving income or payments on the debt security;

•	you failed to complete and submit a declaration of your status as a non-resident of the Republic after we or the relevant tax authority requested you to do so; or

•	you failed to present your debt security for payment within 30 days of when the payment is due or, if the fiscal agent did not receive the money prior to the due date, the date notice is given to holders that the fiscal agent has received the full amount due to holders. Nevertheless, we will pay additional amounts to the extent you would have been entitled to such amounts had you presented your debt security for payment on the last day of the 30-day period.

We will not pay any additional amounts for taxes on the debt securities except for taxes payable through deduction or withholding from payments of principal, premium or interest. Examples of the types of taxes for which we will not pay additional amounts include the following: estate or inheritance taxes, gift taxes, sales or transfer taxes, personal property or related taxes, assessments or other governmental charges. We will pay stamp or other similar taxes that may be imposed by the Republic, the United States or any political subdivision or taxing authority in one of those two countries on the fiscal agency agreement or be payable in connection with the issuance of the debt securities.

Status of Debt Securities

The debt securities will:

•	constitute our direct, unconditional, unsecured and unsubordinated obligations;

•	rank at least equally in right of payment among themselves, regardless of when issued or currency of payment; and

•	rank at least equally in right of payment with all of our other unsecured and unsubordinated obligations, subject to certain statutory exceptions under Korean law.

Negative Pledge Covenant

If any debt securities are outstanding, we will not create or permit any security interests on our assets as security for any of our Long-Term External Indebtedness or guarantees issued by us, unless the security interest also secures our obligations under the debt securities. “Long-Term External Indebtedness” means any obligation for the payment or repayment of money borrowed that is denominated in a currency other than the currency of the Republic and which has a final maturity of one year or more from its date of issuance.

We may, however, create or permit a security interest:

•	in favor of the Government or The Bank of Korea or any other agency or instrumentality of or controlled by the Government;

•	arising from, or any deposit or other arrangement made or entered into in connection with, the sale, assignment or other disposition or the discounting of any of our notes or receivables, or any other transaction in the ordinary course of our business; or

•	on any asset (or documents of title to such asset) incurred when the asset was purchased or improved to secure payment of the cost of the activity.

Events of Default

Each of the following constitutes an event of default with respect to any series of debt securities:

1.	Non-Payment: we do not pay principal or interest or premium or deposit any sinking fund payment on any debt securities of the series when due and such failure to pay continues for 30 days.

2.	Breach of Other Obligations: we fail to observe or perform any of the covenants in the series of debt securities (other than non-payment) for 60 days after written notice of the default is delivered to us at the corporate trust office of the fiscal agent in New York City by holders representing at least 10% of the aggregate principal amount of the debt securities of the series.

3.	Cross Default and Cross Acceleration:

•	we default on any External Indebtedness, and, as a result, becomes obligated to pay an amount equal to or greater than US$10,000,000 in aggregate principal amount prior to its due date; or

•	we fail to pay when due, including any grace period, any of our External Indebtedness in aggregate principal amount equal to or greater than US$10,000,000 or we fail to pay when requested and required by the terms thereof any guarantee for External Indebtedness of another person equal to or greater than US$10,000,000 in aggregate principal amount, except in any such case where such External Indebtedness or guarantee is being contested in good faith by appropriate proceedings.

4.	Moratorium/Default:

•	we declare a general moratorium on the payment of our External Indebtedness, including obligations under guarantees;

•	the Republic declares a general moratorium on the payment of its External Indebtedness, including obligations under guarantees;

•	the Republic becomes liable to repay prior to maturity any amount of External Indebtedness, including obligations under guarantees, as a result of a default under such External Indebtedness or obligations; or

•	the international monetary reserves of the Republic become subject to a security interest or segregation or other preferential arrangement for the benefit of any creditors.

5.	Bankruptcy:

•	we are declared bankrupt or insolvent by any court or administrative agency with jurisdiction over us;

•	we pass a resolution to apply for bankruptcy or to request the appointment of a receiver or trustee or similar official in insolvency;

•	a substantial part of our assets are liquidated; or

•	we cease to conduct the banking business.

6.	Failure of Support: the Republic fails to provide financial support for us as required under Article 37 of the KEXIM Act as of the date of the debt securities of such series.

7.	Control of Assets: the Republic ceases to control us (directly or indirectly).

8.	IMF Membership/World Bank Membership: the Republic ceases to be a member of the IMF or the International Bank for Reconstruction and Development (World Bank).

For purposes of the foregoing, “External Indebtedness” means any obligation for the payment or repayment of money borrowed that is denominated in a currency other than the currency of the Republic.

If an event of default occurs, any holder may declare the principal amount of debt securities that it holds to be immediately due and payable by written notice to us and the fiscal agent.

You should note that:

•	despite the procedure described above, no debt securities may be declared due and payable if we cure the applicable event of default before we receive the written notice from the debt security holder;

•	we are not required to provide periodic evidence of the absence of defaults; and

•	the fiscal agency agreement does not require us to notify holders of the debt securities of an event of default or grant any debt security holder a right to examine the security register.

Modifications and Amendments; Debt Securityholders’ Meetings

Each holder of a series of debt securities must consent to any amendment or modification of the terms of that series of debt securities or the fiscal agency agreement that would, among other things:

•	change the stated maturity of the principal of the debt securities or any installment of interest;

•	reduce the principal amount of such series of debt securities or the portion of the principal amount payable upon acceleration of such debt securities;

•	change the debt security’s interest rate or premium payable;

•	change the currency of payment of principal, interest or premium;

•	amend either the procedures provided for a redemption event or the definition of a redemption event;

•	shorten the period during which we are not allowed to redeem the debt securities or grant us a right to redeem the debt securities which we previously did not have; or

•	reduce the percentage of the outstanding principal amount needed to modify or amend the fiscal agency agreement or the terms of such series of debt securities.

We may, with the exception of the above changes, with the consent of the holders of at least 66 2/3% in principal amount of the debt securities of a series that are outstanding, modify and amend other terms of that series of debt securities.

The fiscal agency agreement and a series of debt securities may be modified or amended, without the consent of the holders of the debt securities, to:

•	add covenants made by us that benefit holders of the debt securities;

•	surrender any right or power given to us;

•	secure the debt securities;

•	permit registered securities to be exchanged for bearer securities or relax or eliminate restrictions on the payment of principal, premium or interest on bearer securities to the extent permitted under United States Department of Treasury regulations, provided that holders of the debt securities do not suffer any adverse tax consequences as a result; and

•	cure any ambiguity or correct or supplement any defective provision in the fiscal agency agreement or the debt securities, without materially and adversely affecting the interests of the holders of the debt securities.

Fiscal Agent

The fiscal agency agreement governs the duties of each fiscal agent. We may maintain bank accounts and a banking relationship with each fiscal agent. The fiscal agent is our agent and does not act as a trustee for the holders of the debt securities.

Further Issues of Debt Securities

We may, without the consent of the holders of the debt securities, create and issue additional debt securities with the same terms and conditions as any series of debt securities (or that are the same except for the amount of the first interest payment and for the interest paid on the series of debt securities prior to the issuance of the additional debt securities). We may consolidate such additional debt securities with the outstanding debt securities to form a single series.

We may offer additional debt securities with original issue discount (“OID”) for U.S. federal income tax purposes as part of a further issue. Purchasers of debt securities after the date of any further issue will not be able to differentiate between debt securities sold as part of the further issue and previously issued debt securities of the same series. If we were to issue further debt securities with OID, purchasers of debt securities after such further issue may be required to accrue OID (or greater amounts of OID that they would otherwise have accrued) with respect to their debt securities. This may affect the price of outstanding debt securities following a further issue. Purchasers are advised to consult legal counsel with respect to the implications of any future decision by us to undertake a further issue of debt securities with OID.

Description of Warrants

The description below summarizes some of the provisions of warrants for the purchase of debt securities that we may issue from time to time and of the warrant agreement. Copies of the forms of warrants and the warrant agreement are or will be filed as exhibits to the registration statement of which this prospectus is a part. Since it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the warrants.

The description of the warrants that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

General Terms of the Warrants

Each series of warrants will be issued under a warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to the series of warrants will describe:

•	the terms of the debt securities purchasable upon exercise of the warrants, as described above under “Description of the Securities—Description of Debt Securities—General Terms of the Debt Securities”;

•	the principal amount of debt securities purchasable upon exercise of one warrant and the exercise price;

•	the procedures and conditions for the exercise of the warrants;

•	the dates on which the right to exercise the warrants begins and expires;

•	whether and under what conditions the warrants may be terminated or canceled by us;

•	whether and under what conditions the warrants and any debt securities issued with the warrants will be separately transferable;

•	whether the warrants will be issued in bearer or registered form;

•	whether the warrants will be exchangeable between registered and bearer form, and, if issued in registered form, where they may be transferred and registered; and

•	other specific provisions.

Terms Applicable to Debt Securities and Warrants

Governing Law

The fiscal agency agreement, any warrant agreement and the debt securities and any warrants will be governed by the laws of the State of New York without regard to any principles of New York law requiring the application of the laws of another jurisdiction. Nevertheless, all matters governing our authorization, execution and delivery of the debt securities and the fiscal agency agreement and any warrants and warrant agreement by us will be governed by the laws of the Republic.

Jurisdiction and Consent to Service

We are owned by a foreign sovereign government and all of our directors and executive officers and some of the experts named in this prospectus are residents of Korea. In addition, all or most our assets and the assets of the people named in the preceding sentence are located outside of the United States. For that reason, you may have difficultly serving process on us or the individuals described above in the United States or enforcing in a U.S. court a U.S.-court judgment based on the U.S. federal securities laws. Our Korean counsel has informed us that there is doubt regarding the enforceability in Korea, either in original actions or in actions for the enforcement of U.S.-court judgments, of civil liabilities based on the U.S. federal securities laws.

We have appointed the Chief Representative of our New York Representative Office, Mr. Pyung-Ku Lee, and the Senior Deputy General Representative of our New York Representative Office, Mr. Soon-Sik Ryoo, and each of their successors in the future, as our authorized agents to receive service of process in any suit which a holder of any series of debt securities or warrants may bring in any state or federal court in New York City and we have accepted the jurisdiction of those courts for those actions. Our New York Representative Office is located at 460 Park Avenue, 8th Floor, New York, New York 10022. These appointments are irrevocable as long as any amounts of principal, premium or interest remain payable by us to the Fiscal Agent under any series of debt securities or any warrants have not expired or otherwise terminated under their terms. If for any reason either of these two men ceases to act as our authorized agent or ceases to have an address in Manhattan, we shall appoint a replacement. The appointment of agents for receipt of service of process and the acceptance of jurisdiction of state or federal courts in New York City do not, however, apply to actions brought under the United States federal securities laws. We may also be sued in courts having jurisdiction over us located in the Republic.

We will irrevocably consent to any relief and process in connection with a suit against us in relation to the debt securities or warrants, including the enforcement or execution of any order or judgment of the court. To the extent permitted by law, we will waive irrevocably any immunity from jurisdiction to which we might otherwise be entitled in any suit based on any series of debt securities or warrants.

Foreign Exchange Controls

The Minister of Finance and Economy of Korea must receive a notification with respect to the issuance by us of debt securities before we may issue debt securities outside the Republic. After issuance of debt securities outside the Republic, we are required to notify the Minister of Finance and Economy of such issuance. No further approval or authorization is required for us to pay principal of or interest on the debt securities.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

AND BEARER WARRANTS

Bearer securities will not be offered, sold or delivered in the United States or its possessions or to a United States person; except in certain circumstances permitted by United States tax regulations. Bearer securities will initially be represented by temporary global securities, without interest coupons, deposited with a common depositary in London for Euroclear and Cedel Bank for credit to designated accounts. Unless otherwise indicated in the prospectus supplement:

•	each temporary global security will be exchangeable for definitive bearer securities on or after the date that is 40 days after issuance only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations, provided that no bearer security will be mailed or otherwise delivered to any location in the United States in connection with the exchange; and

•	any interest payable on any portion of a temporary global security with respect to any interest payment date occurring prior to the issuance of definitive bearer securities will be paid only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations.

Bearer securities, other than temporary global debt securities, and any related coupons will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in the legend provide that, with certain exceptions, a United States person who holds a bearer security or coupon will not be allowed to deduct any loss realized on the disposition of the bearer security, and any gain, which might otherwise be characterized as capital gain, recognized on the disposition will be treated as ordinary income.

For purposes of this section, “United States person” means:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

For purposes of this section, “United States” means the United States of America, including each state and the District of Columbia, its territories, possessions and other areas subject to its jurisdiction.

TAXATION

The following discussion summarizes certain Korean and U.S. federal income tax considerations that may be relevant to you if you invest in debt securities. This summary is based on laws, regulations, rulings and decisions now in effect, which may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding the debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Korean Taxation

The following summary of Korean tax consideration applies to you so long as you are not:

•	a resident of Korea;

•	a corporation organized under Korean law; or

•	engaging in a trade or business in Korea through a permanent establishment or a fixed base to which the relevant income is attributable or with which the relevant income is effectively connected.

Tax on Interest Payments

Under the Special Tax Treatment Control Law, when we make payments of interest to you on the debt securities, no amount will be withheld from such payments for, or on account of, taxes of any kind imposed, levied, withheld or assessed by Korea or any political subdivision or taxing authority thereof or therein.

Tax on Capital Gains

You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of a debt security, provided that the disposition does not involve a transfer of the debt security to a resident of Korea (or the Korean permanent establishment of a non-resident). In addition, the Special Tax Treatment Control Law exempts you from Korean taxation on any capital gains that you earn from the transfer of the debt securities outside of Korea. If you sell or otherwise dispose of debt securities to a Korean resident or such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates at the lower of 27.5% of net gain (subject to the production of satisfactory evidence of the acquisition costs and the transaction costs) or 11% of gross sale proceeds with respect to transactions, unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of a debt security, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, please refer to the heading “Tax Treaties” below.

With respect to computing the above-mentioned 27.5% withholding taxes on net gain, please note that there is no provision under relevant Korean law for offsetting gains and losses or otherwise aggregating transactions for the purpose of computing the net gain attributable to sales of the debt securities. The purchaser of the debt securities or, in the case of the sale of the debt securities through a securities company in Korea, the securities company through which such sale is effected, is required under Korean law to withhold the applicable amount of Korean tax and make payment thereof to the relevant Korean tax authority. Unless you, as the seller, can claim the benefit of an exemption or a reduced rate of tax under an applicable tax treaty or in the absence of producing satisfactory evidence of your acquisition cost and the transaction cost in relation to the debt securities being sold, the purchaser or the securities company, as applicable, must withhold an amount equal to 11% of the gross sale proceeds. Any withheld tax must be paid no later than the tenth day of the month following the month in which the payment for the purchase of the relevant debt securities occurred. Failure to timely transmit the withheld tax to the Korean tax authorities technically subjects the purchaser or the securities company to penalties under Korean tax laws.

Inheritance Tax and Gift Tax

If you die while domiciled in Korea, Korean inheritance tax will be imposed upon the transfer by succession of any of the debt securities, wherever located, that you own at the time of death. Furthermore, regardless of where you are domiciled when you die, Korean inheritance tax will be imposed upon the transfer by succession of any of the debt securities you own that are located in Korea at the time of death. Similarly, if you give the debt securities as a gift to any other person, the donee will be subject to Korean gift tax, based on where you are domiciled or where the debt securities are located at the time that you make the gift. The amount, if any, of the applicable inheritance or gift tax imposed in specific cases depends on the value of the debt securities (or other property) and the identities of the parties involved.

Under Korean inheritance and gift tax laws, notes issued by Korean corporations are deemed to be located in Korea irrespective of where they are physically located or by whom they are owned.

Stamp Duty

You will not be subject to any Korean stamp duty, registration duty or similar documentary tax in respect of or in connection with a transfer of any debt securities or in connection with the exercise of exchange rights or conversion rights that may be acquired with the debt securities.

Guarantees

Any payments by us under our guarantee on the debt securities issued by a third-party Korean issuer, except payments made in respect of the principal amount of such guaranteed debt securities (or the issue price if the debt securities were originally issued at a discount), may be subject to withholding tax at the rate of 27.5% (including resident surtax) or such lower rate as may be available under an applicable tax treaty, if any, between Korea and the country of incorporation or residence of the non-resident holder of the debt securities who receives our guarantee payments, unless otherwise exempt under such applicable tax treaty or Korean tax law. Further details of the tax consequences of the holders of third-party debt securities guaranteed by us may be provided in the relevant prospectus supplement.

Tax Treaties

At the date of this prospectus, Korea has tax treaties with, among others, Australia, Austria, Bangladesh, Belgium, Brazil, Bulgaria, Canada, China, Czech Republic, Denmark, Egypt, Finland, France, Germany, Hungary, India, Indonesia, Ireland, Italy, Japan, Luxembourg, Malaysia, Mexico, Mongolia, the Netherlands, New Zealand, Norway, Pakistan, Philippines, Poland, Republic of Fiji,

Romania, Singapore, Spain, Sri Lanka, Sweden, Switzerland, Thailand, Tunisia, Turkey, the United Kingdom, the United States of America and Vietnam under which the rate of withholding tax on interest and dividends is reduced, generally to between 5% and 15%, and the tax on capital gains is often eliminated.

With respect to any gains subject to Korean withholding tax, as described under the heading “Tax on Capital Gains” above, you should inquire for yourself whether you are entitled to the benefit of a tax treaty with Korea. It will be your responsibility to claim the benefits of any tax treaty that may exist between your country and Korea in respect of capital gains, and to provide to the purchaser of the debt securities, or the relevant securities company through which the transfer of the debt securities is effected, as applicable, a certificate as to your country of residence. In the absence of sufficient proof, the purchaser, or the relevant securities company, as the case may be, must withhold tax at the normal rates.

In addition, subject to certain exceptions, in order to receive the benefit of a tax exemption available under any applicable tax treaty, you may also be required to submit to the payer of such Korean source income an application for tax exemption under a tax treaty, together with a certificate as to your country of residence. The payer of such Korean source income, in turn, will be required to submit such exemption application to the relevant district tax office in Korea by the ninth day of the month following the date of the first payment of such income.

At present, Korea has not entered into any tax treaties regarding inheritance or gift tax.

United States Tax Considerations

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in debt securities and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in a debt security. This summary deals only with U.S. holders that hold debt securities as capital assets for tax purposes. This summary does not apply to you if you are an investor that is subject to special tax rules, such as:

•	a bank or thrift;

•	a real estate investment trust;

•	a regulated investment company;

•	an insurance company;

•	a dealer in securities or currencies;

•	a trader in securities or commodities that elects mark-to-market treatment;

•	a person that will hold debt securities as a hedge against currency risk or as a position in a straddle or conversion transaction for tax purposes;

•	a tax exempt organization; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

If you are not a U.S. holder, consult the discussions under the captions “Non-U.S. Persons” and “Information Reporting and Backup Withholding” below; the remainder of this summary does not discuss the treatment of persons that are not U.S. holders.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated thereunder, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Payments or Accruals of Interest

Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts, in accordance with your regular method of tax accounting. If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars, a “foreign currency”, the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period, or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year. Alternatively, as an accrual-basis U.S. holder you may elect to translate all interest income on foreign-currency-denominated debt securities at the spot rate on the last day of the accrual period, or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year, or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Purchase, Sale and Retirement of Notes

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. The rules for determining these amounts are discussed below. If you purchase a debt security that is denominated in a foreign currency, the cost to you, and therefore generally your initial tax basis, will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign-currency-denominated debt security is traded on an established securities market and you are a cash-basis taxpayer, or if you are an accrual-basis taxpayer that makes a special election, then you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign-currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the purchase.

When you sell or exchange a debt security, or if a debt security is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction, less any accrued qualified stated interest, which will be subject to tax in the manner described above, and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder, or if you are an accrual-basis holder that makes a special election, then you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be long-term capital gain or loss if you have held the debt security for more than one year. The Code provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual investors. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 15% for debt securities held for more than one year. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount

If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of whole years to their maturity, the debt securities will be “Original Issue Discount Debt Securities.” The difference between the issue price and their stated redemption price at maturity will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments issued by the Company, at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

If you invest in Original Issue Discount Debt Securities you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Debt Security you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, before you receive the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Debt Security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount Debt Security allocable to each accrual period is determined by:

(i)	multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii)	subtracting from that product the amount, if any, payable as qualified stated interest allocable to that accrual period.

In the case of an Original Issue Discount Debt Security that is a floating-rate debt security, both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the debt security had borne interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating-rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. Additional rules may apply if interest on a floating-rate debt security is based on more than one interest index. The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price, including any accrued interest, and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Debt Security, other than qualified stated interest, will generally be viewed first as payments of previously accrued original issue discount, to the extent of the previously accrued discount, with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate, appropriately adjusted to reflect the length of accrual periods, that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Debt Security denominated in U.S. dollars will generally be less in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. For debt securities purchased at a premium or bearing market discount in your hands, if you make this election you will also be deemed to have made the election (discussed below under “Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant yield basis.

In the case of an Original Issue Discount Debt Security that is also a foreign-currency-denominated debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method, and (ii) translating the foreign currency amount so determined at the average exchange rate in effect during that accrual period, or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period. Alternatively, you may translate the foreign currency amount so determined at the spot rate of exchange on the last day of the accrual period, or the last day of the taxable year, for an accrual period that spans two taxable years, or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described under the caption “Payments or Accruals of Interest” above. Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Debt Security that is also a foreign currency debt security you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount, whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security, you will recognize ordinary income or loss measured by the difference between the amount received, translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be, and the amount accrued, using the exchange rate applicable to such previous accrual.

If you purchase an Original Issue Discount Debt Security outside of the initial offering at a cost less than its “remaining redemption amount”, or if you purchase an Original Issue Discount Debt Security in the initial offering at a price other than the debt security’s issue price, you will also generally be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Debt Security at a price greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price. The remaining redemption amount for an Original Issue Discount Debt Security is the total of all future payments to be made on the debt security other than qualified stated interest.

Certain of the Original Issue Discount Debt Securities may be redeemed prior to Maturity, either at our option or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. Original Issue Discount Debt Securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Debt Securities with these features, you should carefully examine the pricing supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the debt securities.

Short-Term Debt Securities

The rules described above will also generally apply to Original Issue Discount Debt Securities with maturities of one year or less (“short-term debt securities”), but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount Debt Securities. Except as noted below, if you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security you may elect to accrue original issue discount on a current basis, in which case the limitation on the deductibility of interest described above will not apply. A U.S. holder using the accrual method of tax accounting and some cash method holders, including banks, securities dealers, regulated investment companies and certain trust funds, generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash- or accrual-basis holder, if you are the holder of a short-term debt security you can elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term debt securities.

As described above, certain of the debt securities may be subject to special redemption features. These features may affect the determination of whether a debt security has a maturity of one year or less and thus is a short-term debt security. If you purchase debt securities with these features, you should carefully examine the pricing supplement and consult your tax adviser about these features.

Premium and Market Discount

If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date when the holder acquired the debt security. For a U.S. holder that does not elect to amortize premium, the amount of premium will be included in your tax basis when the debt security matures or is disposed of. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount, or in the case of an Original Issue Discount Debt Security, the debt security’s adjusted issue price, by 0.25% or more of the remaining redemption amount, or adjusted issue price, multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you could be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Warrants

A description of the tax consequences of an investment in warrants will be provided in the applicable pricing supplement.

Indexed Notes and Other Notes Providing for Contingent Payments

Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. In addition, special rules may apply to floating-rate debt securities if the interest payable on the debt securities is based on more than one interest index. We will provide a detailed description of the tax considerations relevant to U.S. holders of any debt securities that are subject to the special rules discussed in this paragraph in the relevant pricing supplement.

Non-U.S. Persons

The following summary applies to you if you are not a United States person for U.S. federal income tax purposes.

If you are not a United States person, the interest income and gains that you derive in respect of the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements of the United States Internal Revenue Service to establish that you are not a United States person. See “Information Reporting and Backup Withholding” below.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest income you derive in respect of the debt securities if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the Code; or

•	you have an office or other fixed place of business in the United States that receives the interest and you earn the interest in the course of operating (i) a banking, financing or similar business in the United States or (ii) a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

If you are not a United States person, any gain you realize on a sale or exchange of debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

Information Reporting and Backup Withholding

The paying agent must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

PLAN OF DISTRIBUTION

We may sell or issue the debt securities or warrants in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

The prospectus supplement relating to a particular series of debt securities or warrants will state:

•	the names of any underwriters;

•	the purchase price of the securities;

•	the proceeds to us from the sale;

•	any underwriting discounts and other compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or paid to dealers; and

•	any securities exchanges on which the securities will be listed.

Any underwriter involved in the sale of securities will acquire the securities for its own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. The securities may be offered to the public either by underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless the prospectus supplement states otherwise, certain conditions must be satisfied before the underwriters become obligated to purchase securities from us, and they will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we sell any securities through agents, the prospectus supplement will identify the agent and indicate any commissions payable by us. Unless the prospectus supplement states otherwise, all agents will act on a best efforts basis and will not acquire the securities for their own account.

We may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from us at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts. The prospectus supplement will set out the conditions of the delayed delivery contracts and the commission receivable by the agents, underwriters or dealers for soliciting the contracts.

Agents and underwriters may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution from us with respect to certain payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services (including commercial and investment banking services) for, us in the ordinary course of business.

LEGAL MATTERS

The validity of any particular series of debt securities or warrants issued with debt securities will be passed upon for us and any underwriters or agents by United States and Korean counsel identified in the related prospectus supplement.

AUTHORIZED REPRESENTATIVES IN THE UNITED STATES

Our authorized agents in the United States are Mr. Pyung-Ku Lee, Chief Representative of our New York Representative Office, or Mr. Soon-Sik Ryoo, Senior Deputy Representative of our New York Representative Office. The address of our New York Representative Office is 460 Park Avenue, 8th Floor, New York, New York 10022. The authorized representative of the Republic in the United States is Mr. Hi-Su Lee, Financial Attache, Korean Consulate General in New York, located at 335 East 45th Street, New York, New York 10017.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth under “The Export-Import Bank of Korea” (except for the information set out under “The Export-Import Bank of Korea—Business—Government Support and Supervision”). Such information is stated on his authority.

The Minister of Finance and Economy of The Republic of Korea, in his official capacity, has supplied the information set out under “The Export-Import Bank of Korea—Business—Government Support and Supervision” and “The Republic of Korea”. Such information is stated on his authority. The documents identified in the portion of this prospectus captioned “The Republic of Korea” as the sources of financial or statistical data are official public documents of the Republic or its agencies and instrumentalities.

EXPERTS

Our financial statements as of and for the year ended December 31, 2003 included in this prospectus have been so included in reliance on the report of Samil PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Our financial statements as of and for the year ended December 31, 2002 included in this prospectus have been so included in reliance on the report of Young Wha Corporation (a member firm of Ernst & Young), independent accountants, given on the authority of said firm as experts in auditing and accounting.

FORWARD-LOOKING STATEMENTS

This prospectus includes future expectations, projections or “forward-looking statements”, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “expect”, “anticipate”, “estimate”, “project” and similar words identify forward-looking statements. In addition, all statements other than statements of historical facts included in this prospectus are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct. This prospectus discloses important factors that could cause actual results to differ materially from our expectations (“Cautionary Statements”). All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements.

Factors that could adversely affect the future performance of the Korean economy include:

•	a deterioration of the Korean consumer or corporate sector;

•	a failure of the restructuring of large troubled chaebols or companies;

•	an increase in non-performing assets or default rates relating to, among others, loans extended by financial institutions to the retail sector;

•	an increase in lay-offs or unemployment rates or a reduction in income levels, which could adversely affect consumer spending or lead to social or labor unrest;

•	a decrease in tax revenues and a substantial increase in the Government’s expenditures for unemployment compensation and other social programs that together lead to an increased Government budget deficit;

•	political uncertainty or increasing strife among and within political parties in the Republic;

•	adverse changes or volatility in commodity prices (including an increase in oil prices), exchange rates, interest rates, stock markets or foreign currency reserves;

•	increased reliance on exports to service foreign currency debts, which could cause friction with the Republic’s trading partners;

•	adverse developments in the economies of countries to which the Republic exports, such as the United States, China and Japan, or in emerging market economies in Asia, including China, or elsewhere that result in a loss of confidence in the Korean economy;

•	the continued emergence of China, to the extent its benefits (such as increased exports to China) are outweighed by its costs (such as competition in export markets or for foreign investment);

•	a deterioration in economic or diplomatic relations between the Republic and its trading partners or allies, including as a result of trade disputes or disagreements in foreign policy;

•	an increase in the level of tensions or an outbreak of hostilities in the Korean peninsula or elsewhere in the world, including the Middle East; and

•	the outbreak of SARS in Asia and other parts of the world, which has increased the uncertainty of world economic prospects in general and which may continue to have an adverse effect on the world economy.

FURTHER INFORMATION

We filed a registration statement with respect to the securities with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and its related rules and regulations. You can find additional information concerning ourselves and the securities in the registration statement and any pre- or post-effective amendment, including its various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 11.    Estimated Expenses.*

It is estimated that our expenses in connection with the sale of the debt securities, warrants and guarantees hereunder, exclusive of compensation payable to underwriters and agents, will be as follows:

SEC Registration Fee	US$	885,000
Printing Costs		200,000
Legal Fees and Expenses		450,000
Fiscal Agent Fees and Expenses		50,000
Blue Sky Fees and Expenses		50,000
Rating Agencies’ Fees		350,000
Miscellaneous (including amounts to be paid to underwriters in lieu of reimbursement of certain expenses)		400,000

Total	US$	2,385,000

*	Based on three underwritten offerings of the debt securities.

UNDERTAKINGS

The Registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(e) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

CONTENTS

This Registration Statement is comprised of:

(1) Facing Sheet.

(2) Explanatory Note.

(3) Part I, consisting of the Prospectus.

(4) Part II, consisting of pages II-1 to II-9.

(5) The following Exhibits:

A-1	—	Form of Underwriting Agreement Standard Terms, incorporated herein by reference to Exhibit A-1 to the Registration Statement of The Export-Import Bank of Korea (No. 33-41654).

B-1	—	Form of Fiscal Agency Agreement, including forms of Debt Securities, incorporated herein by reference to Exhibit B-1 to the Registration Statement of The Export-Import Bank of Korea (No. 33-41654).

B-2	—	Form of global Debt Security that bears interest at a fixed rate, incorporated herein by reference to Exhibit B-2 to the Registration Statement of The Export-Import Bank of Korea (No. 33-41654).

B-3	—	Letter of successor Fiscal Agent, incorporated herein by reference to Exhibit B-3 to the Registration Statement of The Export-Import Bank of Korea (No. 333-5954).

B-4	—	Letter of 2nd successor Fiscal Agent.**

C	—	Form of Warrant Agreement, including form of Warrants.*

D-1	—	Consent of the Chairman and President of The Export-Import Bank of Korea (included on page II-4).

D-2	—	Power of Attorney of the Chairman and President of The Export-Import Bank of Korea.**

E-1	—	Consent of the Minister of Finance and Economy of The Republic of Korea (included on Page II-5).

E-2	—	Power of Attorney of the Minister of Finance and Economy of The Republic of Korea.**

F-1	—	Consent of Samil PricewaterhouseCoopers.

F-2	—	Consent of Young Wha Corporation.

G-1	—	Letter appointing certain persons as authorized agents of The Export-Import Bank of Korea in the United States.**

G-2	—	Letter appointing Authorized Agents of The Republic of Korea in the United States (included in Exhibit E-2).

H	—	The Export-Import Bank of Korea Act.**

I	—	The Enforcement Decree of The Export-Import Bank of Korea Act.**

J	—	The Articles of Incorporation of The Export-Import Bank of Korea.

K	—	Form of Prospectus Supplement relating to The Export-Import Bank of Korea’s Medium-Term Notes, Series A, Due Not Less Than Nine Months From Date of Issue (the “MTNs”), incorporated herein by reference to Exhibit K to the Registration Statement of The Export-Import Bank of Korea (No.33-41654).

L	—	Form of Distribution Agreement between The Export-Import Bank of Korea and the Agents named therein relating to the offer an sale from time to time of the MTNs, incorporated herein by reference to Exhibit L to the Registration Statement of The Export-Import Bank of Korea (No.33-41654).

M-1	—	Opinion (including consent) of Cleary, Gottlieb, Steen & Hamilton, 39th Floor, Bank of China Tower, One Garden Road, Hong Kong, United States counsel to the Bank, in respect of the legality the Debt Securities (with or without Warrants). **

M-2	—	Opinion (including consent) of Kim & Chang, 16th Floor, Seyang Building, 223, Naeja-dong, Chongro-ku, Seoul, The Republic of Korea, Korean counsel to the Bank, in respect of the legality the Debt Securities (with or without Warrants). **

N-1	—	Form of the MTNs that bears interest at a fixed rate, incorporated herein by reference to Exhibit N-1 to the Registration Statement of The Export-Import Bank of Korea (No.33-41654).

N-2	—	Form of the MTNs that bears interest at a floating rate, incorporated herein by reference to Exhibit N-2 to the Registration Statement of The Export-Import Bank of Korea (No.33-41654).

O	—	Form of Calculation Agency Agreement between The Export-Import Bank of Korea and the calculation agent named therein relating to the MTNs that bear interest at a floating rate, incorporated herein by reference to Exhibit O to the Registration Statement of The Export-Import Bank of Korea (No.33-41654).

*	May be filed by amendment.
**	Previously filed.

SIGNATURE OF THE EXPORT-IMPORT BANK OF KOREA

Pursuant to the requirements of the Securities Act of 1933, as amended, The Export-Import Bank of Korea has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, New York, on the 25th day of June, 2004.

THE EXPORT-IMPORT BANK OF KOREA

By:	DONG-KYU SHIN*†
Chairman and President

†By:	/s/ HOON HA HWANG
Hoon Ha Hwang (Attorney-in-fact)

*	Consent is hereby given to use of his name in connection with the information specified in this Registration Statement or amendment thereto to have been supplied by him and stated on his authority.

SIGNATURE OF THE REPUBLIC OF KOREA

Pursuant to the requirements of the Securities Act of 1933, as amended, The Republic of Korea has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, New York, on the 25th day of June, 2004.

THE REPUBLIC OF KOREA

By:	HUN-JAI LEE*†
Minister of Finance and Economy

†By:	/s/ HI-SU LEE
Hi-Su Lee (Attorney-in-fact)

*	Consent is hereby given to use of his name in connection with the information specified in this Registration Statement or amendment thereto to have been supplied by him and stated on his authority.

SIGNATURE OF AUTHORIZED REPRESENTATIVE

OF THE EXPORT-IMPORT BANK OF KOREA

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of The Export-Import Bank of Korea, has signed this Registration Statement or amendment thereto in The City of New York, New York, on the 25th day of June, 2004.

†By:	/s/ PYUNG-KU LEE
Pyung-Ku Lee New York Representative Office The Export-Import Bank of Korea

SIGNATURE OF AUTHORIZED REPRESENTATIVE

OF THE EXPORT-IMPORT BANK OF KOREA

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of The Export-Import Bank of Korea, has signed this Registration Statement or amendment thereto in The City of New York, New York, on the 25th day of June, 2004.

†By:	/s/ SOON-SIK RYOO
Soon-Sik Ryoo New York Representative Office The Export-Import Bank of Korea

SIGNATURE OF AUTHORIZED REPRESENTATIVE

OF THE REPUBLIC OF KOREA

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of The Republic of Korea, has signed this Registration Statement or amendment thereto in The City of New York, New York, on the 25th day of June, 2004.

†By:	/s/ HI-SU LEE
Hi-Su Lee Financial Attaché Korean Consulate General in New York

EXHIBIT INDEX

Exhibit			Page
A-1	—	Form of Underwriting Agreement Standard Terms, incorporated herein by reference to Exhibit A-1 to the Registration Statement of The Export-Import Bank of Korea (No. 33-41654).

B-1	—	Form of Fiscal Agency Agreement, including forms of Debt Securities, incorporated herein by reference to Exhibit B-1 to the Registration Statement of The Export-Import Bank of Korea (No. 33-41654).

B-2	—	Form of global Debt Security that bears interest at a fixed rate, incorporated herein by reference to Exhibit B-2 to the Registration Statement of The Export-Import Bank of Korea (No. 33-41654).

B-3	—	Letter of successor Fiscal Agent, incorporated herein by reference to Exhibit B-3 to the Registration Statement of The Export-Import Bank of Korea (No. 33-41654).

B-4	—	Letter of 2nd successor Fiscal Agent.**

C	—	Form of Warrant Agreement, including form of Warrants.*

D-1	—	Consent of the Chairman and President of The Export-Import Bank of Korea (included on page II-4).

D-2	—	Power of Attorney of the Chairman and President of The Export-Import Bank of Korea.**

E-1	—	Consent of the Minister of Finance and Economy of The Republic of Korea (included on Page II-5).

E-2	—	Power of Attorney of the Minister of Finance and Economy of The Republic of Korea.**

F-1	—	Consent of Samil PricewaterhouseCoopers.

F-2	—	Consent of Young Wha Corporation.

G-1	—	Letter appointing certain persons as authorized agents of The Export-Import Bank of Korea in the United States.**

G-2	—	Letter appointing Authorized Agents of The Republic of Korea in the United States (included in Exhibit E-2).

H	—	The Export-Import Bank of Korea Act.**

I	—	The Enforcement Decree of The Export-Import Bank of Korea Act.**

J	—	The Articles of Incorporation of The Export-Import Bank of Korea.

K	—	Form of Prospectus Supplement relating to The Export-Import Bank of Korea’s Medium-Term Notes, Series A, Due Not Less Than Nine Months From Date of Issue (the “MTNs”), incorporated herein by reference to Exhibit K to the Registration Statement of The Export-Import Bank of Korea (No.33-41654).

L	—	Form of Distribution Agreement between The Export-Import Bank of Korea and the Agents named therein relating to the offer an sale from time to time of the MTNs, incorporated herein by reference to Exhibit L to the Registration Statement of The Export-Import Bank of Korea (No.33-41654).

Exhibit			Page
M-1	—	Opinion (including consent) of Cleary, Gottlieb, Steen & Hamilton, 39th Floor, Bank of China Tower, One Garden Road, Hong Kong, United States counsel to the Export-Import Bank of Korea, in respect of the legality the Debt Securities (with or without Warrants). **

M-2	—	Opinion (including consent) of Kim & Chang, 16th Floor, Seyang Building, 223 Naeja-dong, Chongro-ku, Seoul, The Republic of Korea, Korean counsel to the Export-Import Bank of Korea, in respect of the legality the Debt Securities (with or without Warrants).**

N-1	—	Form of the MTNs that bears interest at a fixed rate, incorporated herein by reference to Exhibit N-1 to the Registration Statement of The Export-Import Bank of Korea (No.33-41654).

N-2	—	Form of the MTNs that bears interest at a floating rate, incorporated herein by reference to Exhibit N-2 to the Registration Statement of The Export-Import Bank of Korea (No.333-41654).

O	—	Form of Calculation Agency Agreement between The Export-Import Bank of Korea and the calculation agent named therein relating to the MTNs that bear interest at a floating rate, incorporated herein by reference to Exhibit O to the Registration Statement of The Export-Import Bank of Korea (No.33-41654).

*	May be filed by amendment.
**	Previously filed.